Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT

BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

REDACTED TERMS IN THIS EXHIBIT ARE DESIGNATED BY [*].

VERSAMET ROYALTIES CORPORATION

as Borrower

and

CERTAIN OF THE BORROWER'S SUBSIDIARIES

as Guarantors

and

THE LENDERS FROM TIME TO TIME

PARTY TO THIS AGREEMENT

as Lenders

and

BANK OF MONTREAL

in its capacity as Administrative Agent

and

BMO CAPITAL MARKETS and NATIONAL BANK FINANCIAL
in their capacities as Co-Lead Arrangers and Joint Bookrunners

US$180,000,000 CREDIT FACILITIES

DATED AS OF SEPTEMBER 24, 2025

Fasken Martineau DuMoulin LLP

Toronto, Ontario

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AMENDED AND RESTATED CREDIT AGREEMENT dated as of September 24, 2025.

BETWEEN:

VERSAMET ROYALTIES CORPORATION
(formerly known as Sandbox Royalties Corp.)
as Borrower

- and -

CERTAIN OF THE BORROWER'S SUBSIDIARIES

as Guarantors

- and -

THE LENDERS FROM TIME TO TIME PARTY

TO THIS AGREEMENT

as Lenders

- and -

BANK OF MONTREAL

in its capacity as Administrative Agent

RECITALS:

A. WHEREAS the Borrower, the Guarantors, the Agent and certain financial institutions as lenders entered into a credit agreement dated as of October 31, 2023 (as amended prior to the date hereof, the "Existing Credit Agreement");

B. AND WHEREAS the parties have agreed to amend and restate the Existing Credit Agreement on the terms and subject to the conditions set forth herein.

C. NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises, the covenants herein contained and other valuable consideration, the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Agreement (and in any other Loan Document unless otherwise defined therein), unless the context otherwise requires:

"Accepting Lender Notice" is defined in Section 2.4(c).

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"Accepting Lenders" means, for the purposes of Section 2.4, the Lenders that accept a request to extend the RCF Maturity Date under Section 2.4(c).

"Accordion Agreement" means an agreement in the form of Schedule 5 (or in such other form to substantially similar effect as the Agent may accept), duly completed, executed and delivered by or on behalf of the Borrower and the Agent pursuant to Section 2.9(c).

"Accordion Lender" means an Increasing Lender or a New Accordion Lender.

"Accordion Limit" means $25,000,000.

"Acquisition" means (1) any transaction, or any series of related transactions, consummated after the date hereof, by which any Person directly or indirectly, by means of a take-over bid, tender offer, amalgamation, reorganization, merger, purchase of assets or otherwise, whether in a single step or transaction or series of steps or transactions, (a) acquires any Property of any Person constituting all or any part of a business, unit, line, office or division, (b) acquires Equity Interests of a Person engaged in a business representing more than 50% of the ordinary voting power for the election of directors or other governing position if the business affairs of such Person are managed by a board of directors or other governing body, (c) acquires more than 50% of the Equity Interests in any Person engaged in any business that is not managed by a board of directors or other governing body, or (d) acquires de facto Control of any Person by contract or otherwise or (2) the entry into or acquisition of a Commodity Purchase Contract, Royalty Agreement or Other Commodity Agreement.

"Acquisition Deadline" is defined in Section 2.4(f)(i)(A).

"Acquisition Notice" is defined in Section 2.4(f)(i)(A).

"Acquisition Request Notice" is defined in Section 2.4(f)(i).

"Adjusted Term SOFR Rate" means, for any calculation with respect to a Term Benchmark Advance, [Redacted - Commercially Sensitive Information] per annum; provided, in each case, that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

"Advance" means an availment of the Credit Facilities by the Borrower by way of Base Rate Advance, or Term Benchmark Advance, including deemed advances and conversions, renewals and rollovers of existing Advances. Any reference to the amount of Advances is a reference to the sum of all outstanding Base Rate Advances and Term Benchmark Advances and the amount of any Advance for which the Borrower has failed to provide for payment under Section 6.6.

"Advance Date" means the date, which shall be a Banking Day, of any Advance.

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"Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

"Agency Fee Letter" means the fee letter agreement dated as of the Closing Date between BMO and the Borrower which provides for, inter alia, the payment of an agency fee by the Borrower to BMO, as Agent.

"Agent" means Bank of Montreal in its role as administrative agent for the Lenders, and any successor administrative agent appointed in accordance with this Agreement.

"Agreement" means this Amended and Restated Credit Agreement, including all Schedules to this Amended and Restated Credit Agreement.

"Agreement Currency" is defined in Section 13.5.

"Applicable Law" means (a) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation, restriction or by- law (zoning or otherwise); (b) any judgement, order, writ, injunction, decision, ruling, decree or award; (c) any regulatory policy, practice, guideline or directive; or (d) any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval of any Governmental Authority, binding on or affecting the Person referred to in the context in which the term is used or binding on or affecting the property of such Person, in each case whether or not having the force of law, but if not having the force of law, compliance with which is reasonable and customary by those to whom it applies.

"Applicable Margin" means the aggregate of: (i) the applicable interest rate margin or fee rate, as the case may be, expressed as a percentage per annum as set forth in the table in Schedule 2.6 hereto plus, and (ii) at all times during the continuance of an Event of Default, the Applicable Margin shall, in each case, to the extent permitted by Applicable Law, be determined in accordance with Section 2.7(e). Notwithstanding the foregoing, the Applicable Margin up to and including the last day of the first full Fiscal Quarter after the Effective Time shall be set at no lower than Level V in Schedule 2.6 hereto.

"Applicable Percentage" means with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentage shall be the percentage of the total outstanding Advances represented by such Lender's outstanding Advances. Each Lender's Applicable Percentage as of the date of this Agreement is specified on Schedule 1.

"Arm's Length" has the meaning ascribed thereto for the purposes of the Tax Act in effect as of the date hereof.

"Artemis" means Artemis Gold Inc.

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"Artemis Royalty Agreement" means, collectively, (i) the Option Agreement dated May 8, 2009 among Richfield Ventures Corp., as optionee, and Jane Roderick, Rebekah Antkow, David Rozek, Benjamin Rozek and John Blackwell (the "Optionors"), (ii) the Royalty Purchase Agreement dated November 26, 2020 among certain Optionors (the "Vendors") and Nomad Royalty Company Ltd. ("Nomad") and (iii) the Royalty Assignment and Assumption Agreement dated January 11, 2021 among the Vendors, as assignors, and the Nomad, as assignee.

"Assignment and Assumption" means an agreement in substantially the form of Schedule 2 or any other form approved by the Agent.

"Authorization" means, with respect to any Person, any order, permit, approval, grant, licence, consent, right, franchise, privilege, certificate, exemption, waiver, registration or other authorization of any Governmental Authority having jurisdiction over such Person or the property and assets of such Person.

"Available Amount" is defined in Section 2.4(f)(i)(A).

"Available Tenor" means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of "Interest Period" pursuant to clause (e) of Section 6.8.

"Banking Day" means a day of the year, other than a Saturday or a Sunday, on which:

(a) the Agent is open for normal banking business at its executive offices in Toronto, Canada and its principal office in Toronto, Canada;

(b) with respect to Base Rate Advances, the Agent is open for normal banking business at its principal offices in New York City or Chicago, U.S.A.; and

(c) with respect to notices, determinations, payments or advances relating to Term Benchmark Advances, the Agent is open for normal banking business at its principal offices in New York City or Chicago, U.S.A.;

except that, in connection with making or repaying an Advance, if banks are open in some but not all of these locations on a particular day and the Agent determines that the closing of those banks on that day will not adversely affect completion of relevant transactions in accordance with customary banking market and trading practices, the Agent may, on reasonable notice to the Borrower and the Lenders, specify that particular day to be a Banking Day.

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"Base Rate" means, on any day, the greatest of:

(a) the annual rate of interest announced by the Agent on that day as its reference rate for commercial loans made by it in Canada in US Dollars;

(b) the Federal Funds Effective Rate plus [Redacted - Commercially Sensitive Information]; and

(c) Adjusted Term SOFR Rate plus [Redacted - Commercially Sensitive Information].

"Base Rate Advance" means an Advance in US Dollars bearing interest based on the Base Rate, and includes deemed Base Rate Advances.

"Basel III" means: (a) the agreements on capital requirements, leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated; and (b) any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

"Benchmark" means, initially, with respect to any Term Benchmark Advance, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate, or the then-current Benchmark, then "Benchmark" means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 6.8.

"Benchmark Replacement" means, for any Available Tenor, the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

"Benchmark Replacement Adjustment" means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then- prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar- denominated syndicated credit facilities at such time.

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"Benchmark Replacement Conforming Changes" means, with respect to any Benchmark Replacement and/or any Term Benchmark Advance, any technical, administrative or operational changes (including changes to the definition of "Banking Day," the definition of "U.S. Government Securities Business Day," the definition of "Interest Period," timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or rollover notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent reasonably determines may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent determines that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Agent determines is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

"Benchmark Replacement Date" means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of "Benchmark Transition Event," the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of "Benchmark Transition Event," the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

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For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the "Benchmark Replacement Date" will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

"Benchmark Transition Event" means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

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For the avoidance of doubt, a "Benchmark Transition Event" will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

"Benchmark Unavailability Period" means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 6.8 and (y) ending at the time that a Benchmark Replacement has replaced such then- current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 6.8.

"BMO" means Bank of Montreal, a bank listed on Schedule I of the Bank Act (Canada).

"Borrower" means Versamet Royalties Corporation (formerly known as Sandbox Royalties Corp.).

"Borrower's Security Documents" is defined in Section 4.1.

"Branch of Account" means the office of the Agent at 100 King Street West, Toronto, Ontario or such other office of the Agent in Canada as the Agent may from time to time designate in writing to the Borrower and the Lenders.

"Canadian Dollar" and "C$" each means the lawful currency of Canada.

"Capital Lease Obligation" means an obligation that would have been required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP as in effect as of December 31, 2018, excluding, for the avoidance of doubt, any lease that would not constitute a Capital Lease Obligation prior to the adoption of IFRS 16 "Leases." The amount of Debt represented by such obligation will be the capitalized amount of such obligation at the time and determination thereof is to be made as determined in accordance with IFRS as in effect as of December 31, 2018, excluding, for the avoidance of doubt, any lease that would not constitute a Capital Lease Obligation prior to the adoption of IFRS 16 "Leases," in accordance with the foregoing sentence, and the stated maturity thereof will be the date of the last payment of rent or other amount due under such lease prior to the first date such lease may be terminated without penalty.

"Cash" means cash and Cash Equivalents of the Borrower determined on a consolidated basis.

"Cash Collateral" means a deposit of cash or a letter of credit in a form and from an issuer satisfactory to the Required Lenders or any combination thereof.

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"Cash Equivalents" means (a) securities issued or directly and fully guaranteed or insured by the government of any Permitted Jurisdictions or any agency or instrumentality thereof with maturities of 12 months or less from the date of acquisition, (b) certificates of deposit and time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any Lender or any other commercial bank incorporated in a Permitted Jurisdiction having capital and surplus in excess of C$1,000,000,000 or the Equivalent Amount thereof, (c) repurchase obligations for underlying securities of the types described in clauses (a) and (b) entered into with any financial institution meeting the qualifications specified in clause (b) above, (d) commercial paper rated by any two of Moody's, S&P or DBRS and having been assigned a rating of at least A-1 by S&P or the equivalent thereof by Moody's or DBRS (as applicable) and in each case maturing within one year after the date of acquisition, and (e) readily marketable direct obligations issued by any state or province of any Permitted Jurisdiction or any political subdivision thereof having one of the two highest rating categories obtainable from any two of Moody's, S&P or DBRS with maturities of 12 months or less from the date of acquisition.

"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Applicable Law, (b) any change in any Applicable Law or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any Applicable Law by any Governmental Authority. Without limiting the generality of the foregoing, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (y) all requests, rules, regulations, guidelines or directives whether concerning capital adequacy or liquidity promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed a "Change in Law" regardless of the date enacted, adopted, applied or issued.

"Change of Control" means the occurrence of any of the following: (a) the acquisition by a Person or group of Persons acting jointly or in concert of voting control or direction over 50% or more of the outstanding voting shares of the Borrower; (b) the consolidation or merger of the Borrower with or into another Person as a result of which the holders of the voting shares of the Borrower immediately prior to such transaction, directly or indirectly, hold less than 50% of voting control or direction over the Person carrying on the business of the Borrower following such transaction; (c) any Person or group of Persons acting jointly or in concert succeed in having a sufficient number of nominees elected to the board of directors such that those nominees, when added to any existing director remaining on the board of directors of the Borrower who is a nominee of such Person, will constitute a majority of the board of directors of the Borrower; or (d) the sale, assignment, transfer or other disposition of all or substantially all of the Consolidated Assets of the Borrower to another Person in which the holders of the voting shares of the Borrower immediately prior to such transaction, directly or indirectly, hold less than 50% of voting control or direction over the other Person following such transaction. Notwithstanding the foregoing, a Change of Control shall be deemed to not have occurred where Equinox and/or Sandstorm (i) acquires voting control or direction over 50% or more of the outstanding voting shares of the Borrower and/or (ii) such parties are acting jointly or in concert in respect of any of the foregoing.

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"Claims" is defined in Section 7.1(i).

"Closing Date" means October 31, 2023.

"Code" means the US Internal Revenue Code of 1986, as amended from time to time and all regulations and rulings promulgated thereunder.

"Collateral" means any and all Property in which the Agent has or shall have or is intended to have a Lien pursuant to any Loan Document.

"Commitment" means, in respect of each Lender from time to time, the agreement to make Advances to the Borrower in the Lender's Applicable Percentage of the maximum amount under the applicable Credit Facility and, where the context requires, the maximum amount of Advances which the Lender has agreed to make under such Credit Facility.

"Commodity Purchase Contracts" means the metal or other mineral purchase contracts entered into or acquired from time to time by any Obligor pursuant to which the relevant Obligor has the right to purchase metals or other minerals extracted or derived from a mine or other source of minerals or processed by a processing facility (or based on or by reference to the production from a particular mine or processing facility) located in a Permitted Jurisdiction, and "Commodity Purchase Contract" means any of the Commodity Purchase Contracts.

"Compliance Certificate" means a certificate in the form of Schedule 4.

"Consolidated Assets" means, on any particular date, the value of the Borrower's consolidated total assets, as such amounts would appear on a consolidated balance sheet of the Borrower prepared as of the last day of the most recently completed Fiscal Quarter in accordance with GAAP.

"Consolidated Revenue" means, on any particular date, the value of the Borrower's consolidated total revenues, as such amounts would appear on a consolidated income statement of the Borrower prepared as of the last day of the most recently completed Fiscal Quarter in accordance with GAAP.

"Constating Documents" means, with respect to any Person, its articles and/or certificate of incorporation, amendment, amalgamation or continuance, memorandum of association, charter, by-laws, declaration of trust and other constating documents (in the case of a trust), partnership agreement, limited liability company agreement or other similar document, and all unanimous shareholder agreements, other shareholder agreements, voting trust agreements and similar arrangements applicable to the Person's Equity Interests, all as in effect from time to time.

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"Contract" means any agreement, contract, indenture, lease, deed of trust, deed, indenture, licence, option, undertaking, promise or any other commitment or obligation, whether oral or written, expressed or implied that is binding upon a Person or its property.

"Contributing Lenders" and "Contributing Lender" are defined in Section 6.10(b).

"Control", and its derivatives, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

"Corresponding Tenor" with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

"Credit Facilities" means, collectively, the RCF and the TL, and "Credit Facility" means either one of the Credit Facilities, as the context requires.

"Credit Limit" means, collectively, the RCF Credit Limit and the TL Credit Limit, and "Credit Limit" means either one of the Credit Limits, as the context requires.

"DBRS" means DBRS Limited or any successor by merger or consolidation to its business.

"Debt" means, as to any Person and without duplication:

(a) indebtedness created, issued or incurred by such Person for borrowed money (whether by way of loan or the issuance and sale of debt securities or the prepaid sale of Property and whether current, short term or long term and whether payable in cash or other Property) and premiums (if any) and capitalized interest (if any) in respect thereof;

(b) obligations of such Person for the deferred purchase price of property or services represented by a note or other evidence of indebtedness (other than trade payables and other current liabilities incurred in the Ordinary Course);

(c) indebtedness of such Person which is evidenced by a note, debenture, prepaid or similar instrument;

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(d) reimbursement obligations of such Person in respect of any letter of credit, bank guarantee or surety bond;

(e) Capital Lease Obligations;

(f) all liabilities upon which interest charges are customarily paid by that Person, other than liabilities for Taxes;

(g) the negative or "out of the money" mark to market value of any liabilities due and owing in respect of any Derivative and other similar off balance sheet liabilities after giving effect to any netting arrangements permitted under the applicable Derivative;

(h) all Debt Guaranteed; and

(i) any Equity Interest of that Person (or of any Subsidiary of that Person that is not held by that Person or by a Subsidiary of that Person that is wholly owned, directly or indirectly) which Equity Interest, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or before, or within one year after, the RCF Maturity Date as extended from time to time, for cash or securities constituting Debt.

"Debt Guaranteed" by any Person means all Debt of the kinds referred to in the definition of Debt which is, directly or indirectly, guaranteed (except by way of endorsement of a negotiable instrument made in the ordinary course of such Person's business) by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which such Person has otherwise assured a creditor against loss.

"Declining Lenders" means, for the purposes of Section 2.4, Lenders that decline a request to extend the RCF Maturity Date under Section 2.4(c) or do not respond to the request within the time periods referred to in Section 2.4 (for which they shall have no liability) and are thereby deemed to have declined the request.

"deemed interest period" is defined in Section 6.2(c).

"Default" means any event or condition that constitutes an Event of Default or that would constitute an Event of Default with the giving of any notice, passage of time, or both.

"Defaulting Lender" means any Lender that (a) has failed to fund any portion of the Advances within three Banking Days of the date it is required to do so, unless the failure has been cured, (b) has otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it under this Agreement within three Banking Days of when due, unless the payment is the subject of a good faith dispute or unless the failure has been cured, (c) has been determined by a court of competent jurisdiction or regulator to be insolvent or is unable to meet its obligations or pay its debts as they generally become due, (d) is the subject of a bankruptcy or insolvency proceeding, or (e) is subject to or is seeking the appointment of an administrator, regulator, conservator, liquidator, receiver, trustee, custodian or other similar official over any portion of its assets or business.

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"Derivative" means (a) any transaction now existing or hereafter entered into (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) a transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, and (b) any combination of these transactions.

"Designated Account" means, in respect of any Advance, the account or accounts maintained by the Borrower at a branch of the Agent in Canada that the Borrower designates in its notice requesting an Advance.

"Desired Acquisition Amount" is defined in Section 2.4(f)(i)(A).

"Disposition" means, with respect to any asset of any Person, any direct or indirect sale, lease (where such Person is the lessor of such asset), assignment, cession, transfer (including any transfer of title or possession), exchange, conveyance, release or gift of such asset, including by means of a securitization transaction, or any reorganization, consolidation, amalgamation or merger of such Person pursuant to which such asset becomes the property of any other Person, and "Dispose" and "Disposed" have meanings correlative thereto.

"Distribution" means, with respect to any Person, any cash payment by such Person: (a) of any dividends on any of its Equity Interests; (b) on account of, or for the purpose of setting apart any property for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any of its Equity Interests or any warrants, options or rights to acquire any such Equity Interests, or the making by such Person of any other distribution in respect of any of its Equity Interests; (c) of any principal of or interest or premium on any Debt of such Person to a holder of Equity Interests of such Person where such Debt is primarily held by holders of Equity Interests of such Person excluding Debt issued on an Arm's Length basis and on a widely held basis, or (d) of any management, consulting or similar fee or any bonus payment or comparable payment, or by way of cash gift or other cash gratuity, to any Affiliate of such Person or to any director, officer or consultant thereof (excluding reasonable consulting fees, reasonable director compensation and reasonable officer compensation).

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"EBITDA" means, for any period and without duplication, the consolidated net income of the Borrower for such period:

(a) increased by the sum of, without duplication,

(i) Interest Expenses for such period;

(ii) the Borrower's consolidated income tax expenses for such period;

(iii) the Borrower's consolidated depletion, depreciation and other like expenses in respect of fixed assets and amortization of goodwill and intangible assets for such period;

(iv) the Borrower's consolidated losses incurred in connection with any Disposition (provided such Disposition was not made in the Ordinary Course) during such period permitted under the terms of this Agreement;

(v) the Borrower's consolidated extraordinary or non-recurring losses and expenses and unrealized losses for such period;

(vi) the Borrower's other consolidated non-cash expenses and losses incurred during such period, including non-cash stock expenses relating to stock-based compensation (including, for certainty, unrealized losses incurred in connection with Derivatives incurred in compliance with Section 8.4(c) during such period);

(vii) the Borrower's extraordinary, unusual and non-recurring charges, expenses or losses, including, without limitation, reasonable integration, severance, retention, restructuring and one-time business optimization expenses;

(viii) the Borrower's non-recurring transaction costs and expenses (including, without limitation, reasonable professional fees) relating to this Agreement and other amendments or amendments and restatements of this Agreement from time to time; and

(ix) transaction costs and expenses in connection with Permitted Acquisitions and Dispositions permitted under this Agreement;

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(b) decreased by the sum of:

(i) the Borrower's consolidated gains realized in connection with any Disposition (provided such Disposition was not made in the Ordinary Course) during such period;

(ii) the Borrower's consolidated interest received or receivable in respect of such period; and

(iii) the Borrower's consolidated extraordinary or non-recurring gains and income and unrealized gains for such period (including, for certainty, unrealized gains incurred in connection with Derivatives incurred in compliance with Section 8.4(c) during such period);

provided that such amounts shall only increase or decrease the net income of the Borrower for such period in accordance with this definition if such amount was included in the calculation of consolidated net income. If EBITDA is determined to be negative at any relevant time for purposes of calculating the financial covenants set forth in this Agreement, it shall be deemed to be zero for such purposes.

"Effective Time" shall have the meaning ascribed thereto in Section 5.1.

"Eligible Assignee" means any Person other than: (a) a natural person, (b) an Obligor, or (c) any Affiliate of an Obligor.

"Employee Plan" means a Pension Plan, a Welfare Plan or both.

"Environmental Laws" means any and all Applicable Laws, in effect at the relevant time, relating to pollution or the protection of the environment, human health or safety or natural resources, and all such Applicable Law regulating or imposing liability or standards of conduct with respect to (a) emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, (b) the use of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, (c) human exposure to chemicals, contaminants, additives or hazardous materials or conditions or (d) occupational safety and health requirements.

"Equinox" means Equinox Gold Corp.

"Equinox Buydown Option" means the Buydown Option (as defined in the Equinox GPSA), which Equinox may choose to exercise from time to time in accordance with the terms of the Equinox GPSA.

"Equinox GPSA" means that certain gold purchase and sale agreement between the Borrower and Equinox dated as of August 29, 2023, in respect of which the Borrower has agreed to pay the Advance Payment (as defined therein) in exchange for delivery of Refined Gold equal to the Payable Gold, as such agreement may be amended, modified, amended and restated from time to time.

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"Equinox Transaction Documents" means, collectively, the Equinox GPSA and all guarantee and security documents from time to time entered into in connection with the foregoing.

"Equity Interests" means, with respect to any Person, any and all present and future shares, units, trust units, partnership or other interests, participations or other equivalent rights in the Person's equity or capital, however designated and whether voting or non-voting and any and all rights, warrants, options or other rights (including, for certainty, convertible notes, convertible debentures or other convertible debt) exchangeable or convertible into any of the foregoing.

"Equity Offering" means a private placement or public offering for cash by the Borrower of its common shares, or options, warrants or rights with respect to its common shares, other than (a) any issuances pursuant to employee benefit plans or otherwise in compensation to officers, directors or employees, (b) an issuance to any Subsidiary or (c) any offering of common shares issued in connection with a transaction that constitutes a Change of Control.

"Equivalent Amount" means, with respect to an amount in one currency, the amount in another currency that could be purchased by the amount in the first currency determined by reference to the Exchange Rate at the time of determination.

"Erroneous Payment" has the meaning assigned to it in Section 10.15(a).

"Erroneous Payment Deficiency Assignment" has the meaning assigned to it in Section 10.15(d)(i).

"Erroneous Payment Impacted Class" has the meaning assigned to it in Section 10.15(d)(i).

"Erroneous Payment Return Deficiency" has the meaning assigned to it in Section 10.15(d)(i).

"Erroneous Payment Subrogation Rights" has the meaning assigned to it in Section 10.15(e).

"Event of Default" is defined in Section 9.1.

"Exchange Rate" means, with respect to any two currencies, the amount obtained in one such currency ("first currency") when an amount in the other currency is converted into the first currency using the Bank of Canada closing rate on the previous Banking Day for the conversion of the applicable amount of the other currency into the first currency with respect to which such computation is required for the purpose of this Agreement provided that if no such rate is quoted, using the spot rate of exchange quoted for wholesale transactions by the Agent in Toronto, Ontario in accordance with its normal practice.

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"Excluded Taxes" means, with respect to the Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of an Obligor hereunder, (a) taxes imposed on or measured by its taxable income or taxable capital, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any capital and branch profits taxes or any similar tax imposed by any jurisdiction in which the Lender is located and (c) in the case of a Foreign Lender (other than (i) an assignee pursuant to a request by the Borrower under Section 13.10, (ii) an assignee pursuant to an Assignment and Assumption made when an Event of Default has occurred and is continuing, or (iii) any other assignee to the extent that the Borrower has expressly agreed that any withholding tax shall be an Indemnified Tax), to the extent any withholding tax that is required by Applicable Law to be withheld or paid in respect of any amount payable hereunder or under any Loan Document to such Foreign Lender because: (x) of such Foreign Lender's failure or inability (other than as a result of a Change in Law) to comply with Section 13.8(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from an Obligor with respect to such withholding tax pursuant to Section 13.8(e); or (y) such Foreign Lender does not deal at arm's length (as such term is understood for purposes of the Tax Act) with any Obligor or is a "specified shareholder" (as defined in the Tax Act) of any Obligor.

"Federal Funds Effective Rate" means, for any period, a fluctuating interest rate per annum equal, for each day during the period, to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers as published for the day (or, if the day is not a Banking Day, for the first preceding Banking Day) by the Federal Reserve Bank of New York or, for any day on which that rate is not published for that day by the Federal Reserve Bank of New York, the average of the quotations for that day for such transactions received by the Agent from three Federal Funds brokers of recognized standing, in each case calculated on the basis of a 360-day year for the actual number of days elapsed.

"Federal Reserve Board" means the Board of Governors of the Federal Reserve System of the United States of America.

"Fee Letters" means (i) the Agency Fee Letter and (ii) the Lender Fee Letter.

"Fiscal Quarter" means each successive three-month period of the Borrower's Fiscal Year ending on or about March 31, June 30, September 30 and December 31.

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"Fiscal Year" means a twelve-month period ending on December 31 of any year, as such date may be changed with the consent of the Required Lenders.

"Floor" means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate. For the avoidance of doubt the initial Floor for the Adjusted Term SOFR Rate shall be 0%.

"Foreign Lender" means any Lender that is not organized under the laws of the Canada for tax purposes and that is not otherwise considered or deemed in respect of any amount payable to it hereunder or under any Loan Document to be resident for income tax or withholding tax purposes in Canada for tax purposes by application of the laws of Canada.

"Freely Transferrable Material Agreement" means a Material Agreement: (a) over which a Lien may be granted to the Agent pursuant to the Security Documents; and (b) that may be assigned to the Agent or any other Person in connection with an enforcement of the Security Documents, in each case pursuant to its terms without the consent of the counterparty thereto and without any further action by the assignee other than the giving of notice or the entry into of a customary assumption agreement or both. For the avoidance of doubt, a Material Agreement that contains no restrictions on transferability is a Freely Transferrable Material Agreement.

"GAAP" means the international financial reporting standards ("IFRS") as issued by the International Accounting Standards Board as in effect from time to time (other than with respect to Capital Lease Obligations), applied on a consistent basis. For purposes of this Agreement, (1) all references to codified accounting standards specifically named in this Agreement shall be deemed to include any successor, replacement, amended or updated accounting standard under IFRS and (2) for the avoidance of doubt, the determination as to whether a lease constitutes a Capital Lease Obligation shall be made in accordance with the definition of "Capital Lease Obligations."

"Governmental Authority" means the government of Canada or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, ministry, instrumentality, regulatory body, board, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supra-national bodies such as the European Union or the European Central Bank and including a Minister of the Crown, Superintendent of Financial Institutions or other comparable authority or agency.

"Guarantees" means the guarantees given by the Guarantors from time to time as described in Section 3.1.

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"Guarantors" means each present and future Material Subsidiary of the Borrower. The restrictions contained in the Loan Documents shall apply to each Material Subsidiary as if it were an Obligor notwithstanding that it may not yet have become a Party to this Agreement in accordance with Section 3.1.

"Guarantors' Security Documents" is defined in Section 4.2.

"Hazardous Materials" means any pollutant, contaminant or hazardous, deleterious, toxic or, dangerous waste, substance or material, as defined in or regulated by any Applicable Law or Governmental Authority from time to time, including friable asbestos and poly chlorinated biphenyls or any tailings, residual materials, waste, substance or other material which does or may cause harm or adverse effect to human health or the environment.

"Increase Request" has the meaning attributed to such term in Section 2.9(a).

"Increasing Lender" has the meaning attributed to such term in Section 2.9(a).

"Indemnified Taxes" means Taxes other than Excluded Taxes.

"Indemnitee" is defined in Section 13.7(b).

"Intellectual Property" means domestic and foreign: (a) patents, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (b) proprietary and non- public business information, including inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, confidential information, know-how, methods, processes, designs, technology, technical data, schematics, formulae, customer lists, data bases, documentation, registrations and franchises relating to any of the foregoing; (c) copyrights, copyright registrations and applications for copyright registration; (d) mask works, mask work registrations and applications for mask work registrations; (e) designs, design registrations, design registration applications and integrated circuit topographies; (f) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade mark applications, trade dress and logos, and the goodwill associated with any of the foregoing; (g) computer software and programs (both source code and object code form), all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs; (h) any other intellectual property and industrial property; and (i) all additions and improvements to the foregoing.

"Interbank Reference Rate" means, in respect of any currency, the interest rate expressed as a percentage per annum which is determined by the Agent at any time in accordance with banking industry rules on interbank compensation for use when calculating interest due by it or owing to it arising from correction of errors in transactions in that currency between it and other banks.

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"Intercompany Debt" means Debt owing by one Obligor to another Obligor that is either unsecured or that is the subject of a Postponement and Subordination Agreement in form and substance satisfactory to the Agent.

"Interest Coverage Ratio" means, for any Fiscal Quarter, the ratio of (a) Rolling EBITDA for such Fiscal Quarter to (b) Rolling Interest Expense (excluding any Interest Expense paid in shares or Equity Interests of the Borrower) for such Fiscal Quarter.

"Interest Expense" means, for any period, the Borrower's consolidated interest expense, plus, to the extent not included in such total consolidated interest expense, and to the extent incurred by the Borrower or its Subsidiaries, (a) interest expense attributable to Capital Lease Obligations, (b) amortization of debt discount, (c) capitalized interest, (d) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (e) net cash payments associated with Derivatives relating to interest rates (including amortization of fees), and (f) interest actually paid by a Obligor on any Debt of any other Person.

"Interest Payment Date" means:

(a) in the case of interest on Term Benchmark Advances, the last day of each Interest Period applicable to such Advance; that, in the case of Interest Periods of a duration longer than three months, accrued interest shall be paid no less frequently than every three months from the first day of such Interest Period during the term of such Interest Period, and the RCF Maturity Date or the TL Maturity Date, as applicable; and

(b) for all Advances being repaid or prepaid pursuant to Section 2.5 or Sections 6.3(b) and (c), respectively, on the date of any mandatory repayment pursuant to Section 2.5 and any voluntary prepayment pursuant to Sections 6.3(b) and (c) (or such other date or dates as the Borrower and the Agent may agree in writing).

"Interest Period" means with respect to any Term Benchmark Advance, the period commencing on the date of the Advance of such Term Benchmark Advance and ending on the numerically corresponding day in the calendar month that is one (1), three (3) or six (6) months thereafter (in each case, subject to the availability), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Banking Day, such Interest Period shall be extended to the next succeeding Banking Day unless such next succeeding Banking Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Banking Day, (ii) any Interest Period that commences on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Banking Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to clause (e) of Section 6.8 shall be available for specification in any such request for an Advance or conversion, continuation or prepayment of a Term Benchmark Advance. For purposes hereof, the date of an Advance of a Term Benchmark Advance initially shall be the date on which such Advance is made and thereafter shall be the effective date of the most recent conversion or continuation of such Term Benchmark Advance.

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"Investment" in any Person means any direct or indirect (a) acquisition of any Equity Interest of such Person, or (b) loan or advance made to such Person. In determining the amount of any Investment involving a transfer of any Property other than cash, such Property shall be valued at its fair market value at the time of such transfer. For greater certainty an Acquisition shall not be treated as an Investment.

"Kolpa Purchase Agreement" means the Copper Purchase Agreement dated as of April 1, 2025 between Kolpa Canada Ltd., as seller, Endeavour Silver Corp., as parent, and the Borrower, as purchaser, pursuant to which the terms and conditions of the Kolpa Stream Transaction are set forth.

"Kolpa Stream Transaction" means the arrangements set forth in the Kolpa Purchase Agreement whereby, among other things, Kolpa Canada Ltd. agreed to sell and deliver refined copper to the Borrower, subject to the terms and conditions set forth therein.

"Lender Fee Letter" means the fee letter agreement dated as of August 15, 2025 between BMO, NBF and the Borrower which provides for, inter alia, the payment of a certain fees by the Borrower to the Lenders.

"Lenders" means each of the Persons listed on Schedule 1 and other lenders that from time to time become Lenders in accordance with Article 11, and "Lender" means any one of them (including, for greater certainty, each New Accordion Lender). Notwithstanding the foregoing, references in this Agreement to the Lenders in the context of the Agent holding Guarantees or any Lien for the benefit or on behalf of the Lenders shall be interpreted as including Affiliates of Lenders who may hold Other Secured Obligations from time to time.

"Lending Office" means, as to any Lender, the office or offices from which it makes Advances and receives payments pursuant to this Agreement from time to time.

"Leverage Ratio" means, for any Fiscal Quarter, the ratio of: (a) the Net Debt of the Borrower as at the last day of its most recently completed Fiscal Quarter to (b) Rolling EBITDA for such Fiscal Quarter.

"Lien" means, with respect to any Property, any hypothec, mortgage, prior claim, privilege, lien, pledge, charge, security interest, encumbrance or royalty of any kind in respect of such Property. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such Property.

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"Liquidity" means, at any particular time, the aggregate of (i) all Unrestricted Cash of the Obligors at such time and (ii) the amount of the unadvanced portion of the Credit Facilities at such time (which for clarity shall be equal to the Credit Limit less any amounts outstanding hereunder).

"Loan Documents" means this Agreement, any Accordion Agreement, the Guarantees, the Security Documents, any Postponement and Subordination Agreement, the Fee Letters and all other documents relating to the Credit Facilities.

"Material Adverse Change" means any event, fact or circumstance or series of events, facts or circumstances affecting the condition, properties, business or results of operations of the Obligors, taken as a whole, that either individually or in the aggregate materially adversely affects or could materially adversely affect: (a) the business, affairs, property, liabilities or financial condition of the Obligors taken as a whole; (b) the ability of the Obligors, taken as a whole, to observe, perform or comply with their respective material obligations under any of the Loan Documents, in each case in accordance with the respective terms thereof; or (c) the rights and remedies of, as applicable, the Agent or any of the Lenders under, or the enforceability of, any of the Loan Documents.

"Material Agreements" means, unless otherwise agreed to by the Required Lenders, (i) the agreements set forth in Schedule 7.1(p) and (ii) during any prior 12 month period (including, for greater certainty, if such period preceded the acquisition of such Material Agreement) any and all other present and future Royalty Agreements, Commodity Purchase Contracts, long term metals purchase agreements, streaming agreements and similar Contracts that are executed from time to time by or on behalf of or otherwise made or issued in favour of the Borrower or any Material Subsidiary that, individually: (a) generated annual revenue of greater than [Redacted]; (b) is acquired for a purchase price of [Redacted] or more; or (c) contains terms and conditions which, upon breach, termination, non-renewal or non-performance, would result in or could reasonably be expected to result in a Material Adverse Change.

"Material Subsidiary" means any direct or indirect Subsidiary of the Borrower:

(a) the total assets of which exceed 10% of the Consolidated Assets of the Borrower or the total revenue of which exceeds 10% of the Consolidated Revenue of the Borrower (which, for certainty, shall be determined on a rolling four-quarter basis, inclusive of any historic EBITDA generation attributed to any Permitted Acquisition); (b) that is party to a Material Agreement; or (c) that holds any Equity Interests of a Material Subsidiary; provided that the aggregate of the Borrower and all Material Subsidiaries is at all times at a minimum of 85% of the Consolidated Assets or Consolidated Revenue of the Borrower. As of the Restatement Date, the Material Subsidiaries are set forth in Schedule 6.

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"Mercedes Project" means Bear Creek's gold and silver mining development project located in Sonora, Mexico.

"Moody's" means Moody's Investors Service, Inc. or any successor by merger or consolidation to its business.

"NBF" means National Bank of Canada, a bank listed on Schedule I of the Bank Act (Canada).

"Net Debt" means, at any particular time, Total Debt at such time less an amount equal to all Unrestricted Cash at such time.

"New Accordion Lender" has the meaning attributed to such term in Section 2.9(b).

"New Lenders" means one or more other financial institutions that are identified by the Borrower (with the assistance of the Agent, if requested) and that are acceptable to the Accepting Lenders, acting reasonably.

"Newly Cash Flowing Contract" means, for any particular Fiscal Quarter, any Royalty Agreement, Commodity Purchase Contract, long term metals purchase agreement, streaming agreement and similar Contracts which for the first time generated positive revenue for an Obligor at any time in the prior Fiscal Quarter.

"Non-Funding Lender" is defined in Section 6.10(b).

"NYFRB" means the Federal Reserve Bank of New York.

"NYFRB's Website" means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

"Obligations" means, with respect to any Obligor, all of its present and future indebtedness, liabilities and obligations of any and every kind, nature or description whatsoever (whether direct or indirect, joint or several or joint and several, absolute or contingent, matured or unmatured, in any currency and whether as principal debtor, guarantor, surety or otherwise, including without limitation any interest that accrues thereon after or would accrue thereon but for the commencement of any case, proceeding or other action, whether voluntary or involuntary, relating to the bankruptcy, insolvency or reorganization whether or not allowed or allowable as a claim in any such case, proceeding or other action) to each of the Agent, the Lenders (and their Affiliates), and any of them under, in connection with, relating to or with respect to each of the Loan Documents.

"Obligors" means, collectively, the Borrower and the Guarantors.

"OFAC" means The Office of Foreign Assets Control of the US Department of the Treasury.

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"Ordinary Course" means, with respect to an action taken by a Person, that the action is consistent with the past practices of the Person or is taken in the usual course of the normal day-to-day operations of the Person or its business.

"Other Commodity Agreements" means agreements, other than Commodity Purchase Contracts or Royalty Agreements, providing for the acquisition of an interest in metals or minerals, including, without limitation, net profit interests and synthetic joint venture agreements.

"Other Secured Obligations" is defined in Section 3.2(a)(ii).

"Other Taxes" means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

"Participant" is defined in Section 11.4(a).

"Parties" means, collectively, the Borrower, the other Obligors, the Lenders and the Agent.

"Payment Recipient" has the meaning assigned to it in Section 10.15(a).

"Pension Plan" means (a) a "pension plan" or "plan" within the meaning of the applicable pension benefits legislation in any jurisdiction of Canada, that is organized and administered to provide pensions, pension benefits or retirement benefits for employees and former employees of any Obligor, or (b) any other pension benefit plan or similar arrangement applicable to employees and former employees of any Obligor, except a Welfare Plan or a Statutory Plan.

"Perfection Certificate" means the consolidated certificate of a senior officer of each Obligor, addressed to the Agent, in form and substance satisfactory to the Agent and pursuant to which certain factual matters relating to such Obligor and the Collateral of such Obligors are certified true and correct, together with all schedules and exhibits attached thereto or referred to therein, as the same may be updated pursuant to Section 8.3(a)(iii).

"Period End Date" means the last day of an Interest Period.

"Permits" means franchises, licences, qualifications, authorizations, consents, certificates, registrations, exemptions, waivers, filings, grants, notifications, privileges, rights, orders, judgments, rulings, directives, permits and other approvals, obtained from or required by a Governmental Authority.

"Permitted Acquisitions" means any Acquisition:

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(a) for which the business of the Person being acquired or the Property being acquired are used in or related to a business engaged in the purchase and sale of precious or base metals or critical minerals and/or the purchase and sale of streams, royalties or similar interests relating to precious or base metals or critical minerals, together with any other business reasonably ancillary thereto;

(b) for which the Borrower has provided to the Lenders a certificate demonstrating that after giving effect to such Acquisition, the Borrower will be in compliance with the financial covenants in and pursuant to the terms of Section 8.1;

(c) that, if applicable, complies with Section 12.1;

(d) that is not a hostile or unsolicited take-over bid;

(e) that is of Property located in, or a Person whose Property is located or shares were issued in, (or, in the case of an Acquisition by way of a Commodity Purchase Contract, Royalty Agreement or Other Commodity Agreement, the mine, mining project or processing facility from which metal or other minerals are purchased or referenced pursuant to such Commodity Purchase Contract or Other Commodity Agreement, or from which a royalty is derived pursuant to such Royalty Agreement is located in), any Permitted Jurisdiction; and

(f) the Cash consideration paid for the subject Acquisition (excluding the net Cash proceeds of any Equity Offering completed within 90 days of the subject Acquisition) does not exceed US$125,000,000.

"Permitted Debt" means:

(a) the Obligations;

(b) the Other Secured Obligations to the extent they constitute Debt;

(c) Intercompany Debt;

(d) (i) unsecured Debt of the Borrower in respect of Derivatives incurred in compliance with Section 8.4(c), (ii) Debt of the Borrower in respect of Derivatives incurred in compliance with Section 8.4(c) which are secured by marketable securities or cash collateral and (iii) Debt of the Borrower existing as of the Restatement Date in respect of Derivatives incurred in compliance with Section 8.4(c) which, as of the Restatement Date, are secured by cash collateral;

(e) (i) Capital Lease Obligations and Debt secured by Purchase Money Obligations incurred in connection with the leasing or financing in the Ordinary Course of office furniture and equipment, including without limitation, photocopiers, telephones and computer equipment, and (ii) Capital Lease Obligations and Debt secured by Purchase Money Obligations which do not exceed at any time the aggregate of US$5,000,000 or its Equivalent Amount in another currency; and

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(f) Debt of a Subsidiary of the Borrower Acquired after the Restatement Date in an Acquisition permitted by this Agreement and Debt assumed in connection with the Acquisition of Property permitted by this Agreement, which Debt in each case exists at the time of such Acquisition and is not created in contemplation of such Acquisition; provided that: (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom; and (ii) immediately after giving effect to such Acquisition, the assumption and incurrence of any such Debt and related transactions, the Borrower shall be in compliance with the financial covenants set forth in Section 8.1 on a pro forma basis.

"Permitted Investments" means:

(a) Investments existing on the Restatement Date;

(b) Investments in cash and Cash Equivalents;

(c) Investments in Obligors;

(d) Investments by the Borrower solely derived from the use of proceeds of Equity Offerings by the Borrower (in amounts not exceeding such Equity Offering); and

(e) Investments held by Obligors which in the aggregate do not exceed US$5,000,000 (such calculation to be made at each such time any particular Investment is proposed to be made).

"Permitted Jurisdiction" means any country or jurisdiction other than:

(a) Venezuela, Haiti, Cuba, Iran, Iraq, Syria, Libya, Yemen, Somali, Tajikistan, Turkmenistan, Russia, Sudan, South Sudan, North Korea, Pakistan, Afghanistan, Myanmar, Uzbekistan, Equatorial Guinea, Burundi, Democratic Republic of Congo, Chad, Nigeria, or Angola; or

(b) any country or jurisdiction subject to Sanctions.

"Permitted Liens" means:

(a) [intentionally deleted];

(b) Liens granted pursuant to the Security Documents;

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(c) Liens granted to secure Capital Lease Obligations and Debt secured by Purchase Money Obligations as contemplated in paragraph (e) of the definition of Permitted Debt;

(d) Liens granted to secure Permitted Debt only and as permitted pursuant to a Postponement and Subordination Agreement;

(e) Liens imposed by any Governmental Authority for Taxes not yet due and delinquent or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP, and, during such period during which such Liens are being so contested, such Liens shall not be executed on any Property of any Obligor;

(f) statutory Liens incurred or pledges or deposits made under worker's compensation, employment insurance and other social security legislation;

(g) undetermined or inchoate Liens and charges arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with Applicable Law or of which written notice has not been duly given in accordance with Applicable Law or which although filed or registered, relate to obligations not due or delinquent;

(h) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of combination of accounts or similar rights in the ordinary course of conducting day-to-day banking business in relation to deposit accounts or other funds maintained with a creditor depository institution;

(i) Liens arising from the right of distress enjoyed by landlords or Liens otherwise granted to landlords, in either case, to secure the payment of arrears of rent in respect of leased properties;

(j) Liens over marketable securities held by the Borrower to secure Derivatives as contemplated in paragraph (d)(ii) of the definition of Permitted Debt;

(k) Liens over cash collateral granted by the Borrower to secure Derivatives as contemplated in paragraph (d)(iii) of the definition of Permitted Debt;

(l) contractual rights of setoff granted to creditor depositing institutions in the ordinary course of business in relation to deposit savings and brokerage accounts;

(m) Liens consented to by the Required Lenders; and

(n) any extension, renewal or replacement of any of the foregoing; provided, however, that the Liens permitted hereunder shall not be extended to cover any additional Debt or additional Property (other than a substitution of like Property).

Versamet ARCA

"Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

"Postponement and Subordination Agreement" means any agreement that may be entered into from time to time to provide for the subordination of any other Debt in relation to the Obligations or the Other Secured Obligations.

"Property" means, with respect to any Person, any or all of its undertaking, property and assets, whether tangible, intangible, real or personal, and includes rights under Contracts and Authorizations.

"Purchase Money Obligation" means, in respect of any Person, any Lien charging property acquired by such Person, which is granted or assumed by such Person, reserved by the transferor or which arises by operation of Applicable Law in favour of the transferor concurrently with and for the purpose of the acquisition of such property, in each case where: (a) the principal amount secured by such security interest is not in excess of the cost to such Person of the property acquired and costs associated with such acquisition; and (b) such security interest extends only to the property acquired and the proceeds therefrom.

"RCF" is defined in Section 2.1(a)(i).

"RCF Commitments" means, in respect of each RCF Lender from time to time, the agreement to make Advances to the Borrower in the Lender's Applicable Percentage of the maximum amount under the RCF and, where the context requires, the maximum amount of Advances which the RCF Lender has agreed to make under the RCF.

"RCF Credit Limit" means, subject to increases pursuant to Section 2.9 and/or reductions pursuant to Sections 2.5 and 6.3(c), US$100,000,000. For the avoidance of doubt, the RCF Credit Limit will not be impacted by the exercise of the right of first refusal by Artemis under the Artemis Royalty Agreement, if applicable.

"RCF Facility Increase" has the meaning attributed to such term in Section 2.9(d).

"RCF Lenders" means the financial institutions set forth in Schedule 1 with a Commitment under the RCF.

"RCF Maturity Date" means April 30, 2028, or such later date as may be agreed in accordance with the terms of this Agreement.

"Reference Lender" means a Lender that is a Schedule I Lender and that has been designated as or deemed to be a Reference Lender pursuant to Section 10.13.

Versamet ARCA

"Reference Time" with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (New York City time) on the day that is two Banking Days preceding the date of such setting, or (2) if such Benchmark is not the Term SOFR Rate, the time determined by the Agent in its reasonable discretion.

"Register" is defined in Section 11.3.

"Related Parties" means, with respect to any Person, such Person's Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

"Relevant Governmental Body" means, the Federal Reserve Board and/or the NYFRB, the Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

"Representatives" means, with respect to any Party, its Affiliates and, if applicable, its and their respective directors, officers, employees, agents, insurers, reinsurers and other representatives and advisors.

"Required Lenders" means Lenders holding, in the aggregate, a minimum of 66⅔% of the Commitments. Notwithstanding the foregoing, at any time there are less than three Lenders, "Required Lenders" shall mean all Lenders.

"Restatement Date" means the date upon which all the conditions precedent set forth in Section 5.1 are fully satisfied as determined by the Agent, unless as otherwise waived by the Agent.

"Rolling EBITDA" means, for any Fiscal Quarter, the sum of the aggregate amount of EBITDA (exclusive of any portion thereof attributable to Rolling Permitted Acquisition EBITDA or Rolling Newly Cash Flowing Contract EBITDA) for such Fiscal Quarter and for the three immediately preceding Fiscal Quarters plus any Rolling Permitted Acquisition EBITDA for such Fiscal Quarter plus any Rolling Newly Cash Flowing Contract EBITDA for such Fiscal Quarter.

"Rolling Interest Expense" means, for any Fiscal Quarter, the sum of the aggregate amount of Interest Expense (exclusive of any portion thereof attributable to Rolling Permitted Acquisition Interest Expense) for such Fiscal Quarter and for the three immediately preceding Fiscal Quarters plus any Rolling Permitted Acquisition Interest Expense for such Fiscal Quarter.

"Rolling Newly Cash Flowing Contract EBITDA" means, for any Fiscal Quarter as concerns any Newly Cash Flowing Contract with respect to which four complete Fiscal Quarter ends or less have occurred since the date any such Contract became a Newly Cash Flowing Contract:

Versamet ARCA

(a) for the Fiscal Quarter during which such date occurs (the "First Flowing Fiscal Quarter"), EBITDA attributable to such Newly Cash Flowing Contract during such Fiscal Quarter multiplied by four;

(b) for the first Fiscal Quarter following the First Flowing Fiscal Quarter, the aggregate amount of EBITDA attributable to such Newly Cash Flowing Contract during such Fiscal Quarter and the First Flowing Fiscal Quarter EBITDA multiplied by two;

(c) for the second Fiscal Quarter following the First Flowing Fiscal Quarter, the aggregate amount of EBITDA attributable to such Newly Cash Flowing Contract during such Fiscal Quarter and the immediately preceding Fiscal Quarter and the First Flowing Fiscal Quarter EBITDA multiplied by 4/3; and

(d) for the third Fiscal Quarter following the First Flowing Fiscal Quarter, the aggregate amount of EBITDA attributable to such Newly Cash Flowing Contract during such Fiscal Quarter and the two immediately preceding Fiscal Quarters and the First Flowing Fiscal Quarter EBITDA.

"Rolling Permitted Acquisition EBITDA" means, for any Fiscal Quarter as concerns any Permitted Acquisition with respect to which four Fiscal Quarter ends or less have occurred since the date of completion of such Permitted Acquisition:

(a) for the Fiscal Quarter during which such date occurs (the "First Fiscal Quarter"), EBITDA attributable to such Permitted Acquisition during such Fiscal Quarter multiplied by a fraction the numerator of which is the number of days in the First Fiscal Quarter and the denominator of which is the number of days remaining in the First Fiscal Quarter following the completion of such Permitted Acquisition (such product, the "First Fiscal Quarter EBITDA") multiplied by four;

(b) for the first Fiscal Quarter following the First Fiscal Quarter, the aggregate amount of EBTDA attributable to such Permitted Acquisition during such Fiscal Quarter and the First Fiscal Quarter EBITDA multiplied by two;

(c) for the second Fiscal Quarter following the First Fiscal Quarter, the aggregate amount of EBITDA attributable to such Permitted Acquisition during such Fiscal Quarter and the immediately preceding Fiscal Quarter and the First Fiscal Quarter EBITDA multiplied by 4/3; and

(d) for the third Fiscal Quarter following the First Fiscal Quarter, the aggregate amount of EBITDA attributable to such Permitted Acquisition during such Fiscal Quarter and the two immediately preceding Fiscal Quarters and the First Fiscal Quarter EBITDA.

Versamet ARCA

"Rolling Permitted Acquisition Interest Expense" means, for any Fiscal Quarter as concerns any Permitted Acquisition with respect to which four Fiscal Quarter ends or less have occurred since the date of completion of such Permitted Acquisition:

(a) for the Fiscal Quarter during which such date occurs (the "Initial Fiscal Quarter"), Interest Expense attributable to such Permitted Acquisition during such Fiscal Quarter multiplied by a fraction the numerator of which is the number of days in the Initial Fiscal Quarter and the denominator of which is the number of days remaining in the Initial Fiscal Quarter following the completion of such Permitted Acquisition (such product, the "Initial Fiscal Quarter Interest Expense") multiplied by four;

(b) for the first Fiscal Quarter following the Initial Fiscal Quarter, the aggregate of Interest Expense attributable to such Permitted Acquisition during such Fiscal Quarter and the Initial Fiscal Quarter Interest Expense multiplied by two;

(c) for the second Fiscal Quarter following the Initial Fiscal Quarter, the aggregate of Interest Expense attributable to such Permitted Acquisition during such Fiscal Quarter and the immediately preceding Fiscal Quarter and the Initial Fiscal Quarter Interest Expense multiplied by 4/3; and

(d) for the third Fiscal Quarter following the Initial Fiscal Quarter, the aggregate of Interest Expense attributable to such Permitted Acquisition during such Fiscal Quarter and the two immediately preceding Fiscal Quarters and the Initial Fiscal Quarter Interest Expense.

"Rosh Pinah Purchase Agreement" means the stream sale and purchase agreement dated as of September 24, 2025, between RP SP (Jersey) Ltd, as seller, and the Borrower, as buyer.

"Rosh Pinah Stream Transaction" means the arrangements set forth in (a) the Rosh Pinah Purchase Agreement whereby, among other things, RP FC (Jersey) Ltd agreed to sell and deliver refined silver to the Borrower by way of the sale by RP SP (Jersey) Ltd to the Borrower of its interest in the silver stream agreement dated as of November 22, 2024, between RP SP (Jersey) Ltd, as original purchaser, and RP FC (Jersey) Ltd, as seller, and (b) [Redacted - Commercially Sensitive Information], in each case subject to the terms and conditions set forth therein.

[Redacted - Commercially Sensitive Information]

"Royalty Agreements" means the royalty agreements entered into or acquired from time to time by any Obligor for royalty or similar payments based on or by reference to production, revenues, profits (including net profit interests) or other metrics relating to metals or other minerals extracted or derived from a mine or other source of minerals or processed by a processing facility located in a Permitted Jurisdiction, and "Royalty Agreement" means any of the Royalty Agreements.

Versamet ARCA

"Royalty Purchase Agreement" means the royalty purchase agreement dated as of October 31, 2023, among the Borrower, as purchaser, Sandstorm Gold Ltd. and Nomad Royalty Company Ltd.

"S&P" means Standard & Poor's Rating Services or any successor by merger or consolidation to its business.

"Sanctioned Entity" means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

"Sanctioned Person" means a person named on the list of Specially Designated Nationals maintained by OFAC.

"Sanction(s)" means any international economic or financial sanctions administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union (or any member state thereof), His Majesty's Treasury, the Government of Canada or other relevant sanctions authority.

"Sandstorm" means Sandstorm Gold Ltd.

"Santa Rita Purchase Agreement" means the royalty sale and purchase agreement dated as of September 24, 2025, among Appian Natural Resources Fund II LP and Appian Natural Resources (UST) Fund II LP, as sellers, and the Borrower, as buyer.

"Santa Rita Royalty Transaction" means the arrangements set forth in the Santa Rita Purchase Agreement whereby, among other things, AMH (Jersey) Limited agreed to pay to the Borrower a royalty by way of the sale by Appian Natural Resources Fund II LP and Appian Natural Resources (UST) Fund II LP to the Borrower of its interest in the royalty agreement dated as of March 25, 2025, among, among others, AMH (Jersey) Limited, as grantor, and Appian Natural Resources (UST) Fund II LP, as royalty holder, subject to the terms and conditions set forth therein.

"Schedule I Lender" means a bank which is chartered under the Bank Act (Canada) and named in Schedule I thereto.

"Security Documents" means, collectively, the Borrower's Security Documents and the Guarantors' Security Documents.

Versamet ARCA

"SOFR" means a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

"Specified Purpose Equity Offering" means an Equity Offering in respect of which the subject offering document or prospectus specifies that the Borrower will apply the proceeds thereof for a specific purpose such as, by way of example, a specific Acquisition or a specific Distribution.

"Standby Fee" is defined in Section 2.7(c).

"Statutory Plan" means any benefit plan that an Obligor is required by statute to participate in or contribute to in respect of any current or former employee, director, officer, shareholder, consultant or independent contractor of that Obligor, or any dependent of any of them, including the Canada Pension Plan, the Quebec Pension Plan and plans administered pursuant to applicable legislation regarding health, tax, workers' compensation insurance and employment insurance.

"Subsidiary" of a Person means any Person directly or indirectly Controlled by the first Person.

"Successor Corporation" is defined in Section 12.1.

"Tax Act" means the Income Tax Act (Canada).

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, and "Tax" has a corresponding meaning.

"Term Benchmark Advance" means an Advance made under a Credit Facility by way of loan in US Dollars upon which the interest rate shall be calculated in accordance with the applicable provisions of this Agreement with reference to Adjusted Term SOFR Rate and which matures on or before the RCF Maturity Date or the TL Maturity Date, as applicable.

"Term Benchmark Basis" means an interest rate equal to the sum of (a) the Adjusted Term SOFR Rate and (b) the Applicable Margin applicable to Term Benchmark Advances. The Term Benchmark Basis shall apply to the Interest Periods and, once determined, shall remain unchanged during the applicable Interest Period, except for changes to reflect adjustments, if applicable, to the Applicable Margin pursuant to the definition thereof. The Term Benchmark Basis for any Term Benchmark Advance shall be adjusted as of the effective date of any change in the Applicable Margin.

"Term SOFR Administrator" means CME Group Benchmark Administration Limited (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).

Versamet ARCA

"Term SOFR Determination Day" has the meaning assigned to it under the definition of Term SOFR Reference Rate.

"Term SOFR Rate" means, with respect to any Advance of a Term Benchmark Advance and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., New York City time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the Term SOFR Administrator.

"Term SOFR Reference Rate" means, for any day and time (such day, the "Term SOFR Determination Day"), with respect to any Advance of a Term Benchmark Advance and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the "Term SOFR Reference Rate" for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the Term SOFR Administrator, so long as such first preceding Banking Day is not more than five (5) Banking Days prior to such Term SOFR Determination Day.

"TL" is defined in Section 2.1(a)(ii).

"TL Cancellation Date" means the date on which all indebtedness, liabilities and obligations under the TL have been repaid in full in accordance with the terms of this Agreement and the Commitments with respect to the TL have been permanently cancelled.

"TL Credit Limit" means, subject to reductions pursuant to Sections 2.5 and 6.3(c), US$80,000,000. For the avoidance of doubt, the TL Credit Limit will not be impacted by the exercise of the right of first refusal by Artemis under the Artemis Royalty Agreement, if applicable.

"TL Lenders" means the financial institutions set forth in Schedule 1 with a Commitment under the TL.

"TL Maturity Date" means March 31, 2028.

"Total Debt" means, at any particular time, the total consolidated Debt of the Borrower at such time.

"U.S. Government Securities Business Day" means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Versamet ARCA

"Unadjusted Benchmark Replacement" means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

"Unrestricted Cash" means, at any particular time, aggregate of all Cash of the Obligors at such time which (A) is not listed on the Borrower's consolidated balance sheet as restricted cash (or other designation of similar effect) and (B) is in a deposit account with, and is subject to a Lien in favour of Lender (or the Agent for and on behalf of the Lenders).

"US Dollars" and "US$" mean the lawful currency of the United States of America.

"USA Patriot Act" means the anti-money laundering provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism, Act of 2001, Public Law 107-56 (October 26, 2001) amending the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq.

"Welfare Plan" means any deferred compensation, bonus, share option or purchase, savings, retirement savings, retirement benefit, profit sharing, medical, health, hospitalization, insurance or any other benefit, program, agreement or arrangement, funded or unfunded, formal or informal, written or unwritten, that is applicable to any current or former employee, director, officer, shareholder, consultant or independent contractor of any Obligor, or any dependent of any of them, except a Pension Plan or a Statutory Plan.

1.2 Construction

The Loan Documents have been negotiated by each Party with the benefit of legal representation, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not apply to the construction or interpretation of the Loan Documents.

1.3 Certain Rules of Interpretation In this Agreement:

(a) the division into articles and sections and the insertion of headings and a table of contents in any Loan Document are for convenience of reference only and shall not affect the construction or interpretation of the Loan Document;

(b) unless specified otherwise or the context otherwise requires, in any Loan Document:

(i) "the aggregate of", "the total of", "the sum of", or a phrase of similar meaning means "the aggregate (or total or sum), without duplication, of"; and

Versamet ARCA

(ii) all references to specific times are references to Toronto, Ontario time.

1.4 Terms Generally

The definitions of terms in any Loan Document shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document in any Loan Document (including any reference to this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications in any Loan Document), (b) any reference in any Loan Document to any Person shall be construed to include such Person's successors and permitted assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement (or the other Loan Document in which the words appear) in its entirety and not to any particular provision hereof or thereof, (d) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which the references appear, (e) any reference to any law or regulation in any Loan Document shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (f) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all Property, including cash, securities, accounts and contract rights.

1.5 Knowledge

In any Loan Document, any reference to the knowledge of any Party means to the best of the knowledge, information and belief of the Party after reviewing all relevant records and making due inquiries regarding the relevant matter.

1.6 Performance on Banking Days

If any action is required to be taken pursuant to any Loan Document on or by a specified date that is not a Banking Day, the action is valid if taken on or by the next Banking Day.

1.7 Accounting Terms & Calculations

(a) In any Loan Document, unless specified otherwise, each accounting term has the meaning assigned to it under GAAP.

(b) For greater clarity and unless otherwise specifically provided herein, the consolidated financial results of the Borrower prepared in accordance with GAAP shall be used for the purposes of calculating EBITDA and Interest Expense (and all components thereof).

Versamet ARCA

1.8 Change in Accounting Policies

Whereas the Borrower may adopt new accounting policies from time to time, whether such adoption is compelled by accounting or regulatory bodies having jurisdiction or at its own discretion, and whereas these accounting changes may result in a material change in the calculation of the financial covenants or financial covenant thresholds or terms used in this Agreement or any other Loan Document, then the Borrower, the Agent and the Lenders agree to enter into negotiations in good faith and in a timely manner in order to amend such provisions of this Agreement or such Loan Document, as applicable, so as to equitably reflect such accounting changes with the desired result that the criteria for evaluating the Borrower's or any of its Subsidiaries' financial condition, financial covenants, financial covenant thresholds or terms used in this Agreement or any other Loan Document shall be the same after such accounting changes as if such accounting changes had not been made; provided, however, that the agreement of the Required Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. If the Borrower and the Required Lenders cannot agree upon the required amendments immediately prior to the date of implementation of any accounting policy change, then all calculations of financial covenants, financial covenant thresholds or terms used in this Agreement or any other Loan Document shall be prepared and delivered without reflecting the accounting policy change.

1.9 Permitted Liens

The inclusion of reference to Permitted Liens in any Loan Document is not intended to subordinate and shall not subordinate, and shall not be interpreted as subordinating, any Lien created by any of the Security Documents to any Permitted Lien.

1.10 Effect of this Amendment and Restatement

At as of the Effective Time, this Agreement shall amend and restate the Existing Credit Agreement in its entirety and the Existing Credit Agreement as so amended and restated is hereby ratified and confirmed by the parties hereto. This Agreement is not intended by the parties to, and shall not constitute, a payment, discharge, satisfaction or novation of the whole or any item or part of the Obligations (as defined in the Existing Credit Agreement) remaining outstanding and owing to the Lenders until paid in full in accordance with the provisions of this Agreement. The parties hereto agree that, at the Effective Time, the Advances (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement shall become outstanding hereunder as advances of the same type. Each Obligor hereby confirms to and agrees with the Lenders that its Obligations (as defined in the Existing Credit Agreement) shall continue in full force and effect in accordance with their respective terms (amended and restated, as applicable, by this Agreement). With respect to the outstanding Advances (as defined in the Existing Credit Agreement) at the Effective Time (but prior to giving effect to any drawdown under the Credit Facilities hereunder), the Lenders shall make such payments among themselves (as calculated by the Agent) so as to ensure that the aggregate amount of credit outstanding under all Advances shall be owing to the Lenders in accordance with their respective pro rata share. All references to the term "Credit Agreement" as defined and contained in the Loan Documents delivered in connection with the Existing Credit Agreement shall, from and after the Restatement Date, be deemed to refer to this Agreement without the need for any amendment to such Loan Document. All references to one or more provisions of the Existing Credit Agreement contained in the Loan Documents shall, from and after the Restatement Date, be deemed to refer to the corresponding provisions of this Agreement, without the need for any amendment to such Loan Documents.

Versamet ARCA

ARTICLE 2

THE CREDIT FACILITIES

2.1 Establishment of Credit Facilities and Availment Options

(a) Subject to the terms and conditions of this Agreement (including, without limitation, Section 2.9), the Lenders shall provide, severally (not jointly and not jointly and severally):

(i) a revolving credit facility (the "RCF") for the use of the Borrower in the aggregate amount of up to the RCF Credit Limit. Each Lender's obligation shall be limited to its respective Applicable Percentage of the RCF; and

(ii) a non-revolving term credit facility (the "TL") for the use of the Borrower in the aggregate amount of up to the TL Credit Limit. Each Lender's obligation shall be limited to its respective Applicable Percentage of the TL.

(b) Subject to the terms and conditions of this Agreement, at the option of the Borrower, all or a portion of the Credit Facilities may be used by requesting the Lenders to make Base Rate Advances and/or Term Benchmark Advances.

(c) The aggregate of all Advances shall not, at any time, exceed the Credit Limit.

2.2 Reborrowing

(a) The RCF is a revolving credit facility and the principal amount of any Advance under the RCF that is repaid may be re-borrowed, if the Borrower is otherwise entitled to an Advance under the RCF in accordance with the terms hereof.

(b) The TL is a non-revolving credit facility and the principal amount of any Advance under the TL that is repaid may not be re-borrowed.

2.3 Use of the Credit Facilities

The Credit Facilities may, subject to the last sentence of this Section 2.3, be used (a) to finance working capital requirements, (b) to make Acquisitions and Investments under and pursuant to the terms of the Equinox GPSA and the Royalty Purchase Agreement (c) to make Permitted Acquisitions and Permitted Investments, and (d) for general corporate requirements of the Borrower, but references in this Section to the use of the Credit Facilities shall not in any way modify other provisions of this Agreement. The Borrower shall not (A) use any part of the proceeds of any Advance under the Credit Facilities (x) in violation of any Sanctions, (y) in any manner which will result in the imposition of Sanctions against any Person (including any Person participating in the transactions contemplated hereby, whether as Lender or otherwise) or (z) for any payments in breach of Anti-Corruption Laws, Anti-Money Laundering Legislation, or Anti-Terrorist Financing Laws nor (B) shall the Borrower drawdown credit under the Credit Facilities solely for the purpose of accumulating cash in deposit or investment accounts outside the ordinary course of business.

Versamet ARCA

2.4 Term and Repayment

(a) The TL shall be repaid in full and cancelled on or before the TL Maturity Date. The TL shall be repaid by the Borrower to the Lenders in consecutive quarterly instalments in the amounts and on the instalement dates set forth in Schedule 3. Amounts which are repaid under the TL may not be reborrowed.

(b) The RCF shall be repaid in full and cancelled on or before the RCF Maturity Date. If no Default has occurred and is continuing, the Borrower may request that the RCF Maturity Date be extended on each request in accordance with the procedures specified in this Section 2.4.

(c) The Borrower shall, if it wishes to extend the RCF Maturity Date, make a request to each Lender by written notice given to the Agent not more than once per calendar year. Each Lender shall provide a written response to that request to the Agent within 30 days of such request being made. Promptly thereafter, the Agent shall notify the Borrower of the response of the Lenders, and shall include the names of all Declining Lenders (such notice, the "Accepting Lender Notice").

(d) If all of the Lenders agree to extend the RCF Maturity Date, the RCF Maturity Date shall be extended by 365 days from the then applicable RCF Maturity Date.

(e) If the aggregate amount of the Commitments of the Accepting Lenders under the RCF is less than 66⅔% of the aggregate RCF Commitments of all Lenders under the RCF then in effect, the RCF Maturity Date shall not be extended.

(f) If the aggregate amount of the Commitments of the Accepting Lenders under the RCF are equal to or greater than 66⅔% but less than 100% of the aggregate Commitments of all Lenders under the RCF, unless the Borrower elects not to extend the RCF Maturity Date by giving a further written notice to the Agent to that effect within 10 days after the Agent notifies the Borrower of the Lenders' response, the RCF Maturity Date shall be extended by 365 days from the then applicable RCF Maturity Date, provided that the Borrower has, before the then applicable RCF Maturity Date, replaced or cancelled the RCF Commitments of all Declining Lenders in the following manner:

(i) The Borrower may, at any time on or before the 10th Banking Day following the receipt of the Accepting Lender Notice, by written request to the Agent (each, an "Acquisition Request Notice"), a copy which shall be provided by the Agent to each Lender within one Banking Day of the Agent receiving same, request that the rights and obligations of the Declining Lenders be assigned in accordance with this Section 2.4 and the following shall apply:

Versamet ARCA

(A) Any Accepting Lender may, at its option, acquire all or any portion of the rights and obligations of the Declining Lenders under the Loan Documents (all of such rights and obligations being herein called the "Available Amount") by giving written notice to the Agent (an "Acquisition Notice") of the portion of the Available Amount which it is prepared to acquire (the "Desired Acquisition Amount"). Such Acquisition Notice shall be given within 10 days following the giving of the Acquisition Request Notice by the Borrower to the Agent (such deadline being herein called the "Acquisition Deadline"). If only one Accepting Lender gives an Acquisition Notice to the Agent or if more than one Accepting Lender gives an Acquisition Notice to the Agent but the aggregate of their Desired Acquisition Amounts is less than or equal to the Available Amount, then each such Accepting Lender shall be entitled to acquire its Desired Acquisition Amount of the rights and obligations of the Declining Lenders under the Loan Documents. If more than one Accepting Lender gives an Acquisition Notice to the Agent and the aggregate of the Desired Acquisition Amounts is greater than the Available Amount, then each such Accepting Lender shall be entitled to acquire a pro rata share of the rights and obligations of the Declining Lenders under the Loan Documents, such pro rata share being determined based on the relative Desired Acquisition Amount of each such Accepting Lender.

(B) Promptly following the Acquisition Deadline, the Agent shall give to the Borrower and each Lender a written notice identifying the Available Amount of each Declining Lender and the portion thereof to be acquired by each Accepting Lender. Each of such acquisitions shall be completed on the date which is five Banking Days following the Acquisition Deadline, in accordance with the procedures set out in Section 11.2.

(C) If the Available Amount is not completely acquired by the Accepting Lenders, the Borrower may locate New Lenders to acquire all or a portion of the balance of the rights and obligations of the Declining Lenders under the Loan Documents on the date which is 20 Banking Days following the Acquisition Deadline, in accordance with the procedures set out in Section 11.2.

(D) Any outstanding Commitment of the Declining Lenders which is not acquired by Accepting Lenders or New Lenders under Sections 2.4(f)(i)(B) or 2.4(f)(i)(C) shall be repaid by the Borrower, and the Commitments of the Declining Lenders not so acquired shall be cancelled on the then applicable RCF Maturity Date and the amount of the RCF Credit Limit shall thereupon be reduced by the aggregate of the Commitments so cancelled, if any.

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2.5 Mandatory Prepayments

(a) If at anytime Equinox exercises the Equinox Buydown Option, the Borrower shall immediately pay to the Agent upon such exercise, an amount equal to the lesser of: (i) the outstanding Obligations under the Credit Facilities; and (ii) the net proceeds received by the Borrower from disposing of its portion of the Buydown Gold Ounces and the Buydown Premium (each as defined in the Equinox GPSA), and such amount shall first be applied by the Agent against the outstanding Obligations under the TL.

(b) For the avoidance of doubt, (i) the Credit Limit shall be permanently reduced by the amount set out in Section 2.5(a) following each exercise of the Equinox Buydown Option up to a cumulative maximum of US$15,000,000 so that the Credit Limit shall not be reduced to an amount that is less than US$165,000,000 pursuant to this Section 2.5, and (ii) a prepayment under this Section 2.5 shall not affect the terms of Section 2.9 hereof.

2.6 Voluntary Prepayments

Subject to Section 6.4, the Borrower shall be entitled to prepay all or any portion of the outstanding Advances under a Credit Facility at any time, without penalty, provided that Section 13.10 shall be complied with in connection with any such prepayment and any such prepayment of all or any portion of any Advances shall be in an amount of no less than $1,000,000 and otherwise in integral multiples of $500,000 in excess thereof. Amounts under the TL which have been prepaid as aforesaid may not be re-borrowed and any such prepayments shall be applied in inverse order of maturity. Amounts under the RCF which have been prepaid as aforesaid may be re-borrowed. Other than any payments required pursuant to Section 13.10, there are no premiums, penalties or other additional payments associated with any voluntary prepayments under this Section 2.6.

2.7 Interest Rates and Fees

(a) Interest shall accrue and be payable on Base Rate Advances at the Base Rate plus Applicable Margin. Interest shall accrue and be payable on Term Benchmark Advances at the Term Benchmark Basis.

(b) The Borrower shall pay interest and fees at the applicable rate specified in Schedule 2.7(b) to the Agent at the Branch of Account on Advances outstanding from time to time. The Borrower shall pay interest on Base Rate Advances on each Interest Payment Date. The Borrower shall pay interest on each Term Benchmark Advance on the applicable Interest Payment Date, and, in addition, if the Interest Period for a Term Benchmark Advance exceeds three months, interest on such Term Benchmark Advance shall also be due and payable in arrears on every three- month anniversary of the beginning of such Interest Period. In respect of each type of Advance, interest on each such Advance then outstanding shall be due and payable in US Dollars on the RCF Maturity Date or the TL Maturity Date, as applicable.

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(c) The Borrower shall pay a standby fee (the "Standby Fee") on the daily unadvanced portion of the RCF (which for clarity shall, for the purposes of this Section 2.7(c), be equal to the RCF Credit Limit less any amounts oustanding hereunder) at the rate per annum equal to the Applicable Margin on the RCF. The Standby Fee shall be calculated daily beginning on the date hereof and shall be payable quarterly in arrears on the first Banking Day following each Fiscal Quarter. On final payment of the Obligations, the Borrower shall also pay any accrued but unpaid Standby Fees.

(d) The Agent shall distribute interest and fees for the Credit Facilities to the Lenders based on their respective Applicable Percentages.

(e) The Applicable Margin and all other interest rates and fees (other than standby fees) shall be increased by 2% per annum at all times that a Default has occurred and is continuing.

2.8 Other Fees

The Borrower shall, concurrently with the execution of this Agreement, pay non- refundable fees as set out in the Lender Fee Letter. The Borrower shall also pay agency fees to the Agent in accordance with the Agency Fee Letter.

2.9 Accordion Feature

(a) The Borrower may, at any time and from time to time following the TL Cancellation Date and prior to the RCF Maturity Date, request that the amount of the RCF be increased by an amount up to the Accordion Limit (each an "Increase Request"); provided in each case that: (a) the aggregate principal amount of all increases to RCF pursuant to this Section 2.9(a) shall not exceed the Accordion Limit in the aggregate for all Increase Requests, (b) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (c) the Borrower shall be in compliance with the Financial Covenants set forth in Section 8.1 on a pro forma basis at the time of any such Increase Request (after giving effect to any draw contemplated in connection therewith), and (d) at the time of any such Increase Request, the provisions of the Security Documents are effective to continue to create, in favour of the Agent for the benefit of the Lenders, a legal, valid and enforceable first priority Lien on all of the Property purported to be covered thereby, and all necessary recordings and filings have been made in all necessary public offices, and all other necessary and appropriate action has been taken, so that each such Security Document continues to create a perfected Lien on all right, title and interest of the Obligor which is a party thereto in the Property covered thereby, prior and superior to all other Liens and all necessary consents to the creation, perfection and enforcement of such Liens, if required, have been obtained from each of the parties to the Material Agreements, as applicable. The Agent shall promptly send a copy of the Increase Request to each RCF Lender. Each of the existing RCF Lenders shall be given the opportunity to increase their respective Commitments under the RCF prior to any solicitation by the Borrower for an initial Commitment from a Person that is not an existing RCF Lender. If all RCF Lenders agree to participate in the increase to the RCF, the Commitment of each RCF Lender with respect to the RCF shall be increased in accordance with their respective Applicable Percentage. For certainty, a new RCF Lender may only be proposed by the Borrower to participate in a proposed increase to the RCF if the full amount of the proposed increase pursuant to the subject Increase Request is not completely acquired by Persons that are already RCF Lenders. No RCF Lender shall have any obligation, express or implied, to offer to increase or accept the Borrower's offer to increase its Commitment with respect to the RCF. Only the consent of each RCF Lender which agrees to increase its Commitment with respect to the RCF (each such Lender, an "Increasing Lender") shall be required to provide the applicable increase in such Lender's Commitment pursuant to this Section 2.9(a). No RCF Lender which declines to increase its Commitment with respect to the RCF may be replaced with respect to its Commitment as a result thereof without such RCF Lender's consent.

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(b) Each Increasing Lender shall as soon as practicable after each Increase Request is submitted by the Borrower to the Agent in accordance with the provisions of Section 2.9(a), specify in writing to the Borrower and the Agent the amount of the proposed increase that it is willing to assume under the RCF. The Borrower (in consultation with the Agent) may accept some or all of the offered amounts or designate new lenders (on terms that are no more favourable than those offered to the Lenders except with respect to the allocation of any accordion or commitment fee) that qualify as an Eligible Assignee under this Agreement, as additional RCF Lenders (each such new lender being a "New Accordion Lender"), which New Accordion Lenders may assume all or a portion of the increase in the RCF; provided that such New Accordion Lenders must be approved by the Agent.

(c) Upon delivery to the Agent of an Accordion Agreement executed by the Obligors and an Accordion Lender, the Agent shall promptly execute and deliver such Accordion Agreement whereupon this Agreement and each other Loan Document shall, subject to Sections 2.9(a) and 2.9(b), henceforth be read and construed as if such Accordion Lender were party to this Agreement as a RCF Lender having all of the rights and obligations of a RCF Lender expressed herein with respect to the Commitment of such Accordion Lender, and all references to any Lenders in any Loan Document shall (to the extent the context so admits) be construed accordingly. Subsequent thereto, Schedule 4 hereto shall be deemed to be amended to add the Commitment of such Accordion Lender. Each Lender irrevocably appoints, authorizes and directs the Agent, as its attorney and agent, with full power of substitution and delegation, to complete and execute on its behalf, each Accordion Agreement relating to each Accordion Lender. Each Lender agrees that it will be bound by the terms of each such Accordion Agreement so completed and executed by the Agent.

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(d) The Agent shall promptly notify the Borrower and the RCF Lenders of any increased Commitment with respect to the RCF arising pursuant to Sections 2.9(b) and 2.9(c) (each such increase being a "RCF Facility Increase") and shall deliver an updated Schedule 1 to all Lenders reflecting such increase. Upon delivery of such updated Schedule 1, this Agreement shall be deemed to be amended to reflect such updated Schedule without the need of any further action on the part of any party hereto.

(e) No increase in the amount of the RCF pursuant to an Increase Request shall be:

(i) permitted at any time prior to the TL Cancellation Date;

(ii) permitted at any time that a Default or Event of Default has occurred and is continuing or if any Default or Event of Default would arise as a result of an increase to the RCF Credit Limit as a result of the exercise of any such Increase Request; and

(iii) effective until (i) the Borrower has brought down the representations and warranties set forth in Article 7 hereof pursuant to an officer certificate addressed to the Agent duly executed by senior officers of the Borrower, and (ii) if required by the Agent, acting reasonably, each Obligor shall have executed and delivered to the Agent a confirmation of its Obligations, in form and substance acceptable to the Lenders, acting reasonably, under each Loan Document to which it is a party and acknowledging and confirming that the relevant Accordion Lender benefits from such Loan Documents.

ARTICLE 3

GUARANTEES

3.1 Guarantees

(a) The Borrower shall (i) deliver an unconditional guarantee of the Other Secured Obligations of each Obligor (other than itself) and (ii) deliver, or cause the delivery of unconditional guarantees of the Obligations and the Other Secured Obligations by each of the Material Subsidiaries as of the date of this Agreement, in each case in favour of the Agent for the benefit of the Lenders.

(b) If at any time the Borrower establishes or acquires a Material Subsidiary, or a Subsidiary that was not previously a Material Subsidiary becomes a Material Subsidiary, the Borrower shall promptly cause that Subsidiary to become an Obligor, adopt this Agreement by delivering an agreement in the form of Schedule 3.1(b) so as to be bound by all of the terms applicable to Obligors as if it had executed this Agreement as a Guarantor and deliver a Guarantee as required by Section 3.1(a) and deliver Guarantors' Security Documents as required by Section 4.2.

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3.2 Obligations Guaranteed by the Guarantees

(a) Unless otherwise agreed by the Lenders among themselves, the Guarantees (and any security that may be held from time to time by or for the benefit of the Lenders) shall support the following obligations pari passu with each other:

(i) the Obligations;

(ii) the present and future debts, liabilities and obligations of a Obligor to the Agent, any Lender or Affiliate of a Lender (collectively, the "Other Secured Obligations") under or in connection with (i) cash management arrangements, (ii) other transactions not made under this Agreement if it is agreed in writing after the date of this Agreement by the Obligors and the Agent acting on the instructions of the Required Lenders that such debts, liabilities and obligations shall be guaranteed, and (iii) Derivatives that are permitted under this Agreement; and

(iii) notwithstanding that any Person ceases to be a Lender for any reason, Other Secured Obligations shall not cease to be guaranteed (and secured by any security that may be held from time to time by or for the benefit of the Lenders) without the prior written consent of the applicable former Lender or Affiliate to whom the Other Secured Obligations are owed. Notwithstanding the foregoing, Other Secured Obligations owing to a Person who has ceased to be a Lender or its Affiliates shall not include any such Other Secured Obligations incurred on or after the date such Person has ceased to be a Lender for any reason. If the Obligations have been indefeasibly paid in full and the Commitments have been cancelled, the Lenders and Affiliates shall release their interest in the Guarantees (and any such security) on receiving Cash Collateral to secure the Other Secured Obligations, in an amount satisfactory to the Lenders and Affiliates to whom Other Secured Obligations are owed.

(b) Notwithstanding the rights of Lenders and Affiliates to benefit from the Guarantees in respect of the Other Secured Obligations, all decisions concerning the Guarantees (and any security that may be held from time to time by or for the benefit of the Lenders) and the enforcement thereof shall be made by the Lenders or the Required Lenders in accordance with this Agreement and no Lender or Affiliate holding Other Secured Obligations from time to time shall have any additional right to influence the Guarantees (or any such security) or their enforcement as a result of holding Other Secured Obligations as long as this Agreement remains in force. Notwithstanding the termination of this Agreement by reason of payment of the Credit Facilities, or for any other reason (but subject always to the last sentence of Section 3.2(a)(iii)), the Other Secured Obligations shall continue to be guaranteed by the Guarantees (and secured if applicable), except as to former Lenders or their Affiliates as provided in Section 3.2(a)(iii). After the termination of this Agreement, decisions concerning the Guarantees (and any such security) shall be made by the holders of Other Secured Obligations as they may determine among themselves.

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ARTICLE 4

SECURITY

4.1 Borrower's Security Documents

As security for all Obligations and Other Secured Obligations, to the extent applicable, the Borrower shall deliver, or cause to be delivered, to the Agent, as agent for the Lenders, the following documents (collectively, the "Borrower's Security Documents"):

(a) a general security agreement on all the then present and future, personal property, fixed assets, equipment, accounts receivable, Contracts, Intellectual Property and all other assets and undertaking of the Borrower, including Equity Interests of all of its Subsidiaries;

(b) share pledge agreements in respect of all then present and future Equity Interests of all Material Subsidiaries in which it has a direct interest;

(c) a specific assignment of certain Material Agreements, as specified by the Agent, to which the Borrower is a party;

(d) a Postponement and Subordination Agreement in respect of any secured Intercompany Debt in existence on or after the Closing Date;

(e) to the extent applicable, consent and acknowledgement agreements from the counterparties to Material Agreements which are not Freely Transferable to which the Borrower is a party;

(f) subject to Section 8.2(h), blocked accounts agreements or account control agreements, as applicable, in respect of the primary operating bank account(s) maintained by the Borrower with any financial institution other than the Agent;

(g) securities account control agreements in respect of the Borrower's securities trading and brokerage accounts; and

(h) such other documents as the Agent may now or hereafter reasonably require to give effect to, register and perfect (or better perfect) the security interests created by the documents referred to in this Section 4.1, in the jurisdiction where such charged assets are located;

in each case in form and substance satisfactory to the Agent.

4.2 Guarantors' Security Documents

As security for all Obligations and Other Secured Obligations, including all its liability and indebtedness under the Guarantees and each other Loan Document, each of the Guarantors shall deliver to the Agent, as agent for the Lenders, the following documents (collectively, the "Guarantors' Security Documents"):

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(a) a general security agreement on all the then present and future, personal property, fixed assets, equipment, accounts receivable, Contracts, Intellectual Property and all other assets and undertaking of such Guarantor, including Equity Interests of all of its Subsidiaries;

(b) a specific assignment of certain Material Agreements, as specified by the Agent, to which such Guarantor is a party;

(c) a Postponement and Subordination Agreement in respect of any secured Intercompany Debt in existence on or after the Closing Date;

(d) to the extent applicable, consent and acknowledgement agreements from the counterparties to Material Agreements which are not Freely Transferable to which the Guarantor is a party;

(e) subject to Section 8.2(h), blocked accounts agreements in respect of the primary operating bank account(s) maintained by such Guarantor with any financial institution other than the Agent;

(f) securities account control agreements in respect of such Guarantor's securities trading and brokerage accounts; and

(g) such other documents as the Agent may now or hereafter reasonably require to give effect to, register and perfect (or better perfect) the security interests created by the documents referred to in Section 4.2, in the jurisdiction where such charged assets are located, in each case in form and substance satisfactory to the Agent.

4.3 Additional Security Documents

The Borrower and each Guarantor shall execute all such further documentation as may be reasonably necessary from time to time to permit the Agent, on behalf of the Lenders, to take, register and perfect and maintain security interests to which the Lenders are entitled pursuant to Sections 4.1 or 4.2 in any property or assets presently owned or hereafter acquired by any of them or as necessary following any restructuring or merger, amalgamation or reorganization permitted pursuant to Article 12.

ARTICLE 5

CLOSING CONDITIONS

5.1 Conditions Precedent to Closing and Future Advances

In addition to the conditions precedent specified set forth in Section 5.2, the obligation of the Lenders to make any Advance or for this Agreement to be effective is subject to the conditions precedent specified in this Section 5.1 being satisfied, unless waived by all of the Lenders (the "Effective Time"). Where delivery of documents is referred to, the documents shall be delivered to the Agent, for and on behalf of the Lenders, and shall be, where applicable, duly executed by all parties thereto and otherwise in full force and effect and in form and substance satisfactory to the Lenders.

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(a) Due Diligence. The Lenders and the Agent shall have made such investigation of the assets, business and affairs of the Obligors (including, without limitation, an assessment of the Material Agreements and the Borrower's financial forecast) and the security to be provided to the Agent under the Loan Documents as the Agent and each Lenders deems appropriate (and the Borrower shall have cooperated with the Agent and the Lenders in such investigation) and the Agent and the Lenders, in their sole and individual discretion, shall be satisfied with the results thereof;

(b) Credit Agreement, Loan Documents and Other Documents. The Agent shall have received:

(i) duly executed copy of this Agreement;

(ii) duly executed copies of the other Loan Documents (which, in the case of previously executed Loan Documents, shall be limited to a confirmation delivered in respect thereof from each applicable Obligor and such other amendments deemed necessary or advisable by the Agent's counsel, acting reasonably, having regard for the increased credit and extended term hereunder), duly registered as required, together with any confirmations of security reasonably requested by the Agent;

(iii) to the extent applicable, the duly executed and delivered consent and acknowledgment agreements from counterparties to the Material Agreements, as described in Section 8.2(g); and

(iv) to the extent applicable, the share certificates representing all issued and outstanding Equity Interests of each Guarantor, each such share certificate being accompanied by a duly executed transfer power of attorney.

(c) Corporate and Other Information. The Agent shall have received:

(i) a certificate of the Borrower and each Guarantor, certifying as to its Constating Documents (copies of which are attached to that certificate) and such other corporate information as the Agent may reasonably require;

(ii) a certificate of the Borrower and each Guarantor, certifying (i) a list of certain of its officers and directors who may execute Loan Documents on its behalf, specimens of those officers' and directors' signatures, and the corporate proceedings taken to authorize it to execute, deliver and perform its obligations under the Loan Documents; and (ii) each of the Material Agreements;

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(iii) a certificate of status, compliance, good standing or similar certificate for the jurisdiction of incorporation of the Borrower and each Guarantor and for each jurisdiction where the Borrower and each Guarantor carries on business;

(iv) an updated Perfection Certificate signed by an officer of each Obligor; and

(v) evidence that the execution and delivery of Loan Documents will not contravene Applicable Law governing financial assistance or other similar subjects that affect the Loan Documents.

(d) Opinions. The Agent shall have received customary legal opinions of counsel to the Borrower and each Guarantor, addressed to the Agent and the Lenders, in form and substance satisfactory to the Lenders, relating to the status and capacity of such Obligor, the due authorization, execution and delivery and the validity and enforceability of the Loan Documents to which such Obligor is a party in the jurisdiction of incorporation of such Obligor and in the jurisdiction governing the relevant Loan Document, perfection of security, choice of law and reciprocal enforcement and such other matters as the Lenders may reasonably request.

(e) Insurance. The Agent shall have received (A) updated certificates of insurance or other evidence that the covenants and conditions of the Loan Documents concerning insurance coverage are being complied with and endorsements naming the Agent, on behalf of the Lenders, as an additional insured under all insurance policies to be maintained by the Obligors, and (B) to the extent applicable, endorsements naming the Agent, on behalf of the Lenders, as loss payee, as the case may be, under all insurance policies to be maintained with respect to the Property of the Obligors.

(f) Other Matters. The following conditions must be satisfied:

(i) the Agent must have received payment of all fees payable to the Agent, the Lenders or any of them on the dates specified in the Fee Letters, and the reimbursement of all documented expenses incurred and reimbursable by the Borrower pursuant to Section 13.7 including legal fees;

(ii) the representations and warranties set forth in Section 7.1 and each of the other Loan Documents shall be true and correct in all respects on and as of the Restatement Date, both before and after giving effect to any drawdown of an Advance and to the application of proceeds therefrom on such date, by reference to the facts and circumstances then existing (except to the extent such representations and warranties relate to a different date, in which case such representations and warranties shall be true and correct in all material respects on and as of such date) and the Borrower shall have delivered an officer's certificate to the Agent to such effect;

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(iii) no Default or Event of Default shall have occurred and be continuing and the Borrower shall have delivered an officer's certificate to the Agent to such effect;

(iv) the Agent and Lenders' counsel shall be satisfied that all registrations and other actions necessary to perfect the security interest created by the Security Documents and to establish the priority of the Liens in favour of the Lenders have been made, or in the absence of such actions having been taken, provisions (satisfactory to the Agent, in its sole discretion) therefor shall have been made;

(v) nothing shall have occurred (nor shall the Agent or any Lender become aware of any facts not previously known), which the Lenders determine is reasonably likely to have a Material Adverse Change since June 30, 2025;

(vi) the Collateral is subject to the perfected first priority Lien in favour of the Agent entered on or as of the Restatement Date (to the extent not previously entered prior to the Restatement Date), established pursuant to the Security Documents;

(vii) to the extent not previously delivered to the Agent, the Agent shall have received a certified copy of each Material Agreement in effect as of the Restatement Date;

(viii) the Agent shall have received an executed copy of the Santa Rita Purchase Agreement and shall be satisfied that the Santa Rita Purchase Agreement is a Freely Transferrable Material Agreement;

(ix) the Agent shall have received satisfactory evidence that the Santa Rita Royalty Transaction has been consummated in all material respects in accordance with the Santa Rita Purchase Agreement;

(x) subject to Section 8.2(m), the Agent shall have received executed copies of the Rosh Pinah Purchase Agreement and [Redacted - Commercially Sensitive Information], and shall be satisfied that the Rosh Pinah Purchase Agreement and [Redacted - Commercially Sensitive Information] are Freely Transferrable Material Agreements;

(xi) the Agent shall have received satisfactory evidence that the Rosh Pinah Stream Transaction has been consummated in all material respects in accordance with the Rosh Pinah Purchase Agreement and [Redacted - Commercially Sensitive Information];

(xii) the Agent shall have received documentation and other information required by bank regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the USA Patriot Act, in each case in form and substance reasonably satisfactory to the Agent, and such other information as may reasonably be requested by the Agent;

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(xiii) the Agent and its counsel shall be satisfied, acting reasonably, that (i) all necessary Permits have been given in respect of the this Agreement and the Security Documents and (ii) that no litigation, proceedings or investigations have been commenced or threatened in writing which contest the consummation of the Credit Facilities or Collateral, or would reasonably be expected to have a Material Adverse Change; and

(xiv) the Agent shall have received such other documents as the Lenders may reasonably require.

The conditions set forth in this Section 5.1 are inserted for the sole benefit of the Lenders and may only be waived as specified in Section 10.7(c).

5.2 Conditions Precedent to all Advances

In addition to the other conditions precedent to effectiveness of this Agreement set forth in Section 5.1, the obligation of the Lenders to make any Advance is subject to the following conditions precedent:

(a) the Agent has received timely notice as required under Section 6.4;

(b) the representations and warranties set forth in Section 7.1 shall be deemed to have been given on the date of any Advance and shall be, mutatis mutandis, true and correct in all material respects on and as of such date, both before and after giving effect to the drawdown of such Advance and to the application of proceeds therefrom (except to the extent such representations and warranties specifically relate to a different date, in which case such representations and warranties shall be true and correct in all material respects on and as of such date); and

(c) no Default or Event of Default shall have occurred and be continuing, nor shall any such event occur as a result of making such Advance or the application of proceeds therefrom.

The conditions set forth in this Section 5.2 are inserted for the sole benefit of the Lenders and may only be waived as specified in Section 10.7(b).

ARTICLE 6

ADVANCES

6.1 Evidence of Indebtedness

The Agent shall maintain records concerning the Obligations and each Lender shall maintain records concerning those Advances it has made. The records maintained by the Agent and the Lenders shall constitute prima facie evidence of the Obligations and all related details, absent manifest error. The failure of the Agent or any Lender to correctly record any detail relating to an Advance shall not, however, adversely affect the obligation of the Borrower to pay any of the Obligations in accordance with this Agreement.

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6.2 Calculation and Other Matters Regarding Interest and Fees

(a) All interest on Base Rate Advances, and Term Benchmark Advance, as applicable, shall accrue from day to day and shall be payable in arrears, calculated on the actual number of days elapsed from and including the applicable Advance Date or the previous date on which interest was due in accordance with Section 2.5, as the case may be, to but excluding the date on which interest is due. If interest is not paid on the date it is due, the principal amount shall continue to bear interest at the rate that is applicable to the particular type of Advance from time to time in accordance with Section 2.7(a), both before and after maturity, default and judgment, and overdue interest shall bear interest at the same rate, compounded monthly, and be payable on demand.

(b) The Borrower requesting an Advance by way of a Term Benchmark Advance shall specify in the notice pursuant to Schedule 6.5(a), the duration of the Interest Period provided that:

(i) Interest Periods for Term Benchmark Advance shall have a duration of one month, three months or six months, subject to availability, provided that in the event the Borrower fails to specify an Interest Period for any Term Benchmark Advance in the notice pursuant to Schedule 6.5(a), the Borrower shall be deemed to have selected an Interest Period of one month;

(ii) the first Interest Period for a Term Benchmark Advance shall commence on and include the Advance Date of such Term Benchmark Advance and each subsequent Interest Period applicable thereto shall commence on and include the date of the expiry of the immediately preceding Interest Period applicable thereto; and

(iii) if any Interest Period would end on a day which is not a Banking Day, such Interest Period shall be extended to the next succeeding Banking Day unless such next succeeding Banking Day falls in the next calendar month, in which case such Interest Period shall be shortened to end on the immediately preceding Banking Day.

(c) Interest and fees shall be calculated on the basis of a calendar year unless otherwise specified. Interest calculated with reference to the Adjusted Term SOFR Rate shall be calculated on the basis of a year of 360 days. Any rate that is calculated with reference to a period (the "deemed interest period") that is less than the actual number of days in the calendar year of calculation is, for the purposes of the Interest Act (Canada), equivalent to a rate based on a calendar year calculated by multiplying that rate of interest by the actual number of days in the calendar year of calculation and dividing by the number of days in the deemed interest period. All calculations of interest and fees under the Loan Documents shall be made on the basis of the nominal rates described in this Agreement and not on the basis of effective yearly rates or on any other basis that gives effect to the principle of deemed reinvestment. The Parties acknowledge that there is a material difference between the stated nominal rates and effective yearly rates taking into account reinvestment, and that they are capable of making the calculations required to determine effective yearly rates.

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(d) THE BORROWER CONFIRMS THAT IT FULLY UNDERSTANDS AND IS ABLE TO CALCULATE THE RATE OF INTEREST APPLICABLE UNDER THE LOAN DOCUMENTS BASED ON THE METHODOLOGY FOR CALCULATING PER ANNUM RATES PROVIDED FOR IN SECTION 6.2(c). The Agent agrees that if requested in writing by the Borrower it shall calculate the nominal and effective per annum rate of interest on any Advance outstanding at any time and provide such information to the Borrower promptly following such request; provided that any error in any such calculation, or any failure to provide such information on request, shall not relieve the Borrower of any of its obligations under this Agreement or any other Loan Document, nor result in any liability to the Agent or any Lender. THE BORROWER HEREBY IRREVOCABLY AGREES NOT TO PLEAD OR ASSERT, WHETHER BY WAY OF DEFENCE OR OTHERWISE, IN ANY PROCEEDING RELATING TO THE LOAN DOCUMENTS, THAT THE INTEREST PAYABLE UNDER THE LOAN DOCUMENTS AND THE CALCULATION THEREOF HAS NOT BEEN ADEQUATELY DISCLOSED TO THE BORROWER, WHETHER PURSUANT TO SECTION 4 OF THE INTEREST ACT (CANADA) OR ANY OTHER APPLICABLE LAW OR LEGAL PRINCIPLE.

(e) In this Section 6.2, any reference to a "calendar year" means the calendar year in which the period for which the calculation in question falls. If the period falls in two calendar years, one of which is a leap year, the calculation shall be done separately for the parts of the period that fall in each calendar year and the calculated amounts for each period shall be added.

(f) The Standby Fee shall be calculated daily on the undrawn amount of the RCF at the rate for calculation of the Standby Fee specified in Section 2.7, beginning on the date of this Agreement, and each payment shall cover the period from and including the date of this Agreement or the previous date on which the Standby Fee was due in accordance with Section 2.7, as the case may be, to but excluding the date on which the standby fee is due.

(g) If the Borrower fails to pay when due any amount payable under any Loan Document for which interest is not otherwise provided in this Agreement or another relevant Loan Document, the Borrower shall, on demand, pay interest on the overdue amount to the Agent from and including the due date up to but excluding the date of actual payment, both before and after demand, default or judgment, at the rate of interest determined from time to time in accordance with Section 2.7(a) that is applicable to Base Rate Advances, in each case compounded monthly.

Versamet ARCA

(h) If the Borrower deposits cash as Cash Collateral pursuant to a requirement under this Agreement, the Agent or the Lender or Lenders holding the cash shall pay the Borrower interest on the cash while it continues to be held as Cash Collateral at the rate offered by the relevant Lenders from time to time for deposits in the relevant currency of comparable size and term.

(i) The Parties intend to comply with Applicable Law relating to usury. Notwithstanding any other provision of this Agreement or any other Loan Document, in no event shall any Loan Document require the payment or permit the collection of interest or other amounts in an amount or at a rate in excess of the amount or rate that is permitted by Applicable Law or in an amount or at a rate that would result in the receipt by the Lenders or the Agent of interest at a criminal rate, as the terms "interest" and "criminal rate" are defined under the Criminal Code (Canada). Where more than one Applicable Law applies to any Obligor, that Obligor shall not be obliged to make payment in an amount or at a rate higher than the lowest permitted amount or rate. If from any circumstance whatever, fulfilment of any provision of any Loan Document would result in exceeding the highest rate or amount permitted by Applicable Law for the collection or charging of interest, the obligation to be fulfilled shall be reduced to reflect the highest permitted rate or amount. If from any circumstance the Agent or the Lenders shall ever receive anything of value as interest or deemed interest under any Loan Document that would result in exceeding the highest lawful rate or amount of interest permitted by Applicable Law, the amount that would be excessive interest shall be applied to the reduction of the principal amount of the Credit Facilities, and not to the payment of interest, or if the excessive interest exceeds the unpaid principal balance of the Credit Facilities, the amount exceeding the unpaid balance shall be refunded to the Borrower. For the purposes of the Criminal Code (Canada), the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles and if there is any dispute, the determination of a Fellow of the Canadian Institute of Actuaries appointed by the Agent shall be conclusive.

6.3 Conversions, Rollovers, Renewals, Repayments and Reductions

(a) Subject to the other terms of this Agreement, the Borrower may from time to time:

(i) convert all or any part of the outstanding amount of any Term Benchmark Advance into a Base Rate Advance in the same principal amount, or vice versa;

(ii) rollover all or any part of the outstanding amount of any Term Benchmark Advance at the end of the Interest Period as a new Term Benchmark Advance; and

(iii) in circumstances not mentioned in items (i) and (ii) immediately above, concurrently repay one Advance and obtain a different type of Advance.

Versamet ARCA

(b) Subject to giving notice required by Section 6.4, the Borrower may from time to time repay Advances outstanding under the Credit Facilities without penalty, except that Term Benchmark Advances may not be paid or converted before the end of the applicable Interest Periods unless the Borrower indemnifies the relevant Lenders for any loss or expense that the Lenders incur as a result, including any breakage costs.

(c) The Borrower may from time to time, by giving not less than three Banking Days notice to the Agent in the case of Term Benchmark Advance and paying all accrued and unpaid Standby Fees on the amount to be cancelled or reduced to the effective date of cancellation or reduction, irrevocably notify the Agent of the cancellation of a Credit Facility or of the permanent reduction of the committed amount of a Credit Facility by an amount that must be a minimum of US$1,000,000 and a whole multiple of US$100,000. Any reduction shall be applied pro rata to the respective Commitments of the Lenders under the appliable Credit Facility. The Borrower shall have no right to any reinstatement of any previously committed amount of the applicable Credit Facility after any cancellation or reduction thereof.

(d) Prepayments of Term Benchmark Advances must be made on its current Period End Date.

6.4 Notice of Advances and Payments

(a) The Borrower shall give the Agent irrevocable written notice, in the form attached as Schedule 6.5(a), of any request for any Advance to it. The Borrower shall also give the Agent irrevocable written notice in the same form of any payment by it of any Advance (whether resulting from repayment, prepayment, rollover or conversion).

(b) Notice for Base Rate Advance shall be given not later than the first Banking Day before the Advance Date or date of payment. Notices for Term Benchmark Advances shall be given not later than the third Banking Day before the Advance Date.

(c) Notices shall be given not later than 10:00 a.m. (Toronto time) on the date for notice. Payments (except those being made solely from the proceeds of rollovers and conversions) must be made before 11:00 a.m. (Toronto time) on the date for payment. If a notice or payment is not given or made by those times, it shall be deemed to have been given or made on the next Banking Day, unless all Lenders affected by the late notice or payment agree, in their sole discretion, to accept a notice or payment at a later time as being effective on the date it is given or made.

6.5 Size and Term of Advances

(a) Subject to Section 6.6(b), each Base Rate Advance shall be in an aggregate minimum amount of US$1,000,000, and in a whole multiple of US$100,000.

Versamet ARCA

(b) Subject to Section 6.6(b), each Term Benchmark Advance shall be in a minimum amount of US$1,000,000 and in a whole multiple of US$100,000. In its notice requesting a Term Benchmark Advance, the Borrower shall select an Interest Period of one, three or six months to apply to such particular Term Benchmark Advance.

(c) Terms of Interest Periods of lengths other than those specified in Sections 6.5(b) shall also be available at the discretion of the Lenders from time to time and the Agent may, in circumstances of market disruption or illiquidity, restrict the term or maturity dates of Term Benchmark Advance. There shall not at any time be Term Benchmark Advances outstanding under the Credit Facilities with more than 4 different maturity dates. No Interest Period may end on a date that is not a Banking Day, after the RCF Maturity Date or the TL Maturity Date, as applicable, or after a date on which a Credit Facility is required to be reduced if that would adversely affect the Borrower's ability to make the reduction.

6.6 Payment of Term Benchmark

(a) Subject to Section 9.2, the Borrower shall provide for payment to the Agent at the Branch of Account of the amount of each Term Benchmark Advance for value on the last day of the applicable Interest Period by giving notice under Section 6.4 requesting a rollover or conversion if the Borrower is otherwise entitled to an Advance, or by delivery of payment.

(b) If the Borrower fails to provide for payment in accordance with Section 6.6(a), the Agent shall deem a Base Rate Advance to have been made in the case of failure to provide for a Term Benchmark Advance. The Agent shall immediately give notice of a deemed Advance to the Borrower and the Lenders. The minimum amounts set out in Section 6.5(a) shall not apply to any such deemed Advance.

6.7 Co-ordination of Base Rate and Term Benchmark

(a) The Agent shall advise each Lender of its receipt of a notice pursuant to Section 6.4 requesting a Base Rate Term Benchmark Advance on the day that notice is received from the Borrower and shall, as soon as possible, advise each Lender of that Lender's share of the Advance and the Credit Facility under which such Advance has been requested. Each Lender's share shall be based on its Applicable Percentage, but if the Agent determines that a Lender's Applicable Percentage would result in its share of an Advance not being a whole multiple of C$1,000 or US$1,000, as the case may be, the Agent may increase or reduce the amount to be advanced by that Lender in the Agent's sole discretion to the extent necessary to make the amount a whole multiple.

(b) The Interest Period applicable to a Term Benchmark Advance shall be identical for each Lender.

(c) Each Lender shall deliver its share of the Advance to the Agent not later than 1:00 p.m. (Toronto time) on the Advance Date, for value on that date. Unless the Agent otherwise notifies a Lender, the amount to be delivered by such Lender shall be net of the amount required to repay other Advances it has made that are being repaid, rolled over or converted on that date.

Versamet ARCA

(d) If the Agent determines that all the conditions precedent to an Advance specified in this Agreement have been met, it shall advance to the Borrower the amount delivered by each Lender by crediting the Designated Account before 2:00 p.m. (Toronto time) on the Advance Date, but if the conditions precedent to the Advance are not met by 2:00 p.m. (Toronto time) on the Advance Date, the Agent shall return the funds to the Lenders or invest them in an overnight investment as orally instructed by each Lender until the Advance is made.

(e) Any difference between the actual proceeds of an Advance and the amount required to repay any Advance that is concurrently being repaid and any difference between the actual proceeds of an Advance and the amount required to fulfill any specific use of the proceeds that the Borrower has directed the Agent to make, shall be paid by the Borrower to the Agent from its own resources by 1:00 p.m. (Toronto time) on the Advance Date.

6.8 Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 6.8, if:

(i) the Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term Benchmark Advance, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period; or

(ii) the Agent is advised by the Required Lenders that prior to the commencement of any Interest Period for a Term Benchmark Advance, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Advances included in such Term Benchmark Advance for such Interest Period;

then the Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower deliver a new notice pursuant to Schedule 6.5(a), as applicable, in accordance with the terms hereof, (1) any request for a conversion of any Advance to, or rollover of any Advance as, a Term Benchmark Advance and any notice pursuant to Schedule 6.5(a) that requests an Advance of a Term Benchmark Advance shall instead be deemed to be a request for a conversion or rollover of or request for an Advance of a Base Rate Advance; provided that if the circumstances giving rise to such notice affect only one type of Advance, then all other types of Advances shall be permitted. Furthermore, if any Term Benchmark Advance is outstanding on the date of the Borrower's receipt of the notice from the Agent referred to in this Section 6.8(a) with respect to an Adjusted Term SOFR Rate applicable to such Term Benchmark Advance, then until (x) the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower deliver a new notice pursuant to Schedule 6.8(a), as applicable, in accordance with the terms hereof, any Term Benchmark Advance shall on the last day of the Interest Period applicable to such Term Benchmark Advance (or the next succeeding Banking Day if such day is not a Banking Day), be converted by the Agent to, and shall constitute a Base Rate Advance.

Versamet ARCA

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Banking Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 6.8, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 6.8.

Versamet ARCA

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of "Interest Period" for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of "Interest Period" for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower's receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Advance of, conversion to or continuation of Term Benchmark Advances to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Advance into a request for an Advance of or conversion to a Base Rate Advance. If any Term Benchmark Advance is outstanding on the date of the Borrower's receipt of notice of the commencement of a Benchmark Unavailability Period with respect to an Adjusted Term SOFR Rate applicable to such Term Benchmark Advance, then until such time as a Benchmark Replacement is implemented pursuant to this Section 6.8, (1) any Advance of a Term Benchmark Advance shall on the last day of the Interest Period applicable to such Advance (or the next succeeding Banking Day if such day is not a Banking Day), be converted by the Agent to, and shall constitute a Base Rate Advance.

6.9 Illegality

If after the date hereof, the adoption of any Applicable Law, or any change in any Applicable Law (whether adopted before or after the Restatement Date), or any change in interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall make it unlawful or impossible for any Lender to make, maintain or fund its portion of Term Benchmark Advances, such Lender shall so notify the Agent, and the Agent shall forthwith give notice thereof to the other Lenders and the Borrower. Before giving any notice to the Agent pursuant to this Section 6.9, such Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the sole reasonable judgment of such Lender, be otherwise materially disadvantageous to such Lender. Upon receipt of such notice, notwithstanding anything contained in this Agreement, the Borrower shall repay in full the then outstanding principal amount of such Lender's portion of each affected Term Benchmark Advance, together with accrued interest thereon, on either (a) the Interest Payment Date applicable to such affected Term Benchmark Advances if such Lender may lawfully continue to maintain and fund its portion of such Term Benchmark Advance to such day or (b) immediately if such Lender may not lawfully continue to fund and maintain its portion of such affected Term Benchmark Advances to such day. Concurrently with repaying such portion of each affected Term Benchmark Advance, the Borrower may borrow a Base Rate Advance from such Lender, whether or not it would have been entitled to effect such borrowing and such Lender shall make such Advance of a Base Rate Advance, if so requested, in an amount such that the outstanding principal amount of the affected Advance made by such Lender shall equal the outstanding principal amount of such Advance immediately prior to such repayment. The obligation of such Lender to make Term Benchmark Advances is suspended only until such time as it is once more possible and legal for such Lender to fund and maintain Term Benchmark Advances.

Versamet ARCA

6.10 Failure of Lender to Fund

(a) Unless the Agent has received notice from a Lender before the proposed date of any Advance that such Lender will not make available to the Agent such Lender's share of such Advance, the Agent may assume that such Lender has made such share available on such date in accordance with the provisions of this Agreement concerning funding by Lenders and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If a Lender has not in fact made its full share of the applicable Advance available to the Agent, then the applicable Lender shall pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at a rate determined by the Agent in accordance with prevailing banking industry practice on interbank compensation. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender's Advance. If the Lender does not pay such amount forthwith, the Borrower shall pay to the Agent forthwith on demand such corresponding amount with interest thereon at the interest rate applicable to the Advance in question. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that has failed to make such payment to the Agent.

(b) Notwithstanding Section 6.10(a), if any Lender fails to make available to the Agent its Applicable Percentage of any Advance (that Lender being the "Non-Funding Lender"), the Agent shall forthwith give notice of that failure by the Non-Funding Lender to the Borrower and the other Lenders. The Agent shall then forthwith give notice to the other Lenders that any Lender may make available to the Agent all or any portion of the Non-Funding Lender's Applicable Percentage of that Advance (but in no way shall any other Lender or the Agent be obliged to do so) in the place of the Non-Funding Lender. If more than one Lender gives notice that it is prepared to make funds available in the place of a Non-Funding Lender in those circumstances and the aggregate of the funds which those Lenders (collectively the "Contributing Lenders" and individually the "Contributing Lender") are prepared to make available exceeds the amount of the Advance which the Defaulting Lender failed to make, then each Contributing Lender shall be deemed to have given notice that it is prepared to make available its Applicable Percentage of that Advance based on the Contributing Lenders' relative commitments to advance in those circumstances. If any Contributing Lender makes funds available in the place of a Non-Funding Lender in those circumstances, then the Non-Funding Lender shall pay to any Contributing Lender making the funds available in its place, forthwith on demand, any amount advanced on its behalf together with interest thereon at the rate applicable to that Advance from the date of advance to the date of payment, against payment by the Contributing Lender making the funds available of all interest received in respect of the Advance from the Borrower. The failure of any Lender to make available to the Agent its Applicable Percentage of any Advance as required herein shall not relieve any other Lender of its obligations to make available to the Agent its Applicable Percentage of any Advance as required herein.

Versamet ARCA

6.11 Payments by the Borrower

(a) All payments made by or on behalf of the Borrower pursuant to this Agreement shall be made to and received by the Agent and shall be distributed by the Agent to the Lenders as soon as possible upon receipt by the Agent. Except as required to make payments in respect of the Other Secured Obligations or as otherwise provided in this Agreement (including Section 6.11(b)), the Agent shall distribute:

(i) repayments of principal in accordance with each Lender's Applicable Percentage of the Credit Facilities on a pro rata basis;

(ii) all other payments received by the Agent, including amounts received on the enforcement of Guarantees or Security Documents, in accordance with each Lender's Applicable Percentage of the Credit Facilities except that with respect to proceeds of enforcement, no Lender shall receive an amount in excess of the amounts owing to it in respect of the Obligations.

(b) If the Agent does not distribute a Lender's share of a payment made by the Borrower to that Lender for value on the day that payment is made or deemed to have been made to the Agent, the Agent shall pay to the Lender on demand an amount equal to the product of (i) the Interbank Reference Rate per annum, multiplied by (ii) the Lender's share of the amount received by the Agent from or on behalf of the Borrower and not so distributed, multiplied by (iii) a fraction, the numerator of which is the number of days that have elapsed from and including the date of receipt of the payment by the Agent to but excluding the date on which the payment is made by the Agent to such Lender and the denominator of which is 365.

Versamet ARCA

The Agent shall be entitled to withhold any Tax applicable to any payment as required by Applicable Law.

6.12 Payments by Agent

(a) For greater certainty, the following provisions shall apply to any and all payments made by the Agent to the Lenders hereunder:

(i) the Agent shall be under no obligation to make any payment (whether in respect of principal, interest, fees or otherwise) to any Lender until an amount in respect of that payment has been received by the Agent from the Borrower;

(ii) if the Agent receives less than the full amount of any payment of principal, interest, fees or other amount owing by the Borrower under this Agreement, the Agent shall have no obligation to remit to each Lender any amount other than such Lender's Applicable Percentage of that amount which is the amount actually received by the Agent;

(iii) if any Lender advances more or less than its Applicable Percentage of a Credit Facility, that Lender's entitlement to that payment shall be increased or reduced, as the case may be, in proportion to the amount actually advanced by such Lender;

(iv) except as specified in any applicable Assignment and Assumption, if a Lender's Applicable Percentage of an Advance has been advanced, or a Lender's Commitment has been outstanding, for less than the full period to which any payment (other than a payment of principal) by the Borrower relates, that Lender's entitlement to that payment shall be reduced in proportion to the length of time such Lender's Applicable Percentage under such Credit Facility or such Lender's Commitment under such Credit Facility, as the case may be, has actually been outstanding;

(v) the Agent acting reasonably and in good faith shall, after consultation with the Lenders in the case of any dispute, determine in all cases the amount of all payments to which each Lender is entitled and that determination shall, in the absence of manifest error, be binding and conclusive;

(vi) the Agent shall be entitled to round any Lender's Applicable Percentage of any payments received from the Borrower to the nearest C$1,000 or US$1,000, as applicable; and

(vii) on written request from any Lender, the Agent shall deliver to the Lenders a statement detailing any of the payments to the Lenders referred to herein.

(b) Unless the Agent has received written notice from the Borrower before the date on which any payment is due to the Agent for the account of any Lender that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute the amount due to the Lenders. In that event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at a rate determined by the Agent in accordance with prevailing banking industry practice on interbank compensation.

Versamet ARCA

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1 Representations and Warranties

Each Obligor represents and warrants to the Agent and each Lender, acknowledging and confirming that the Agent and each Lender is relying thereon without independent inquiry in entering into this Agreement and providing Advances hereunder, that:

(a) Incorporation and Qualification. Each Obligor is duly incorporated or existing, continued, amalgamated or constituted, as the case may be, and validly existing under the laws of the jurisdiction of its incorporation or creation, and each is duly qualified, licensed or registered to carry on business under Applicable Laws in all jurisdictions in which the nature of its Property or business makes such qualification necessary.

(b) Power and Authority. Each Obligor has all requisite corporate or other power and authority to (i) own and operate its Property and to carry on its business as now conducted and (ii) enter into and perform its obligations under this Agreement and the other Loan Documents to which it is a party.

(c) Authorization, Government Approvals, etc. The execution and delivery of each of the Loan Documents by each Obligor which is a party thereto and the performance by each such Obligor of its respective obligations hereunder and thereunder have been duly authorized by all necessary corporate action and no registration, qualification, permit, designation, declaration or filing with any Governmental Authority is or was necessary therefor or to perfect the same, except as are in full force and effect, unamended, at the date hereof (or as may become necessary subsequent to the date hereof and notice of which has been given to the Agent).

(d) Absence of Conflict. The execution and delivery of the Loan Documents by each Obligor which is a party thereto and the performance by each Obligor of its respective obligations thereunder and compliance with the terms, conditions and provisions thereof, will not (i) conflict with or result in a breach of any of the terms, conditions or provisions of (A) its Constating Documents or by-laws or any unanimous shareholder agreement relating to it, (B) any resolution of its security holders, directors or committee of directors (or any equivalent body), (C) any Applicable Law, (D) any contractual restriction binding on or affecting it or its Property (including any Material Agreement), or (E) any judgment, injunction, determination or award which is binding on it or its Property; or (ii) result in, require or permit (A) the imposition of any Lien in, on or with respect to the Property now owned or hereafter acquired by it (other than pursuant to the Security Documents or which is a Permitted Lien), (B) the acceleration of the maturity of any Debt binding on or affecting it, or (C) any third party to terminate or acquire any rights adverse to the applicable Obligor under any Material Agreement.

Versamet ARCA

(e) No Restrictions in Constating Documents. Neither the Constating Documents of any Obligor nor any joint venture or similar document or agreement to which it is a party restricts the power of its directors to borrow money (in the case of the Borrower only), give financial assistance by way of loan, guarantee or otherwise (in the case of the Guarantors only) or create any Lien on any or all of its present and future Property to secure the Obligations.

(f) Execution and Binding Obligation. This Agreement and the other Loan Documents have been duly executed and delivered by each Obligor which is a party thereto and constitute legal, valid and binding obligations of such Obligor, enforceable against it in accordance with their respective terms, subject only to any limitation under Applicable Laws relating to (i) bankruptcy, insolvency, reorganization, moratorium or creditors' rights generally, (ii) general equitable principles including the discretion that a court may exercise in the granting of equitable remedies and (iii) any necessary stamping and registration requirements.

(g) Compliance with Laws. None of the Obligors has violated or failed to comply in any material respect with any Applicable Law, or any judgment, decree or order of any court, applicable to its business. The conduct of the business of each of the Obligors is in conformity in all material respects with Applicable Law. None of the Obligors has received any notice to the effect that, or otherwise been advised that, it is not in material compliance with any Applicable Law, and none of the Obligors knows of any currently existing circumstances that are likely to result in the material violation of any Applicable Law.

(h) No Default. No Default or Event of Default has occurred and is continuing.

(i) Litigation. As of the date of execution of this Agreement, other than as disclosed to the Agent, there are no suits, actions, disputes, investigations, claims, orders, arbitration, legal or other proceedings, appeals or applications for review, at law, in equity or before any Governmental Authority, or industrial or labour disputes (collectively, "Claims"), in each case pending or outstanding, or, to the knowledge of the Borrower, threatened against any Obligor that, either individually or in the aggregate, if determined adversely, could result in a Material Adverse Change. To its knowledge, other than as disclosed to the Agent, there is not any factual or legal basis on which any such Claim might be commenced with any reasonable likelihood of success.

Versamet ARCA

(j) Financial Statements. Complete copies of the current annual audited (and, if applicable, consolidated) and unaudited interim quarterly consolidated financial statements of the Borrower have been provided to the Agent and the Lenders and present fairly in all material respects the assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial position of the Borrower on a consolidated basis as of the dates referred to therein and the results of operation of the Borrower on a consolidated basis for the periods covered thereby in accordance with GAAP consistently applied except in the case of quarterly financial statements, notes to the statements and normal year-end audit adjustments required by GAAP are not included.

(k) Business Plans, etc. All projections, including forecasts, budgets, pro formas and business plans provided to the Agent or the Lenders by or on behalf of any Obligor, or any of them, were prepared in good faith based on assumptions which were believed to be reasonable and are believed to be reasonable estimates of the prospects of the businesses referred to therein.

(l) Disclosed Liabilities. The Obligors have no liabilities (whether absolute, accrued, contingent) or other obligations of the type required to be included in the (and, if applicable, consolidated) financial statements of the Borrower in accordance with GAAP that are not fully included on the Borrower's audited (and, if applicable, consolidated) financial statements provided to the Agent and the Lenders for its most recently-completed Fiscal Year or the Borrower's consolidated unaudited financial statements for its most recently-completed Fiscal Quarter, other than liabilities and obligations incurred after such Fiscal Year end or Fiscal Quarter end in the Ordinary Course, none of which could reasonably be expected to result in a Material Adverse Change.

(m) Existing Debt. No Obligor is an obligor in respect of any Debt other than Permitted Debt. As of the date hereof, no Obligor is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Debt of any Obligor and no event or condition exists with respect to any Debt of any Obligor that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(n) Ownership of Property. Each Obligor has good and marketable title to its Property, in each case free and clear of all Liens other than Permitted Liens.

(o) Location of Business. As of the date hereof, the only jurisdictions in which any Obligor has any place of business or stores any material tangible personal property are as set forth in Schedule 7.1(o).

(p) Material Agreements. Schedule 7.1(p) accurately sets out, as of the date hereof, all Material Agreements. A true and complete copy of each such Material Agreement has been delivered to the Agent. All Material Agreements are in full force and effect, unamended, and no Obligor or, to the Borrower's knowledge, any other party to any such agreement is in material default with respect thereto, nor, to the Borrower's knowledge has any event or circumstance occurred which with the giving notice or the passage of time or both would give rise to such a default. The Material Agreements set forth in Schedule 7.1(p) are Freely Transferrable Material Agreements.

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(q) Equity Interests.

(i) Schedule 7.1(q) is a complete and accurate organizational chart for the Obligors as of the Restatement Date. The organizational chart for the Obligors most recently delivered pursuant to Section 8.3(d) (if any) is an accurate and complete organizational chart for the Obligors.

(ii) The outstanding capital stock or other ownership interests, as applicable, of each of the Obligors is validly issued, fully paid and non-assessable and is owned (excluding of the Borrower) as set forth in Schedule 7.1(q), free and clear of all Liens (other than those arising under or contemplated in connection with the Security Documents and Permitted Liens). No Obligor (excluding the Borrower) has outstanding any securities convertible into or exchangeable for its capital stock nor does any such Person have outstanding any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to its capital stock.

(iii) All Permits required to carry on the business of the Obligors are in full force and effect and no Obligor is in default of such Permit, except where the absence of such Permit, failure to maintain such Permit in full force and effect, or the default thereunder could not reasonably be expected to result in a Material Adverse Change. No Obligor is in violation of any agreement, mortgage, franchise, licence, judgment, decree, order, statute, statutory trust, rule or regulation relating in any way to itself or to the operation of its business or to its property or assets and which could reasonably be expected to have a Material Adverse Change.

(iv) There is no present or threatened (in writing) expropriation or condemnation of the property or assets of any Obligor of which any Obligor has been informed or otherwise has knowledge of.

(r) Intellectual Property. Each Obligor owns or is licensed or otherwise has the right to use all Intellectual Property that is necessary for the operation of its business without conflict with the rights of any other Person other than any conflict which could not reasonably be expected to result in a Material Adverse Change.

(s) Pension Plans. No Obligor maintains, sponsors, funds or is subject to any Pension Plan or any other plan or arrangement that provides for retiree benefits or for benefits for retired employees or to the beneficiaries or dependants of retired employees.

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(t) Real Property. Other than as set out in Schedule 7.1(t), none of the Obligors owns nor has agreed to acquire any real property or interest in real property. Other than as set out in Schedule 7.1(t), none of the Obligors leases nor has agreed to lease any real property or interest in real property.

(u) Consent Agreements, Consents, Approvals, etc. No consent and acknowledgment agreements, consents, approvals, acknowledgements, undertakings, non- disturbance agreements, directions or other documents or instruments which have not already been provided to the Agent are required to be entered into by any Person (i) to make effective the Collateral created or intended to be created by the Obligors in favour of the Agent pursuant to the Security Documents, (ii) to ensure the perfection and the intended priority of such Collateral and (iii) to implement the transactions contemplated hereby.

(v) Environmental Matters.

(i) Having made due inquiry, except to the extent the Applicable Laws are complied with or no Material Adverse Change would occur individually or in the aggregate, (A) there are no active or abandoned storage tanks located on any real property which any Obligor occupies or controls, (B) there are no Hazardous Materials located on, above, below or from any real property that any Obligor occupies or controls (including contained in the soil or water constituting such real property), (C) no release, spill, leak, emission, discharge, leaching, dumping or disposal of Hazardous Materials has occurred on or from such real property, and (D) no real property that any Obligor occupies or controls has been used as a landfill or waste disposal site.

(ii) The business and Property of each Obligor (both current and former) have been and are being owned, occupied and operated in substantial compliance with Applicable Laws intended to protect human health, natural resources and the environment (including, without limitation, Applicable Laws respecting the rehabilitation, restoration, disposal or emission of Hazardous Materials), there are no breaches thereof and no enforcement actions or third party claims in respect thereof are threatened or pending which, in any such case, could result in a Material Adverse Change,

(w) Taxes and Withholdings.

(i) Each Obligor has (A) in all material respects duly filed on a timely basis all returns in respect of Taxes and reports required to be filed by it and has paid, collected and remitted all Taxes due and payable, collectible or remittable by it, except for such Taxes as are being contested in good faith and for which adequate reserves have been made on its books in accordance with GAAP and (B) made adequate provision for Taxes payable by it for the current period and any previous period for which tax returns are not yet required to be filed, except for such Taxes as are being contested in good faith and for which adequate reserves have been made on its books in accordance with GAAP. Except as disclosed in writing to the Agent from time to time, there are no actions, proceedings or claims pending or, to the Borrower's knowledge, threatened, against any Obligor in respect of Taxes that would result in a Material Adverse Change or that would be required to be reflected in the financial statements of the Borrower in accordance with GAAP.

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(ii) Each Obligor has (A) withheld from each payment made to any of its past or present employees, officers or directors, and to any non-resident of the country in which it is resident, or accrued for, the amount of all material Taxes and other deductions required to be withheld therefrom and has paid the same to the proper Governmental Authority or other receiving officers within the time required under any Applicable Laws and (B) collected and remitted to the appropriate Governmental Authority when required by Applicable Law to do so all material amounts collectible and remittable in respect of goods and services tax and similar provincial or state Taxes, and has paid all such material amounts payable by it on account of sales Taxes including goods and services and value-added taxes.

(x) Employee Plans and Statutory Plans.

(i) Except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Change, (i) each Employee Plan is, and has been, established, registered, qualified, administered and invested in compliance in all respects with its terms and all Applicable Law, (ii) all employer and employee payments, contributions and premiums required to be remitted or paid to or in respect of any Employee Plan or Statutory Plan have been remitted or paid in a timely fashion to or in respect of the Employee Plan or the Statutory Plan in accordance with their respective terms and all Applicable Law, (iii) all obligations of any Obligor that are required to be performed under each applicable Employee Plan and Statutory Plan have been satisfied, (iv) there is no claim by any Governmental Authority or by any Person pending or, to its knowledge, threatened in respect of any Employee Plan (except routine claims for payment of benefits), (v) no event has occurred that has given rise to or could reasonably be expected to give rise to any liability on the part of any Obligor under any Employee Plan except those disclosed in the financial statements required to be provided pursuant to this Agreement, (vi) with respect to any Employee Plan that is registered under any Applicable Law, no event has occurred and no condition exists that has resulted or could reasonably be expected to result in that Employee Plan having its registration revoked, or entitle any Person (except a Obligor) to terminate or wind up that Employee Plan (in whole or in part), or result in that Employee Plan being placed under the administration of any Governmental Authority, or result in a Obligor being required to pay any Taxes or penalties under any Applicable Law; (vii) no change has occurred in respect of the funding or financial condition of any Pension Plan since the date of the most recent financial statements, accounting statements, actuarial reports and other materials required to be provided pursuant to this Agreement or the Original Credit Agreement, and (viii) each Pension Plan is fully funded, on a going concern basis and a solvency basis, in accordance with the terms of the Pension Plan and the requirements of Applicable Law.

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(ii) Except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Change, during the last twelve consecutive months, (i) no steps have been taken by a Obligor or by a Governmental Authority to terminate or wind up an Employee Plan (wholly or in part) that could result in a Obligor being required to make additional contributions to the Employee Plan, and (ii) no condition exists and no event has occurred with respect to any Employee Plan or Statutory Plan that might result in an increase in the amount of a Obligor's liability over, or the incurrence by it of any liability in addition to, its liability before the existence of the condition or the occurrence of the event, or that might result in it incurring any fine or penalty.

(iii) All contributions or premiums required to be made or paid by the Obligor to a Pension Plan have been made on a timely basis in accordance with the terms of such Pension Plan and all Applicable Law.

(y) Solvency. Each of the Obligors is able to meet its obligations as they generally become due and has not ceased paying its current obligations in the Ordinary Course as they generally become due.

(z) Use of Credit. No advances under the Credit Facilities will be used for any purpose other than for the purposes set out in Section 2.3.

(aa) Insurance. Each Obligor or the Borrower on behalf of itself and all other Obligors maintains insurance which is in full force and effect that complies with all of the requirements of this Agreement. Schedule 7.1(y) lists all existing insurance policies maintained by the Obligors as of the date hereof.

(bb) Non-Arm's Length Transactions. There are no agreements, arrangements or transactions between any Obligor, on the one hand, and any Affiliate of or other Person not dealing at Arm's Length with such Obligor (other than another Obligor or an Affiliate and other than Ordinary Course arrangements with any employee, officer or director of an Obligor), on the other hand, in existence as of the date hereof, other than as disclosed in the Borrower's consolidated financial statements.

(cc) Full Disclosure. All information and data concerning the Obligors (other than projections) that has been prepared by any Obligor or any of its representatives or advisors and that has been made available to the Agent and/or the Lenders by the Borrower or any of its Subsidiaries was, at the time such information and data (other than projections) was made available, true and correct in all material respects, and, at the time such information and data was made available, did not, taken as a whole, contain any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements contained in such information and data (other than projections) not misleading in any material respect in light of the circumstances under which such statements were made.

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(dd) OFAC. It is not in violation of any of the country or list based economic and trade sanctions applicable to it and administered and enforced by OFAC. No Obligor (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has any of its assets located in Sanctioned Entities, or (iii) derives any of its revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. If any Obligor obtains actual knowledge or receives any written notice that any Obligor, any Affiliate of any Obligor is named on the then current OFAC SDN List (such occurrence, an "OFAC Event"), such Obligor shall promptly (i) give written notice to the Agent of such OFAC Event, and (ii) comply in all material respects with all Applicable Laws with respect to such OFAC Event (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), and each Obligor hereby authorizes and consents to the Agent taking any and all steps the Agent deems necessary, in its sole but reasonable discretion, to avoid violation of all Applicable Laws with respect to any such OFAC Event, including the requirements of the Sanctioned Entities (including the freezing and/or blocking of assets and reporting such action to OFAC).

(ee) Anti-Corruption Laws. No part of the proceeds of the Advances shall be used, directly or indirectly: (a) to offer or give anything of value to any official or employee of any foreign government department or agency or instrumentality or government-owned entity, to any foreign political party or party official or political candidate or to any official or employee of a public international organization, or to anyone else acting in an official capacity (collectively, "Foreign Official"), in order to obtain, retain or direct business by (i) influencing any act or decision of such Foreign Official in his official capacity, (ii) inducing such Foreign Official to do or omit to do any act in violation of the lawful duty of such Foreign Official, (iii) securing any improper advantage or (iv) inducing such Foreign Official to use his influence with a foreign government or instrumentality to affect or influence any act or decision of such government or instrumentality; (b) to cause any Lender to violate the U.S. Foreign Corrupt Practices Act of 1977 or any other similar laws in Canada; or (c) to cause any Lender to violate any other anti-corruption law applicable to such Lender (all laws referred to in clauses (b) and (c) being "Anti- Corruption Laws").

(ff) Sanctions Laws. No Obligor and to the knowledge of the Obligors, no Affiliate or broker or other agent of any Obligor acting or benefiting in any capacity in connection with the Advances is any of the following (a "Restricted Person"): (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the "Executive Order"); (ii) a Person that is named as a "specially designated national and blocked person" on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list or similarly named by any similar foreign governmental authority; (iii) a Person that is owned 50 percent or more by any Person described in Section 7.1(x)(ii); (iv) any other Person with which any Obligor is prohibited from dealing under any Sanctions laws applicable to such Obligor; or (v) a Person that derives any of its annual revenue from investments in or transactions with any Person described in Section 7.1(x)(i), (ii) or (iii). Further, none of the proceeds from the Advances shall be used to finance or facilitate, directly or indirectly, any transaction with, investment in, or any dealing for the benefit of, any Restricted Person or any transaction, investment or dealing in which the benefit is received in a country for which such benefit is prohibited by any Sanctions laws applicable to any Obligor.

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(gg) No Material Adverse Change. There has been no Material Adverse Change since June 30, 2025.

(hh) Perfection Certificate. All information in each Perfection Certificate is true and correct in all material respects as at the date of delivery of such Perfection Certificate.

(ii) Intercorporate Obligations. Each Obligor which is a creditor of an Obligor has executed and delivered to the Agent a Postponement and Subordination Agreement.

(jj) Security Documents. On and after the Restatement Date, the provisions of the Security Documents are effective to create, in favour of the Agent for the benefit of the Lenders, a legal, valid and enforceable first priority Lien on all of the Property purported to be covered thereby, and all necessary recordings and filings have been made, or shall be made on the Restatement Date, in all necessary public offices, and all other necessary and appropriate action has been taken, so that each such Security Document creates a perfected Lien on all right, title and interest of the Obligor which is a party thereto in the Property covered thereby, prior and superior to all other Liens and all necessary consents to the creation, perfection and enforcement of such Liens, if required, have been obtained from each of the parties to the Material Agreements, as applicable.

(kk) Asset Coverage. The Obligors account for greater than 85% of Consolidated Assets and greater than 85% of Consolidated Revenue.

7.2 Survival of Representations and Warranties

Unless expressly stated to be made as of a specific date, the representations and warranties made in this Agreement shall survive the execution of this Agreement and all other Loan Documents, and shall be deemed to be repeated as of the date of each Advance (including any deemed Advance) and as of the date of delivery of each Compliance Certificate, subject to modifications made by the Borrower to the Lenders in writing and accepted by the Required Lenders, acting reasonably. Each Lender shall be deemed to have relied upon such representations and warranties at each time it makes an Advance under this Agreement as a condition of making an Advance under this Agreement or continuing to extend the Credit Facilities.

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ARTICLE 8

COVENANTS

8.1 Financial Covenants

(a) The Borrower shall maintain the Leverage Ratio at less than or equal to:

(i) 5.00:1.00 from and including March 31, 2025; and

(ii) 3.50:1.00 from and including March 31, 2026,

and shall calculate the Leverage Ratio as at the last day of each Fiscal Quarter.

(b) The Borrower shall maintain the Interest Coverage Ratio at greater than or equal to:

(i) 2.00:1.00 from and including March 31, 2025; and

(ii) 3.00:1.00 from and including March 31, 2026,

and shall calculate the Interest Coverage Ratio as at the last day of each Fiscal Quarter.

(c) The Borrower shall at all times maintain Liquidity in an amount greater than or equal to:

(i) US$1,500,000 from and including the Restatement Date; and

(ii) US$5,000,000 from and including November 30, 2025,

and shall calculate Liquidity as at the last day of each Fiscal Quarter.

8.2 Positive Covenants

During the term of this Agreement, each Obligor shall perform the covenants specified in this Section 8.2.

(a) Payment and Operation of Business.

(i) It shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.

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(ii) It shall duly pay the Obligations when due, either as Borrower or in accordance with its Guarantee, at the times and places and in the manner required by the terms of this Agreement.

(iii) It shall keep proper books of account and records, maintain its corporate status in all jurisdictions where it carries on business, operate its business in accordance with sound business practices and in compliance in all material respects with all Applicable Laws (including those regarding ownership of Persons carrying on the type of business that it carries on).

(iv) It shall continue its business, except as the board of directors of the Borrower may otherwise, in good faith, determine is in the best interests of the Obligors, and could not reasonably be expected to result in a Material Adverse Change.

(v) It shall manage its business in a proper, prudent and efficient manner (as the board of directors of the Borrower may determine in good faith) in all material respects.

(vi) It shall, and shall cause each Obligor to, comply with all Applicable Laws, either related to bribery or anti-corruption or the non-compliance with which could reasonably be expected to result in a Material Adverse Change and the Borrower shall, and shall cause each of its Subsidiaries to, make such filings with, any Governmental Authority as may be necessary to carry on their respective businesses, to own, lease and operate their respective Property and to enable them to enter into and perform its obligations under each of the Loan Documents to which they are expressed to be a party or to render each such Loan Document legal, valid, binding or enforceable.

(vii) It shall, and shall cause each Obligor to, comply in all material respects with and perform its obligations under all leases (whether real or personal property) and Contracts, including all Material Agreements to which it is a party or by which it is bound.

(viii) It shall, and shall cause each Obligor to, use all commercially reasonable efforts to ensure that all Material Agreements entered into on and after the Restatement Date (excluding, for the avoidance of doubt, Material Agreements that are acquired by way of assignment pursuant to a Permitted Acquisition) expressly permit assignments of the benefits of such agreements as collateral security to the Agent.

(b) Use of Credit. The Borrower shall only use advances under the Credit Facilities for the purposes set out in Section 2.3.

(c) Inspection. It shall, and shall cause each other Obligor to, at all reasonable times and from time to time on reasonable notice, permit representatives of the Agent and/or the Lenders to inspect any of its Property, and to examine and take extracts from its financial books, accounts and records, including but not limited to accounts and records stored in computer data banks and computer software systems, and to discuss its financial condition with its senior officers and (in the presence of such of its Representatives as it may designate) its auditors, the reasonable expense of all of which in respect of one visit per fiscal year or any visit during the continuance of an Event of Default shall be paid by the Borrower provided that the Agent and the Lenders maintain the confidentiality of all confidential information they receive in accordance with usual requirements of banker/customer confidentiality, and do not disclose or use it except for the purposes of the Loan Documents.

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(d) Insurance. It shall, and shall cause each Obligor to, maintain, or cause to be maintained, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as would be prudent and reasonable for companies engaged in similar businesses and owning similar Property in the same general areas in which the Obligors (as the case may be) operate. The Obligors shall pay and cause each of the other Obligors to pay all premiums necessary for such purpose as the same shall become due and provide particulars of all such policies and all renewals thereof to the Agent upon written request.

(e) Taxes and Withholdings.

(i) Each Obligor shall pay all material Taxes as they become due and payable unless they are being contested in good faith by appropriate proceedings and it has made adequate provision for payment of the contested amount.

(ii) Each Obligor shall withhold from each payment made to any of its past or present employees, officers or directors, and to any non-resident of the country in which it is resident, or accrued for, the amount of all material Taxes and other deductions required to be withheld therefrom and pay the same to the proper tax or other receiving officers within the time required under any Applicable Law.

(iii) Each Obligor shall collect from all Persons the amount of all material Taxes required to be collected from them and remit the same to the proper Governmental Authority or other receiving officers within the time required under any Applicable Law.

(f) Share Certificates. It shall deliver to the Agent all share certificates or other evidences of ownership of all of the Equity Interests of each Guarantor.

(g) Material Agreements. Each Obligor shall, within 90 days of the date of the acquisition of such Material Agreement, use commercially reasonable efforts to obtain consent and acknowledgement agreements from counterparties to Material Agreements which are not Freely Transferrable Material Agreements.

(h) Account Control / Blocked Account Agreements. Each Obligor shall, in the case of its primary operating bank account(s) maintained within Canada or the United States, if applicable, obtain blocked account agreements or account control agreements, as applicable, from each financial institution (other than BMO or another Lender) which maintains such account(s), within 30 days of such Obligor depositing (or causing the deposit of) any funds into such account.

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(i) Reimbursement of Expenses. The Borrower shall (i) reimburse the Agent, on demand, for all reasonable and documented out-of-pocket costs, charges and expenses incurred by or on behalf of the Agent (including the reasonable and documented fees, disbursements and other charges of one primary counsel and any local or special counsel to the Agent in connection with its due diligence as well as the negotiation, preparation, execution, delivery, syndication, participation, administration and interpretation of the Loan Documents and the closing documentation ancillary to the completion of the transactions contemplated hereby and thereby and any amendments, consents and waivers hereto and thereto (whether or not consummated or entered into)), the charges of Syndtrack and any lien search fees and lien registration fees and (ii) reimburse the Agent and the Lenders, on demand, for all out-of-pocket costs, charges and expense incurred by or on behalf of any of them (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Loan Documents.

(j) Creation and Perfection of Liens. It shall (and shall cause each other Obligor) create and perfect (and cause to be created and perfected) the Liens purported to be created by the Security Documents as valid and enforceable first priority Liens over the Collateral.

(k) Maintenance of Liens. It shall take all action reasonably required to maintain and preserve the Liens created by the Security Documents to which it is a party and the priority of such Liens. It shall (and shall cause each other Obligors to) from time to time execute or cause to be executed any and all further instruments reasonably requested by the Agent for such purposes. It shall (and shall cause each other Obligors to) promptly discharge at its own cost and expense, any Lien on the Collateral.

(l) Other Matters.

(i) It shall, and shall cause each other Obligor to, (A) observe and comply in all material respects at all times with the provisions of all Applicable Laws (including Environmental Laws) relating to Hazardous Materials, human health, natural resources and the environment; and (B) provide such evidence of compliance in all material respects with such Applicable Laws (including Environmental Laws) and any standards thereunder as the Required Lenders may reasonably require from time to time.

(ii) It shall and shall cause all of the other Obligors to perform all of its obligations under and in respect of each Employee Plan, Statutory Plan and any Pension Plan and shall remit or pay all payments, contributions and premiums that it is required to remit or pay to or in respect of each Employee Plan, Statutory Plan and any Pension Plan in a timely way in accordance with the terms of the applicable plan and all Applicable Law.

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(iii) It shall promptly provide all such information, including information concerning its directors, officers, direct and indirect holders of Equity Interests and other Persons exercising Control over it and including supporting documentation and other evidence, as may be reasonably requested by the Agent, any Lender or any prospective assignee or participant of a Lender, in order to comply with policies and procedures relating to Applicable Law regarding anti-money laundering, anti-terrorist financing, government sanction and "know your client" matters, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

(iv) It shall, promptly upon having knowledge thereof, cure or cause to be cured any defects in the execution and delivery of any of the Loan Documents or any of the other agreements, instruments or documents contemplated hereby and thereby or executed pursuant hereto and thereto or any defects in the validity or enforceability of any of the Loan Documents and execute and deliver or cause to be executed and delivered all such agreements, instruments and other documents as the Agent may consider reasonably necessary or desirable for the foregoing purposes.

(v) It shall, and shall cause each Obligor at all times to, take all action and supply the Agent and the Lenders with all information necessary to maintain the Liens granted pursuant to the Security Documents as valid and perfected first ranking Liens charging the Property charged thereby, subject only to Permitted Liens.

(vi) It shall, and shall cause each Obligor to, execute and deliver, upon request by the Agent, such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Agent to carry out more effectually the provisions and purposes of the Loan Documents.

(m) Post-Closing Covenant. The Borrower shall, by no later than 5 Banking Days following the Restatement Date (or such other date as the Agent may agree to in writing), deliver to the Agent a certified copy of the fully executed [Redacted - Commercially Sensitive Information].

8.3 Periodic Reports and Notices.

(a) During the term of this Agreement, the Borrower shall deliver or cause the delivery of the items listed below. All financial statements and other reports shall be in a form satisfactory to the Lenders.

(i) The Borrower shall, as soon as practicable and in any event within 60 days following the end of each Fiscal Quarter (excluding the fourth Fiscal Quarter), cause to be prepared and delivered to the Agent and the Lenders, its interim unaudited (and if applicable, consolidated) financial statements as at the end of such quarter, in each case prepared in accordance with GAAP (subject to year-end adjustments and excluding footnotes), in each case consisting of a statement of financial position, a statement of changes in equity, a statement of cash flows, a statement of income (loss) and comprehensive income (loss) and management's discussion and analysis for the period commencing with the end of the previous Fiscal Quarter and ending with the end of such Fiscal Quarter, together with figures for the year-to-date and setting forth in each case, in comparative form, the figures for the corresponding portion of the previous Fiscal Year.

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(ii) The Borrower shall, as soon as practicable and in any event within 120 days following the end of each of its Fiscal Years, cause its annual audited consolidated financial statements to be prepared in accordance with GAAP and delivered to the Agent and the Lenders in each case consisting of a statement of financial position, a statement of changes in equity, a statement of cash flows, a statement of income (loss) and comprehensive income (loss), in each case setting forth the corresponding figures for the previous Fiscal Year in comparative form, together with management's discussion and analysis, and the report thereon of an independent auditor of recognized national standing (without qualification) to the effect that the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Borrower, as of the end of such Fiscal Year and the consolidated results of the operations and changes in cash flow for such Fiscal Year in conformity with GAAP, consistently applied.

(iii) The Borrower shall, concurrently with the delivery of its financial statements referred to in Sections 8.3(a)(i) and 8.3(a)(ii), provide the Agent and the Lenders with a Compliance Certificate and written notification of any change in the information certified in the Perfection Certificate which change would result in the Lien in favour of the Agent on such Collateral becoming unperfected or, in the case of any after acquired asset, such asset not being subject to a Lien under a Security Document.

(iv) From and including the date of the initial RCF Facility Increase, the Borrower shall, as soon as practicable and in any event not later than 120 days following the end of each of its Fiscal Years, cause to be prepared and delivered to the Agent and the Lenders, the Borrower's forecasts (for the remainder of the then existing Fiscal Year and for the immediately following Fiscal Year) of revenues, expenses, operating costs, financial covenant calculations and EBITDA on a consolidated basis, and such other information as may reasonably be requested by the Agent to provide the Agent and the Lenders a proper understanding thereof.

(v) The Borrower shall, annually to the extent such forecast is available, cause to be delivered to the Agent and the Lenders a multi-year forecast for the duration for the then current life of mine plan for the producing and material development properties underlying the Material Agreements.

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(vi) The Borrower shall promptly provide the Agent and each of the Lenders with all other information reasonably requested by the Agent or any of the Lenders from time to time concerning the business, financial condition and Property of the Obligors.

If there is any change in a subsequent period from the accounting policies, practices and calculation methods used by the Borrower in preparing its financial statements for its Fiscal Year ended December 31, 2024, or components thereof, provided that they are voluntarily adopted by the Borrower, the Borrower shall provide the Agent and the Lenders with all information that the Agent and the Lenders reasonably require (without restating financial information for past periods) for them to ensure that reports provided to the Agent and the Lenders after any change are comparable to previous reports. In addition, if the changed policies, practices and methods would materially affect the results of calculations made for the purposes of the Loan Documents, those calculations shall continue to be made based on the accounting policies, practices and calculation methods that were used in preparing the Borrower's financial statements for its Fiscal Year ended December 31, 2024 unless and until the Borrower and the Required Lenders agree on amendments to the calculations and/or covenant compliance levels to reflect the changes.

(b) The Borrower shall deliver to the Agent:

(i) as soon as practicable and in any event within three Banking Days after becoming aware of the occurrence of each Default or Event of Default, a statement of a senior officer of the Borrower setting forth the details of such Default or Event of Default and the action which the Borrower proposes to take or has taken with respect thereto;

(ii) promptly, and in any event within five Banking Days after any Obligor receives notice of or becomes aware of any suit, proceeding or similar action commenced or threatened by any Governmental Authority or other Person which could reasonably result in a Material Adverse Change, a statement setting forth the details of such suit, proceeding or action;

(iii) certified copies of all Material Agreements entered into after the date hereof;

(iv) promptly, and in any event within five Banking Days after any Obligor receives notice of or becomes aware of any termination, cancellation or non- renewal of any Material Agreement where such termination, cancellation or non-renewal could reasonably result in a Material Adverse Change, a statement setting forth the details of such notice, termination, cancellation or non-renewal;

(v) notification of any material default, event of default, acceleration or enforcement proceeding with respect to any agreements to which any Obligor is party with respect to any Debt in excess of US$5,000,000 within three Banking Days of the occurrence of such default, event of default, acceleration or commencement of such enforcement proceeding;

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(vi) notification of any notice received from, or other action taken by or proposed to be taken by, any creditor (other than the Lenders) of any Obligor which could reasonably be expected to result in a Material Adverse Change;

(vii) promptly upon the issuance thereof, copies of all annual reports, annual information forms and material change reports filed with any stock exchange, securities commission or similar regulatory body in any jurisdiction (except for, without limitation of or derogation from the Borrower's obligations under this Section 8.3(b), any material change report filed on a confidential basis with any securities commission or stock exchange); provided that, except for the financial statements referred to in Sections 8.3(a)(i) and (ii) (copies of which, for certainty, shall be delivered to the Agent in accordance with those Sections), all annual reports, annual information forms, material change reports and other reports referred to above that are filed on SEDAR shall be deemed to have been delivered to the Agent when made available to the public on SEDAR;

(viii) notification of any change in its auditors;

(ix) notification within 15 days after an Obligor changes its name, adopts a French form of name or changes its chief executive office, principal place of business or the location at which it issues accounts or maintains its books and records;

(x) notification within 15 days after an Obligor changes its jurisdiction of incorporation or formation without providing the Agent with 30 days' prior written notice thereof, provided that the Borrower may not change its jurisdiction of incorporation or formation to a place outside of Canada or the United States without the prior written consent of the Required Lenders; and

(xi) such other information respecting the condition, operations, financial or otherwise, of the business of the Borrower or its Subsidiaries as the Agent may from time to time reasonably request.

(c) The Borrower shall, as soon as practicable and in any event within five Banking Days, notify the Agent and the Lenders on becoming aware of the occurrence of any claim or other circumstance affecting any Obligor, the result of which could reasonably be expected to result in a Material Adverse Change, and shall from time to time provide the Agent and the Lenders with all reasonable information requested by any of the Agent or the Lenders concerning the status thereof.

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(d) The Borrower shall promptly inform the Agent in writing of any change to the organizational chart in Schedule 7.1(q).

8.4 Negative Covenants

During the term of this Agreement, the Obligors shall not, and shall not permit any other Obligor to, do any of the things specified in this Section 8.4 without the prior written consent of the Required Lenders.

(a) Liens. No Obligor shall create, incur or assume or suffer to exist or cause or permit any Lien upon or in respect of any of its Property, except for Permitted Liens.

(b) Restrictions on Debt. No Obligor shall create, incur, assume or permit the existence of any Debt, other than Permitted Debt.

(c) Derivatives. No Obligor shall:

(i) enter into Derivatives of any kind after the date of this Agreement unless: (A)(i) the Derivatives are entered into with Lenders or Affiliates of Lenders, or (ii) with Persons (other than Lenders or Affiliates of Lenders) on an unsecured basis; and (iii) the Derivatives are entered into in the Ordinary Course (but not speculative purposes) to hedge or mitigate bona fide interest rate, currency, commodity or other financial risks to which the Obligors are exposed in the conduct of their business or the management of their liabilities; or (B) such Derivatives are permitted pursuant to paragraph (d)(ii) of Permitted Debt and are not for speculative purposes; or

(ii) enter into Derivatives that permit margin calls, unless such Derivatives are otherwise permitted pursuant to paragraph (d)(ii) of Permitted Debt.

(d) Business and Property. No Obligor shall:

(i) carry on any business other than the acquisition of and investment in precious metals royalty, streaming and similar agreements;

(ii) permit any Disposition of the whole or any part of its Property except for:

(A) Dispositions of obsolete or redundant equipment in the Ordinary Course;

(B) any Disposition of Property which has been consented to by the Required Lenders;

(C) any Disposition of Property by an Obligor to any other Obligor;

(D) any Disposition permitted pursuant to Section 8.4(e)(i);

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(E) any Disposition by an Obligor of Property consisting of real property rights (whether fee simple, leasehold, mining leases, patented or unpatentented mining claims and other similar interests) in exchange for consideration consisting of, whether in whole or in part, a royalty or stream (or an option therefor) in respect of future mining activities undertaken on or in respect of the real property right so Disposed of;

(F) any Disposition by an Obligor of Permitted Investments that constitute marketable securities;

(G) a Disposition of up to 30% of the economic interest in the Equinox GPSA to a third party purchaser;

(H) a Disposition resulting from Equinox's exercise of the Equinox Buydown Option provided the Borrower complies with Section 2.5 hereof;

(I) any Disposition of any metals received under the terms of any royalty, streaming or similar agreement made in the Ordinary Course; and

(J) any other Dispositions of Property (other than Intercompany Debt), if the aggregate fair market value of the Property being Disposed of does not exceed, in any Fiscal Year, 10% of the consolidated book value of all assets of the Borrower, calculated using the annual audited consolidated financial statements of the Borrower as of the end of the most recently completed Fiscal Year at the time of any such Disposition, provided, in each case, that no Default or Event of Default exists at the time of such proposed Disposition and no Default or Event of Default would exist immediately after the implementation of the Disposition.

(e) Corporate Matters. No Obligor shall:

(i) directly or indirectly, Dispose of all or substantially all of its Property and shall not merge or amalgamate pursuant to statutory authority or otherwise with any other Person except upon compliance with Article 12;

(ii) change its fiscal year end without providing the Agent with at least 30 days' prior written notice thereof; or

(iii) change its auditors, except for a change to another "big four" Canadian accounting firm.

(f) Acquisitions. No Obligor shall, nor shall it permit any of its Subsidiaries to, make any Acquisition other than a Permitted Acquisition provided no Default or Event of Default exists at the time of such proposed Acquisition and no Default or Event of Default would exist immediately after the implementation of any such proposed Acquisition.

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(g) Investments. No Obligor shall, nor shall it permit any of its Subsidiaries to, make any Investments other than Permitted Investments provided no Default or Event of Default exists at the time of such proposed Investment and no Default or Event of Default would exist immediately after the implementation of any such proposed Investment.

(h) Distributions. No Obligor shall make any Distribution other than:

(i) an Obligor may make a Distribution to another Obligor;

(ii) [intentionally deleted];

(iii) the Borrower may make a Distribution funded entirely by the proceeds of a Specified Purpose Equity Offering;

(iv) an Obligor may make payments pursuant to and in accordance with equity based compensation plans, bonus plans, stock or other benefit plans or employment or consulting contracts for its officers, consultants or employees; provided no Default or Event of Default exists at the time of such proposed Distribution and no Default or Event of Default would exist immediately after the implementation of any such proposed Distribution;

(v) cash payments to Sandstorm or Nomad Royalty Corp. contemplated by the Royalty Purchase Agreement as in effect as of the Restatement Date; and

(vi) ordinary course payments in respect of the shared services arrangement between the Borrower and Sandstorm pursuant to which Sandstorm provides the Borrower with shared office space and IT, marketing and office administration services, provided that such payments are on an Arm's Length basis or at prices and conditions not less favourable to the Borrower than could be obtained on an Arm's Length basis from unrelated third parties.

(i) Restriction on Non-Arm's Length Transactions. No Obligor shall enter into any transaction or agreement with any Person not at Arm's Length with such Obligor other than (i) in the ordinary course of business at prices and on terms and conditions not less favourable to the Borrower or such other Obligor than could be obtained on an Arm's Length Basis from unrelated third parties; and (ii) any Debt, Investment, Acquisition or Distribution permitted hereunder, provided that such restriction shall not restrict the Obligors from carrying out good faith internal Tax structuring transactions among the Obligors, provided that any such Tax structuring does not impair the Lenders' security interests pursuant to the Security Documents and are not otherwise materially adverse to the Lenders.

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(j) Consensual Limitations. No Obligor shall create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any consensual limitation or restriction on its ability to make any payments to the Agent or the Lenders, or provide the security contemplated in the Guarantees or the Security Documents to the Agent, or perform or observe any of its other covenants or agreements under any of the Loan Documents, as and when required hereunder and thereunder.

(k) Amendments to Organizational Documents. No Obligor shall amend, nor permit any of its Subsidiaries to amend, its Constating Documents in a manner that would be prejudicial to the interests of the Agent or any of the Lenders under the Loan Documents or which could reasonably be expected to result in a Material Adverse Change.

(l) Amendments to Intercompany Debt. No Obligor shall amend any Intercompany Debt in a manner that would be prejudicial to the interests of the Agent or any of the Lenders under the Loan Documents.

(m) No Change in Accounting Treatment or Reporting Practices. No Obligor shall, and shall not permit any of its Subsidiaries to, make any material change in its accounting or reporting or financial reporting practices (i) except as required from time to time by GAAP or by Applicable Law or otherwise (ii) except as required in order to conform with the accounting practices of the Borrower (subject always to conformity with GAAP), provided in each of the foregoing cases, any such changes are promptly disclosed to the Agent.

(n) Material Subsidiaries. Each Obligor shall ensure that no Material Subsidiary that has not yet become an Obligor in accordance with Section 3.1 breaches any covenant contained in the Loan Documents.

(o) Amendments to Material Agreements. No Obligor shall amend, nor permit any of its Subsidiaries to amend, any Material Agreement in a manner that would be prejudicial to the interests of the Agent or any of the Lenders under the Loan Documents or which could reasonably be expected to result in a Material Adverse Change.

ARTICLE 9

EVENTS OF DEFAULT

9.1 Events of Default

The occurrence of any one or more of the following events (each such event and the expiry of the cure period, if any, provided in connection herewith, being herein referred to as an "Event of Default") shall constitute an event of default under this Agreement:

(a) if the Borrower fails to pay any amount of principal of any Advance when due and payable;

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(b) if any Obligor fails to pay any amount of interest when due or, to pay fees or other Obligations (other than principal and interest) within two Banking Days of when due;

(c) if any Obligor makes any certification, representation or warranty under or pursuant to any of the Loan Documents which is incorrect, misleading or incomplete in any material respect when made or deemed to be made and the same is not remedied within 30 days of the earlier of the Borrower's receipt of notice from the Agent identifying the incorrect, misleading or incomplete certification, representation or warranty and requiring the Borrower to remedy the same or the Borrower becoming aware of the same;

(d) if any Obligor:

(i) becomes insolvent, or generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its indebtedness (or a moratorium is otherwise declared in respect of any of its indebtedness), or proposes a compromise or arrangement between it or any class of its creditors;

(ii) commits an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada) or under analogous foreign law, or makes an assignment of its property for the general benefit of its creditors under such Act or under analogous foreign law, or makes a proposal (or files a notice of its intention to do so) under such Act or under analogous foreign law;

(iii) institutes any proceeding seeking to adjudicate it an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of its or its debts or any other relief, under any federal, provincial, state or foreign law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) and any applicable corporations legislation) or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(iv) applies for the appointment of, or the taking possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property; or

(v) threatens to do any of the foregoing, or takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 9.1(d) or otherwise acts in furtherance thereof or fails to act in a timely and appropriate manner in defence thereof;

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(e) any petition is filed, application made or other proceeding instituted against or in respect of any Obligor:

(i) seeking to adjudicate it an insolvent;

(ii) seeking a receiving order against it under the Bankruptcy and Insolvency Act (Canada) or under analogous foreign law;

(iii) seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief under any federal, provincial or foreign law now or hereafter in effect relating to bankruptcy, winding- up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors (including the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) and any applicable corporations legislation or at common law or in equity); or

(iv) seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for it or any substantial part of its property;

and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of 30 days after the institution thereof, provided that if an order, decree or judgment is granted or entered (whether or not entered or subject to appeal) against such Person thereunder in the interim, such grace period will cease to apply, and provided further that if such Person files an answer admitting the material allegations of a petition filed against it in any such proceeding, such grace period will cease to apply;

(f) any corporate action, resolution or other procedure or step is taken:

(i) seeking any of the events referred to in Section 9.1(e)(iii) in respect of any Obligor;

(ii) for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official for or to any Obligor or any substantial part of its property; or

(iii) for the enforcement of any Lien over any property of any Obligor;

(g) any other event occurs which, under the laws of any applicable jurisdiction, has an effect equivalent to any of the events referred to in Sections 9.1(d), 9.1(e) or 9.1(f) and if the event is equivalent to the event referred to in Section 9.1(e), the 30-day grace period will apply as set out in Section 9.1(e);

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(h) if the Obligors shall, or shall permit any of their Subsidiaries, as the case may be, to, default in the observance or performance of any agreement, covenant or condition contained in Article 4 and Sections 8.1, 8.2(m), 8.4 and 12.1;

(i) if any one or more of the Obligors shall fail to pay the principal of (or lease payments on), or premium or interest on, any Debt outstanding in a principal amount which, when aggregated with the principal amount of all other Debt in respect of which any of them has failed to pay the principal of, or premium or interest on, exceeds US$2,500,000 (or the Equivalent Amount in any other currency) (excluding Debt due to the Lenders hereunder and Intercompany Debt) (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or any other event of default or early termination event (howsoever described or designated) shall occur or condition shall exist, and shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to any such Debt and the effect of such event is to accelerate, or permit the acceleration of, Debt of any of them in a principal amount which, when aggregated with the principal amount of all other Debt of any of them which is, or may be, declared due and payable prior to its specified maturity as a result of an event of default, exceeds US$2,500,000 (or the Equivalent Amount in any other currency);

(j) [intentionally deleted];

(k) if (i) the obligations of any Obligor hereunder or under the other Loan Documents shall cease to constitute the legal, valid and binding obligations of such Obligor, (ii) any Loan Document shall cease to be in full force and effect, or (iii) any Obligor shall have contested the validity of the Loan Documents or denied that it had any liability thereunder;

(l) if any judgment or order or series of judgments or orders (whether or not related) for the payment of money in an aggregate amount in excess of US$2,500,000 (or the Equivalent Amount in any other currency), other than any judgment or order for which one or more of the Obligors will recover under a policy of insurance, shall be rendered against any one or more of the Obligors and: (i) such judgment or order or series of judgments and/or orders are final with no further right of appeal and the Borrower has not satisfied the Required Lenders, acting reasonably, that the Borrower or any other Obligor (as applicable) is able to satisfy such judgment or order or series of judgments and/or orders; or (ii) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or series of judgments and/or orders, as the case may be; or (iii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order or series of judgments and/or orders, as the case may be, by reason of a pending appeal or otherwise, shall not be in effect;

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(m) the occurrence of a Material Adverse Change;

(n) if the security interest in favour of the Agent pursuant to the any of the Security Documents shall cease to constitute a perfected first priority Lien, subject only to Permitted Liens, in favour of the Agent;

(o) if a Change of Control shall occur; or

(p) if any Obligor shall default in the observance or performance of any agreement, covenant or condition contained in any Loan Document to which it is a party (other than a covenant or condition whose breach or default in performance is elsewhere in this Section 9.1 specifically dealt with) and such default (if capable of remedy) shall remain unremedied for 30 days.

9.2 Acceleration and Termination of Rights

(a) Upon the occurrence of an Event of Default and at any time thereafter while an Event of Default is continuing, the Agent may, in consultation with the Lenders (and, if so instructed by the Required Lenders, shall), by written notice to the Borrower:

(i) declare the Advances to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums then owed by the Borrower hereunder or under any other Loan Document) or declare such Advances to be due and payable on demand of the Agent; and/or

(ii) declare that all of the Commitments shall be cancelled, whereupon the same shall be cancelled and the Commitment of each Lender shall be reduced to zero; and/or

(iii) exercise any or all of its rights, remedies or powers under or pursuant to the Loan Documents.

(b) If, pursuant to this Section 9.2, the Agent declares any Advances to be due and payable on demand, then, and at any time thereafter, the Agent may (and, if so instructed by the Required Lenders, shall) by written notice to the Borrower call for repayment of such Advances on such date or dates as it may specify in such notice (whereupon the same shall become due and payable on such date together with accrued interest thereon and any other sums then owed by the Borrower hereunder or under any other Loan Document and the provisions of Section 9.7 shall apply) or withdraw its declaration with effect from such date as it may specify in such notice.

(c) Notwithstanding subsection (a), if an Event of Default under Section 9.1(d), 9.1(e), 9.1(f) or 9.1(g) occurs and is continuing, then without prejudice to the other rights of the Lenders as a result of any such event, without any notice or action of any kind by the Agent or the Lenders (all of which are hereby expressly waived by the Borrower), and without presentment, demand or protest (all of which are hereby expressly waived by the Borrower), the Lenders' obligations to make Advances shall immediately terminate and the Obligations shall immediately become due and payable.

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9.3 Remedies

If an Event of Default has occurred and is continuing such that the entire principal amount of the Advances then outstanding and all accrued and unpaid interest thereon and all other payments due hereunder by the Borrower which are unmatured shall become due and payable in accordance with the provisions of Section 9.2, the Guarantees and the Security Documents shall become enforceable and Agent may, in consultation with the Lenders (and if so instructed by the Required Lenders, shall) take such action or proceedings on behalf of the Lenders and in compliance with Applicable Law as is or may be expedient to enforce the same, all without any additional notice, presentment, demand, protest or other formality, all of which are hereby expressly waived by the Obligors.

9.4 Saving

Neither the Agent nor any Lender shall be under any obligation to the Obligors or any other Person to realize any collateral or enforce the Guarantees, the Security Documents or any part thereof or to allow any collateral to be sold, dealt with or otherwise disposed of. Neither the Agent nor any Lender shall be responsible or liable to the Obligors or any other Person for any loss or damage upon the realization or enforcement of, the failure to realize or enforce the Guarantees, the Security Documents or any part thereof or the failure to allow any collateral to be sold, dealt with or otherwise disposed of or for any act or omission on their respective parts or on the part of any director, officer, agent, servant or adviser in connection with any of the foregoing, except that the Agent or a Lender may be responsible or liable for any loss or damage (excluding incidental, consequential or special damages) arising from its wilful misconduct or gross negligence.

9.5 Perform Obligations

If an Event of Default has occurred and is continuing, the Agent may, in consultation with the Lenders (and if so instructed by the Required Lenders, shall) perform any such covenants or agreements in any manner deemed fit by the Agent without thereby waiving any rights to enforce the Loan Documents. All expenses (including any legal costs) paid by the Agent and/or the Lenders in respect of the foregoing shall form part of the Obligations and shall be guaranteed by the Guarantees and secured by the Security Documents.

9.6 Third Parties

No Person dealing with the Agent or any Lender or any other agent of the Lenders shall be concerned to inquire whether the Loan Documents have become enforceable, or whether the powers which the Agent or the Lenders or such other agent are purporting to exercise have become exercisable, or whether any Obligations remain outstanding, or as to the necessity or expediency of the stipulations and conditions subject to which any action shall be taken, or otherwise as to the propriety or regularity of any action that is proposed.

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9.7 Remedies Cumulative

It is expressly understood and agreed that the rights and remedies of the Lenders and the Agent hereunder or under any other Loan Document or other instrument executed pursuant to this Agreement are cumulative and are in addition to and not in substitution for any rights or remedies provided by law or by equity; and any single or partial exercise by the Lenders or the Agent of any right or remedy for a default or breach of any term, covenant, condition or agreement contained in this Agreement or any other Loan Document shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies to which the Lenders or the Agent may be lawfully entitled for such default or breach. Any waiver by the Lenders or the Agent of the strict observance, performance or compliance with any term, covenant, condition or other matter contained herein and any indulgence granted, either expressly or by course of conduct, by the Lenders or the Agent shall be effective only in the specific instance and for the purpose for which it was given and shall be deemed not to be a waiver of any rights and remedies of the Lenders or the Agent under this Agreement or any other Loan Document as a result of any other default or breach hereunder or thereunder.

9.8 Suspension of Lenders' Obligations

Without prejudice to the rights which arise out of this Agreement or by law, the occurrence of a Default or Event of Default shall, while such Default or Event of Default shall be continuing, relieve the Lenders of all obligations to make any Advances hereunder (whether or not any notice in respect of any such Advance shall have been received by the Agent prior to the occurrence of a Default or Event of Default) or to accept or comply with any notice or to convert any Advance into a Term Benchmark Advance (except, provided no Event of Default has occurred and is continuing, a conversion permitted by the Agent in its discretion in accordance with the provisions of Section 6.3) or to accept any notice in respect of a rollover of a Term Benchmark Advance.

9.9 Set-Off or Compensation

If an Event of Default has occurred and is continuing, each of the Agent and the Lenders and each of their respective Affiliates is hereby authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Obligor against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to the Agent and/or such Lender, irrespective of whether or not the Agent and/or such Lender has made any demand under this Agreement or any other Loan Document and although such obligations of such Obligor may be contingent or unmatured or are owed to a branch or office of the Agent and/or such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Agent and/or each of the Lenders and their respective Affiliates under this Section 9.9 are in addition to other rights and remedies (including other rights of setoff, consolidation of accounts and bankers' lien) that the Agent and/or the Lenders or their respective Affiliates may have. The Agent and each Lender agrees to promptly notify the Borrower and the Agent (or in the case of the Agent, the Lenders) after any such setoff and application, but the failure to give such notice shall not affect the validity of such setoff and application. If any Affiliate of the Agent or a Lender exercises any rights under this Section 9.9, it shall share the benefit received in accordance with Section 10.6 as if the benefit had been received by the Lender of which it is an Affiliate.

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9.10 Application of Payments After an Event of Default

If any Event of Default shall occur and be continuing such that the entire principal amount of the Advances then outstanding and all accrued and unpaid interest thereon and all other payments due hereunder by the Borrower which are unmatured shall become immediately due and payable in accordance with the provisions of Section 9.2, all payments made by the Borrower hereunder or payments made pursuant to any of the provisions of any of the Guarantees shall be applied in the following order:

(a) to amounts due hereunder as costs and expenses of the Agent;

(b) to amounts due hereunder as costs and expenses of the Lenders;

(c) to amounts due hereunder as fees;

(d) to amounts due hereunder as interest;

(e) rateably to amounts due hereunder as principal and amounts due in respect of any Other Secured Obligations with the Lenders or any of their Affiliates; and

(f) any balance to the Borrower or as a court of competent jurisdiction shall determine.

ARTICLE 10

AGENCY PROVISIONS

10.1 Appointment of BMO as Agent

(a) Each of the Lenders hereby irrevocably appoints BMO as the Agent to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b) Without limiting Section 10.1(a), each of the Lenders grants to the Agent:

(i) a power of attorney, for the purposes of Applicable Laws in respect of the Guarantees and Security Documents to sign documents comprising the Guarantees and the Security Documents from time to time (as the party accepting the grant of the Guarantees and the Security Documents); and

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(ii) the right to delegate its authority as attorney to any other Person, whether or not an officer or employee of the Agent.

10.2 Rights as a Lender

The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Obligor or any Affiliate thereof as if such Person were not the Agent and without any duty to account to the Lenders.

10.3 Exculpatory Provisions

(a) The Agent shall not have any duties or obligations except those expressly specified herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

(i) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Loan Documents), but the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that may be contrary to any Loan Document or Applicable Law; and

(ii) shall not, except as expressly specified herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(b) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as is necessary, or as the Agent believes in good faith is necessary, under the provisions of the Loan Documents) or (ii) in the absence of its own gross negligence or wilful misconduct. The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing the Default or Event of Default is given to the Agent by the Borrower or a Lender.

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(c) Except as otherwise expressly specified in this Agreement, the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition specified in this Agreement, other than to confirm receipt of items expressly required to be delivered to the Agent.

10.4 Reliance by Agent

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent has received notice to the contrary from such Lender before the making of such Advance. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5 Delegation of Duties

The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent from among the Lenders (including the Person serving as Agent) and their respective Affiliates. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The provisions of this Article and other provisions of this Agreement for the benefit of the Agent shall apply to any such subagent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Agent.

10.6 Direct Payments

(a) If any Lender, by exercising any right of setoff or counterclaim or otherwise, obtains any payment or other reduction that might result in such Lender receiving payment or other reduction of a proportion of the aggregate amount of its Advances and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such payment or other reduction shall (a) notify the Agent of such fact and (b) purchase (for cash at face value) participations in the Advances and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders rateably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them, provided that:

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(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest;

(ii) the provisions of this Section 10.6(a) shall not be construed to apply to (A) any payment made by any Obligor pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant, other than to any Obligor or any Affiliate of an Obligor (as to which the provisions of this Section 10.6(a) shall apply); and

(iii) the provisions of this Section 10.6(a) shall not be construed to apply to (A) any payment made while no Event of Default has occurred and is continuing in respect of obligations of the Borrower to such Lender that do not arise under or in connection with the Loan Documents, (B) any payment made in respect of an obligation that is secured by a Permitted Lien or that is otherwise entitled to priority over the Borrower's obligations under or in connection with the Loan Documents, (C) any reduction arising from an amount owing to an Obligor upon the termination of Derivatives entered into between the Obligor and such Lender except for a net amount available after the termination of all Derivatives entered into between the Obligors and such Lender and the setoff of resulting amounts owing by the Obligors and to the Obligors, or (D) any payment to which such Lender is entitled as a result of any form of credit protection obtained by such Lender.

(b) The Obligors consent to the foregoing and agree, to the extent they may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Obligor rights of setoff and counterclaim and similar rights of Lenders with respect to such participation as fully as if such Lender were a direct creditor of each Obligor in the amount of such participation.

10.7 Administration of the Credit Facilities

(a) Unless otherwise specified herein, the Agent shall perform the following duties under this Agreement:

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(i) before an Advance, ensure that all conditions precedent have been fulfilled in accordance with the terms of this Agreement, subject to Section 13.2 and any other applicable terms of this Agreement;

(ii) take delivery of each Lender's Applicable Percentage of an Advance and make all Advances hereunder in accordance with the procedures in Section 6.7;

(iii) use reasonable efforts to collect promptly all sums due and payable by the Borrower pursuant to this Agreement;

(iv) make all payments to the Lenders in accordance with the provisions of this Agreement;

(v) hold the Guarantees and any security or collateral as agent on behalf of the Lenders;

(vi) hold all legal documents relating to the Credit Facilities, maintain complete and accurate records showing all Advances made by the Lenders, all remittances and payments made by the Borrower to the Agent, all remittances and payments made by the Agent to the Lenders and all fees or any other sums received by the Agent and, except for accounts, records and documents relating to the fees payable under the Fee Letter, allow each Lender and its advisors to examine such accounts, records and documents at its own expense, and provide any Lender, upon reasonable notice, with such copies thereof as such Lender may reasonably require from time to time at the Lender's expense;

(vii) except as otherwise specifically provided for in this Agreement, promptly advise each Lender on receipt of each notice and deliver to each Lender, promptly upon receipt, all other written communications furnished by the Obligors to the Agent on behalf of the Lenders pursuant to this Agreement, including without limitation copies of financial reports and certificates which are to be furnished to the Agent;

(viii) forward to each of the Lenders, on request and at the expense of the Lender so requesting (other than customary record books which shall be provided at the expense of the Borrower), copies of this Agreement, the Guarantees and other Loan Documents (other than the Agency Fee Letter); and

(ix) promptly forward to each Lender, on request, an up-to-date loan status report.

(b) The Agent may take the following actions only with the prior consent of the Required Lenders, unless otherwise specified in this Agreement:

(i) subject to Section 10.7(c), exercise any and all rights of approval conferred on the Lenders by this Agreement;

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(ii) give written notice to the Obligors in respect of any matter in respect of which notice may be required, permitted, necessary or desirable in accordance with or pursuant to this Agreement, promptly after receiving the consent of the Required Lenders, except that the Agent shall, without direction from the Lenders, immediately give the Borrower notice of any payment that is due or overdue under the terms of this Agreement unless the Agent considers that it should request the direction of the Required Lenders, in which case the Agent shall promptly request that direction;

(iii) amend, modify or waive any of the terms of this Agreement, including waiver of a Default, if such action is not otherwise provided for in Section 10.7(c);

(iv) declare an Event of Default or take action to enforce performance of the Obligations and the Guarantees and/or pursue any other legal remedy necessary;

(v) decide to accelerate the amounts outstanding under the Credit Facilities; and

(vi) pay insurance premiums, taxes and any other sums as may be reasonably required to protect the interests of the Lenders.

(c) The Agent may take the following actions only if the prior unanimous consent of the Lenders is obtained, unless otherwise specified herein:

(i) amend, modify, discharge, terminate or waive any of the provisions of Section 5.1;

(ii) amend, modify, discharge, terminate or waive any of the terms of the Guarantees or the Security Documents or release any security other than as expressly contemplated in the Loan Documents (including Section 13.19);

(iii) amend, modify, discharge, terminate or waive any of the terms of this Agreement if such amendment, modification, discharge, termination or waiver would change the amount of a Credit Facility, amend the purpose of a Credit Facility, reduce the interest rates and similar charges applicable to a Credit Facility, reduce the fees payable with respect to a Credit Facility, extend any date fixed for payment of principal, interest or any other amount relating to a Credit Facility or extend the term of a Credit Facility; or

(iv) amend the definition of "Required Lenders" or this Section 10.7(c).

For greater certainty, no Lender's Commitment or Applicable Percentage may be amended without the consent of that Lender. Provided further that no amendment, waiver or consent, unless in writing and signed by the Agent in addition to the Lenders required herein above to take such action, reflects the rights or duties of the Agent under any Loan Documents or in respect of any Advance.

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(d) Notwithstanding Sections 10.7(b) and 10.7(c), the Agent may, without the consent of the Lenders, make amendments to the Loan Documents that are for the sole purpose of curing any immaterial or administrative ambiguity, defect or inconsistency, but shall immediately notify the Lenders of any such action. The Agent may also discharge any Guarantee or Security Document and the other obligations under the Loan Documents of any Obligor except the Borrower to the extent necessary to allow any Obligor to complete any sale or other disposition of Property permitted by this Agreement or any consent or waiver pursuant to this Agreement.

(e) As between the Obligors, on the one hand, and the Agent and the Lenders, on the other hand:

(i) all statements, certificates, consents and other documents which the Agent purports to deliver on behalf of the Lenders or the Required Lenders shall be binding on each of the Lenders, and the Obligors shall not be required to ascertain or confirm the authority of the Agent in delivering such documents;

(ii) all certificates, statements, notices and other documents which are delivered by the Obligors to the Agent in accordance with this Agreement shall be deemed to have been duly delivered to each of the Lenders; and

(iii) all payments which are delivered by the Borrower to the Agent in accordance with this Agreement shall be deemed to have been duly delivered to each of the Lenders.

(f) Except in its own right as a Lender, the Agent shall not be required to advance its own funds for any purpose, and in particular, shall not be required to pay with its own funds insurance premiums, taxes or public utility charges or the cost of repairs or maintenance with respect to any Property that is the subject matter of any security, nor shall it be required to pay with its own funds the fees of solicitors, counsel, auditors, experts or agents engaged by it as permitted hereby.

(g) Without limiting any other provision contained in this Section 10.7, the parties hereto agree that Section 3.2 of this Agreement may not be amended, modified or waived without the prior written consent of the Agent, each Lender, its Affiliates and any former Lender (or any of its Affiliates) to whom Other Secured Obligations are owed and which are guaranteed or subject to any Lien granted pursuant the Collateral as contemplated in Section 3.2.

10.8 Rights of Agent

(a) In administering the Credit Facilities, the Agent may retain, at the expense of the Lenders if such expenses are not recoverable from the Borrower, such solicitors, counsel, auditors and other experts and agents as the Agent may select, in its sole discretion, acting reasonably and in good faith after consultation with the Lenders.

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(b) The Agent shall be entitled to rely on any communication, instrument or document believed by it to be genuine and correct and to have been signed by the proper individual or individuals, and shall be entitled to rely and shall be protected in relying as to legal matters upon opinions of independent legal advisors selected by it. The Agent may also assume that any representation made by the Borrower is true and that no Default has occurred unless the officers or employees of the Lender acting as Agent, active in their capacity as officers or employees responsible for the Borrower's account, have actual knowledge to the contrary or have received notice to the contrary from any other Party.

(c) The Agent shall be entitled to receive a fee for acting as Agent as set out in the Agency Fee Letter.

10.9 Acknowledgements, Representations and Covenants of Lenders

(a) Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender represents and warrants that it has the legal capacity to enter into this Agreement pursuant to its Constating Documents and any Applicable Law and has not violated its Constating Documents or any Applicable Law by so doing.

(c) Each Lender agrees to indemnify the Agent and hold it harmless (to the extent not reimbursed by the Borrower), rateably according to its Applicable Percentage (and not jointly or jointly and severally) from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel, which may be incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or the transactions therein contemplated. However, no Lender shall be liable for any portion of such losses, claims, damages, liabilities and related expenses resulting from the Agent's gross negligence or wilful misconduct. The Agent shall not be required to take or continue any action unless the Agent has received sufficient funds or arrangements satisfactory to it for indemnification to cover the cost of the proposed action.

(d) To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 13.7(a) and 13.7(b) to be paid by it to the Agent (or any subagent or Related Party thereof), each Lender severally agrees to pay to the Agent (or any sub-agent or Related Party) such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such subagent) in connection with such capacity. The obligations of the Lenders under this Section 10.9 are subject to the other provisions of this Agreement concerning several liability of the Lenders.

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(e) Each of the Lenders acknowledges and confirms that in the event that the Agent does not receive payment in accordance with this Agreement, it shall not be the obligation of the Agent to maintain the Credit Facilities in good standing, nor shall any Lender have recourse to the Agent in respect of any amounts owing to such Lender under this Agreement.

(f) Each Lender acknowledges and agrees that its obligation to advance its Applicable Percentage of Advances in accordance with the terms of this Agreement is independent and in no way related to the obligation of any other Lender hereunder.

(g) Each Lender acknowledges receipt of a copy of this Agreement and the Guarantees and any Postponement and Subordination Agreement existing as of the date of this Agreement and acknowledges that it is satisfied with the form and content of such documents.

10.10 Collective Action of the Lenders

Each of the Lenders hereby acknowledges that to the extent permitted by Applicable Law, the remedies provided under the Loan Documents to the Lenders are for the benefit of the Lenders collectively and acting together and not severally and further acknowledges that its rights hereunder and under the Guarantees, the Security Documents and any security are to be exercised not severally, but by the Agent in accordance with the Loan Documents. Accordingly, notwithstanding any of the provisions contained in any Loan Document, each of the Lenders hereby covenants and agrees that it shall not be entitled to take any action hereunder or thereunder, including any declaration of default hereunder or thereunder but that any such action shall be taken only by the Agent in accordance with the Loan Documents. Each of the Lenders hereby further covenants and agrees that upon any such written agreement being given, it shall co-operate fully with the Agent to the extent requested by the Agent. Notwithstanding the foregoing, in the absence of instructions from the Lenders and where in the sole opinion of the Agent, acting reasonably and in good faith, the exigencies of the situation warrant such action, the Agent may without notice to or consent of the Lenders take such action on behalf of the Lenders as it deems appropriate or desirable in the interest of the Lenders.

10.11 Successor Agent

(a) The Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a Lender having an office in Toronto, Ontario or an Affiliate of any such Lender with an office in Toronto. The Agent may also be removed at any time by the Required Lenders upon 30 days' notice to the Agent and the Borrower as long as the Required Lenders appoint and obtain the acceptance of a successor within such 30 days of such notice being given, which shall be a Lender having an office in Toronto or an Affiliate of any such Lender with an office in Toronto.

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(b) If no such successor has been so appointed by the Required Lenders and has accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders appoint a successor Agent meeting the qualifications specified in the immediately preceding paragraph, provided that if the Agent notifies the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that the retiring Agent shall continue to hold the Guarantees and any security held by the Agent on behalf of the Lenders until such time as a successor Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for in the preceding paragraph.

(c) Upon a successor's appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the former Agent, and the former Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided in the preceding paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. The Borrower shall pay all costs and expenses associated with the appointment of a successor Agent, including fees and disbursements of the Lenders' legal counsel. After the termination of the service of the former Agent, the provisions of this Article 10 and of Section 13.7 shall continue in effect for the benefit of the former Agent, its sub- agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the former Agent was acting as Agent.

10.12 No Other Duties etc.

Notwithstanding anything herein to the contrary, no Bookrunner, Arranger or holder of a similar title specified in this Agreement shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Lender hereunder.

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10.13 Reference Lenders

(a) If more than one Lender is a Schedule I Lender, the Agent shall be a Reference Lender and the Borrower shall irrevocably designate a different Lender that is a Schedule I Lender for the purpose of providing quotations to the Agent to be used in determining rates as required by this Agreement.

(b) If any Reference Lender ceases to be a Lender, the Person that originally designated that Reference Lender shall have the right to designate, prior to such Reference Lender ceasing to be a Lender, another Lender that is a Schedule I Lender, failing which the applicable rate shall be determined on the basis of the quotation provided by the notice from the remaining Reference Lender.

(c) If only one Lender is a Schedule I Lender, that Lender shall be deemed to be the Reference Lender and any applicable rate shall be determined on the basis of the quotation provided by that Lender.

10.14 Provisions Operative Between Lenders and Agent Only

Except for the provisions of Sections 10.7(b), 10.7(e), 10.9(b), 10.9(f), 10.10, 10.11, 10.12, 10.13, 10.14 and 10.15, the provisions of this Article relating to the rights and obligations of the Lenders and the Agent inter se shall be operative as between the Lenders and the Agent only, and the Obligors shall not have any rights or obligations under or be entitled to rely for any purpose on such provisions.

10.15 Erroneous Payments

(a) If the Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a "Payment Recipient") that the Agent has determined in its reasonable discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Agent) received by such Payment Recipient from the Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an "Erroneous Payment") and (y) demands in writing the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within 5 Banking Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Agent pending its return or repayment as contemplated below in this Section 10.15(a) and held in trust for the benefit of the Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Banking Days thereafter (or such later date as the Agent may, in its sole discretion, specify in writing), return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

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(b) Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender and each of their respective successors and assigns, agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender shall cause any other recipient that receives funds on its respective behalf to promptly (and, in all events, within one Banking Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 10.15(b).

For the avoidance of doubt, the failure to deliver a notice to the Agent pursuant to this Section 10.15(b) shall not have any effect on a Payment Recipient's obligations pursuant to Section 10.15(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Agent has demanded to be returned under immediately preceding clause (a).

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(d)

(i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an "Erroneous Payment Return Deficiency"), upon the Agent's notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Advances (but not its Commitments ) with respect to which such Erroneous Payment was made (the "Erroneous Payment Impacted Class") in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Advances (but not Commitments) of the Erroneous Payment Impacted Class, the "Erroneous Payment Deficiency Assignment") (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any notes evidencing such Advances to the Borrower or the Agent (but the failure of such Person to deliver any such notes shall not affect the effectiveness of the foregoing assignment), (B) the Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Agent will reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

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(ii) Subject to Section 11.2 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrower or otherwise)), the Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Agent on or with respect to any such Advances acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Advances are then owned by the Agent) and (y) may, in the sole discretion of the Agent, be reduced by any amount specified by the Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender to the rights and interests of such Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the "Erroneous Payment Subrogation Rights") (provided that the Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Advances that have been assigned to the Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Obligor; provided that this Section 10.15(e) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on "discharge for value" or any similar doctrine.

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(g) Each party's obligations, agreements and waivers under this Section 10.15 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE 11

ADDITIONAL LENDERS,

SUCCESSORS AND ASSIGNS

11.1 Successors and Assigns

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 11.2, (ii) by way of participation in accordance with the provisions of Section 11.4, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.5 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the Parties, their respective successors and assigns permitted hereby, subagents contemplated hereby, Participants to the extent provided in Section 11.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, any sub-agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

11.2 Assignments by Lenders

(a) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it), provided that:

(i) except if an Event of Default has occurred and is continuing or in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Advances at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the Commitment being assigned (which for this purpose includes Advances outstanding thereunder) subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than US$5,000,000, unless each of the Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consent to a lower amount (each such consent not to be unreasonably withheld or delayed);

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(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement;

(iii) any assignment must be approved by the Agent (such approval not to be unreasonably withheld or delayed) unless:

(A) the proposed assignee is itself already a Lender, or

(B) the proposed assignee is a bank whose senior, unsecured, non-credit enhanced, long term debt is rated at least A3, A- or A low by at least two of Moody's, S&P and DBRS, respectively;

(iv) any assignment must be approved by the Borrower (such approval not to be unreasonably withheld or delayed) unless the proposed assignee is itself already a Lender or a Default has occurred and is continuing; provided that the Parties acknowledge and agree that the consent of the Borrower shall not be considered to have been unreasonably withheld if it is withheld as a result of any proposed assignment to a Foreign Lender where as a result of such assignment any withholding taxes would be exigible in respect of such Foreign Lender; and

(v) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of US$5,000 and the Eligible Assignee, if it is not a Lender, shall deliver any administrative questionnaire required by the Agent.

(b) Subject to acceptance and recording thereof by the Agent pursuant to Section 11.3, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and the other Loan Documents, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 13.7, 13.8 and 13.9, and shall continue to be liable for any breach of this Agreement by such Lender, in each case with respect to facts and circumstances occurring before the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.4. Any payment by an assignee to an assigning Lender in connection with an assignment or transfer shall not be or be deemed to be a repayment by the Borrower or a new Advance to the Borrower.

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11.3 Register

The Agent shall maintain at one of its offices in Toronto, Ontario a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

11.4 Participations

(a) Any Lender may at any time without the consent of, or notice to, the Borrower or the Agent, sell participations to any Eligible Assignee (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it). However, (i) the Lender's obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of its obligations, and (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any payment by a Participant to a Lender in connection with a sale of a participation shall not be or be deemed to be a repayment by the Borrower or a new Advance to the Borrower.

(b) Subject to the immediately following paragraph, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 13.8 and 13.9 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.2. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 9.9 as though it were a Lender, provided such Participant agrees to be subject to Section 10.6 as though it were a Lender.

(c) A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 13.8.

11.5 Certain Pledges

Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, but no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

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ARTICLE 12

SUCCESSOR COMPANIES AND

ADDITIONAL OBLIGORS

12.1 Certain Requirements in Respect of Merger, Etc.

The Obligors shall not enter into any transaction (whether by way of reconstruction, reorganization, consolidation, amalgamation, merger, transfer, sale or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or, in the case of any such amalgamation, of the continuing company resulting therefrom, or whereby the obligation of the Borrower or any other Obligor to pay amounts under this Agreement or any other Loan Document would become subject to novation or assumed or undertaken by any other such Person or continuing company, provided that it may do so and such Person or continuing company (the "Successor Corporation") shall become a party to this Agreement and/or a Guarantee, as the case may be, and the other Loan Documents, if:

(a) the Successor Corporation is a Guarantor, the Successor Corporation is a Subsidiary of the Borrower;

(b) any of the predecessors of the Successor Corporation was the Borrower, the Successor Corporation is the Borrower and it shall be organized under the laws of Canada or the United States or any political subdivision thereof;

(c) any of the predecessors of the Successor Corporation was a Guarantor, the Successor Corporation is a Guarantor or the Borrower;

(d) the Successor Corporation shall execute and/or deliver to the Agent an agreement supplemental hereto in form reasonably satisfactory to the Agent and execute and/or deliver such other instruments, if any, which to the reasonable satisfaction of the Agent and in the opinion of counsel to the Borrower addressed to the Agent and the Lenders are necessary to evidence (i) the assumption by the Successor Corporation of liability under each Loan Document to which it is a party for the due and punctual payment of all money payable by any of the Obligors, as the case may be, thereunder, (ii) the covenant of the Successor Corporation to pay the same and (iii) the agreement of the Successor Corporation to observe and perform all the covenants and obligations of such Obligor, as the case may be, under each Loan Document and to be bound by all the terms of each Loan Document so far as they relate to such Obligor, which instruments, if any, shall be in form reasonably satisfactory to the Agent; provided there shall be no obligation to deliver such instruments if the Successor Corporation is not an Obligor;

(e) such transaction shall, to the reasonable satisfaction of the Agent and the Required Lenders, be upon such terms as to preserve and not to impair any of the rights and powers of the Agent, the Lenders and each of them;

(f) all Other Taxes payable as a result of such transaction have been paid by such Successor Corporation;

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(g) such transaction will not result in any claim for increased costs pursuant to Section 13.9 or result in any Tax being levied on or payable by the Agent or any Lender (except for Excluded Taxes);

(h) such transaction will not cause, or have the result of the Agent, the Lenders or any of them being in default under, non-compliance with, or violation of, any Applicable Law;

(i) if the Successor Corporation is an Obligor, an opinion of counsel to the Successor Corporation substantially in the form and as to matters addressed in the opinion of counsel delivered pursuant to Section 5.1(d) shall have been delivered to the Agent;

(j) if the predecessors of the Successor Corporations are not all Obligors, each of the covenants set forth in Section 8.1 shall be satisfied on an actual and pro forma basis;

(k) the Successor Corporation does not carry on any material business other than the acquisition of and investment in precious metals royalty, streaming and similar agreements;

(l) such transaction does not result in a Change of Control;

(m) such transactions will not, in the opinion of the Agent acting reasonably, result in a Material Adverse Change; and

(n) no Default or Event of Default shall have occurred and be continuing or will occur as a result of such transaction.

12.2 Vesting of Powers in Successor

Except in the case of an amalgamation or other transaction pursuant to which the Successor Corporation is liable for all of the obligations of the Borrower or a Guarantor, as the case may be, by operation of law, whenever the conditions of Section 12.1 above have been duly observed and performed, the Agent and each of the Lenders shall execute and deliver the supplemental agreement provided for in Section 12.1(d) and thereupon the Successor Corporation shall possess and from time to time may exercise each and every right and power of an Obligor, as applicable, under this Agreement and the Loan Documents in its own name or in the name of one of the Borrower or the Guarantors, as the case may be, or otherwise and any act or proceeding by any provision of this Agreement required to be done and performed with like force and effect by the like directors or officers of the Successor Corporation.

ARTICLE 13

MISCELLANEOUS PROVISIONS

13.1 Severability, Etc.

If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, that provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement, without affecting the validity or enforceability of such provision in any other jurisdiction and, if applicable, without affecting its application to the other Parties or circumstances.

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13.2 Amendment, Supplement or Waiver

No amendment, supplement or waiver of any provision of any Loan Document, nor any consent to any departure by an Obligor therefrom, shall in any event be effective unless it is in writing, makes express reference to the provision affected thereby and is signed by the Agent for and on behalf of the Lenders or the Required Lenders, as the case may be, and then that waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. In addition, any amendment or supplement shall require the written consent of the other parties to the Loan Document in question. No waiver or act or omission of the Agent, the Lenders, or any of them, shall extend to or be taken in any manner whatsoever to affect any subsequent Default or breach by an Obligor of any provision of any Loan Document or the rights resulting therefrom.

13.3 Governing Law

(a) Each of the Loan Documents, except for those which expressly provide otherwise, shall be conclusively deemed to be a contract made under, and shall for all purposes be governed by and construed in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable in British Columbia. Each Obligor irrevocably and unconditionally submits, for itself and its Property, to the non-exclusive jurisdiction of the courts of the Province of British Columbia, and any appellate court from any of those courts, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Obligor or its Property in the courts of any jurisdiction. Each Obligor irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court of the Province of British Columbia. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defence of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(b) Each Obligor (excluding the Borrower) hereby nominates, constitutes and appoints the Borrower as its agent for service, to act as such and as such to sue and be sued, plead and be impleaded in any court in British Columbia, and generally on its behalf to accept service of process and to receive all notices and to do all acts and to execute all deeds and other instruments relating to proceedings in any court in British Columbia. This appointment shall be irrevocable without the prior consent of the Required Lenders upon the appointment of a substitute agent acceptable to the Required Lenders acting reasonably and, until that time, service of process or of papers and notices relating to proceedings in any court in British Columbia upon the Borrower shall be sufficient service on all Obligors. The Borrower by its execution of this Agreement accepts that appointment.

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13.4 Conflicts

In the event of a conflict in or between the provisions of this Agreement and the provisions of any Schedule annexed hereto or any of the other Loan Documents then, notwithstanding anything contained in such Schedule or other Loan Document, the provisions of this Agreement will prevail and the provisions of such Schedule or other Loan Document will be deemed to be amended to the extent necessary to eliminate such conflict. In particular, if any act or omission of an Obligor is expressly permitted under this Agreement but is expressly prohibited under any Schedule annexed hereto or another Loan Document, such act or omission shall be permitted. If any act or omission is expressly prohibited under any Schedule annexed hereto or a Loan Document (other than this Agreement), but this Agreement does not expressly permit such act or omission, or if any act is expressly required to be performed under such Schedule or such Loan Document but this Agreement does not expressly relieve the applicable Obligor from such performance, such circumstance shall not constitute a conflict in or between the provisions of this Agreement and the provisions of such Schedule or Loan Document.

13.5 Judgment Currency

To the extent permitted by Applicable Law, if any judgment or order is rendered and expressed in a currency other than the currency (the "Agreement Currency") in which amounts are payable under the Credit Facilities (i) for the payment of any amount owing by the Borrower in respect of the Credit Facilities or this Agreement, or (ii) in respect of a judgment or order of another court for the payment of any amount described in (i) above, the Agent and the Lenders, after recovery in full of the aggregate amount to which the Agent and the Lenders are entitled pursuant to the judgment or order, will be entitled to receive immediately from the Borrower the amount of any shortfall in the Agreement Currency received by the Agent or the Lenders as a consequence of sums paid in such other currency and will refund promptly to the Borrower any excess of the Agreement Currency received by the Lender as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between the rate of exchange at which the Agreement Currency is converted into the currency of the judgment or order for the purposes of such judgment or order and the rate of exchange at which the Agent or the Lenders are able, acting in a reasonable manner and in good faith in converting the currency received into the Agreement Currency, to purchase the Agreement Currency with the amount of the currency of the judgment or order actually received by the Lender. The term "rate of exchange" includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Agreement Currency. Any amount due from the Borrower under the provisions of this Section 13.5 shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of the Credit Facilities or this Agreement.

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13.6 Liability of Lenders

The liability of the Lenders in respect of all matters relating to this Agreement and the other Loan Documents is several and not joint or joint and several. Without limiting that statement, the obligations of the Lenders to make Advances is limited to their respective Applicable Percentages of any Advance that is requested under a Credit Facility, and, in the aggregate, to their respective Applicable Percentages of the total amounts of such Credit Facility.

13.7 Expenses and Indemnity

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent, its Affiliates and the Lenders, including the fees, charges and disbursements of counsel for the Agent, in connection with the syndication of the Credit Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby are consummated) and (ii) all out-of-pocket expenses incurred by the Agent or any Lender, including the fees, charges and disbursements of counsel, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 13.7, or in connection with the Advances made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

(b) The Borrower shall indemnify the Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, Claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel or expert consultation for any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Obligor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or non- performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation or non-consummation of the transactions contemplated hereby or thereby, (ii) any Advance or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release, spill, leakage, emission, deposit, discharge, leaching, migration or disposition of any Hazardous Materials in, on, under or from any real property as defined in or regulated by any Applicable Law or Governmental Authority from time to time on or from any Property owned or operated by any Obligor, or any remedial, rehabilitation or other restoration action taken by the Agent or Lender with respect thereto or any actual or alleged breach of Applicable Law with respect to environmental or natural resource matters or human health that is related in any way to any Obligor, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by an Obligor and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, penalties, fines, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee or (y) result from a claim brought by any Obligor against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Obligor has obtained a final and non-appealable judgment in its favour on such claim as determined by a court of competent jurisdiction, nor shall it be available in respect of matters specifically addressed in Sections 13.7(a), 13.8 and 13.9.

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(c) All amounts due under this Section 13.7 shall be payable promptly after demand therefor. A certificate of the Agent or a Lender setting forth the amount or amounts owing to the Agent, Lender or a sub-agent or Related Party, as the case may be, as specified in this Section 13.7, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower shall be conclusive absent manifest error.

13.8 Taxes

(a) If any Obligor, the Agent or any Lender is required by Applicable Law to deduct or pay any Indemnified Taxes (including any Other Taxes) in respect of any payment by or on account of any obligation of an Obligor hereunder or under any other Loan Document, then (i) the sum payable shall be increased by that Obligor when payable as necessary so that after making or allowing for all required deductions and payments (including deductions and payments applicable to additional sums payable under this Section 13.8) the Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or payments been required, (ii) the Obligor shall make any such deductions required to be made by it under Applicable Law, and (iii) the Obligor shall timely pay the full amount required to be deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) Without limiting the provisions of the immediately preceding paragraph, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) The Borrower shall indemnify the Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 13.8) paid by the Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be prima facie evidence of the amount.

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(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by an Obligor to a Governmental Authority, the Obligor shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of Canada, or any treaty to which Canada is a party, with respect to payments hereunder or under any other Loan Document shall, at the request of the Borrower or the Agent, deliver to the Borrower (with a copy to the Agent), at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.

(f) If the Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which an Obligor has paid additional amounts pursuant to this Section 13.8 or that, because of the payment of such Taxes or Other Taxes, it has benefited from a reduction in Excluded Taxes otherwise payable by it, it shall pay to the Borrower or the Obligor, as applicable, an amount equal to such refund or reduction (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower or Obligor under this Section 13.8 with respect to the Taxes or Other Taxes giving rise to such refund or reduction), net of all out-of- pocket expenses of the Agent or such Lender, as the case may be, and without interest (other than any net after-Tax interest paid by the relevant Governmental Authority with respect to such refund). Each Borrower or Obligor, as applicable, upon the request of the Agent or such Lender, agrees to repay the amount paid over to such Borrower or Obligor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender if the Agent or such Lender is required to repay such refund or reduction to such Governmental Authority. This paragraph shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person, to arrange its affairs in any particular manner or to claim any available refund or reduction.

13.9 Increased Costs etc.

(a) If any Change in Law shall:

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(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Advance made by it, or change the basis of taxation of payments to such Lender in respect thereof, except for Indemnified Taxes or Other Taxes covered by Section 13.8 and the imposition, or any change in the rate, of any Excluded Tax payable by such Lender; or

(iii) impose on any Lender or any applicable interbank market any other condition, cost or expense affecting this Agreement or Advances made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Advance (or of maintaining its obligation to make any such Advance), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then upon request of such Lender the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by such Lender, to a level below that which such Lender or its holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of its holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or its holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in this Section 13.9, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 13.9 shall not constitute a waiver of such Lender's right to demand such compensation, except that the Borrower shall not be required to compensate a Lender pursuant to this Section 13.9 for any increased costs incurred or reductions suffered more than nine months before the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor, unless the Change in Law giving rise to such increased costs or reductions is retroactive, in which case the nine-month period referred to above shall be extended to include the period of retroactive effect thereof.

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13.10 Indemnity Relating to Credits

Upon notice from the Agent to the Borrower (which notice shall be accompanied by a detailed calculation of the amount to be paid by the Borrower), the Borrower shall pay to the Agent such amount or amounts as will indemnify and compensate the Agent or the Lenders for any loss, cost or expense incurred by them in the liquidation or redeposit of any funds acquired by the Lenders to fund or maintain any portion of an Advance as a result of:

(a) the failure of the Borrower to borrow or make repayments on the dates specified under this Agreement or in any notice from the Borrower to the Agent (provided that if any notice specifies the repayment of a Term Benchmark Advance at any time other than its maturity date, then the Borrower shall be responsible for any loss, costs or expenses referred to above); or

(b) the repayment or prepayment of any amounts on a day other than the payment dates prescribed herein or in any notice from the Borrower to the Agent (provided that if any notice specifies the repayment of a Term Benchmark Advance at any time other than its maturity date, then the Borrower shall be responsible for any loss, costs or expenses referred to above).

13.11 Mitigation Obligations; Replacement of Lenders

(a) If any Lender requests compensation under Section 13.9, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 13.8, then such Lender shall use reasonable commercial efforts to designate a different Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 13.8 or 13.9, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment unless the Borrower has repaid or replaced the Lender in accordance with Section 13.11(b).

(b) If any Lender requests compensation under Section 13.9, if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 13.8, if any Lender's obligations are suspended pursuant to Section 13.12 or if any Lender defaults in its obligation to fund Advances hereunder, then the Borrower may, at its sole expense and effort, upon 10 days' notice to such Lender and the Agent, either (i) repay all Obligations to the Lender and reduce the amount of the Credit Facilities by an amount equal to the Lender's Commitment or (ii) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.2), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

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(i) in the case of an assignment, the Borrower pays the Agent the assignment fee specified in Section 11.2(a)(v);

(ii) the Lender receives payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any breakage costs and amounts required to be paid under this Agreement as a result of prepayment to a Lender) from any assignee and/or the Borrower;

(iii) in the case of any assignment resulting from a claim for compensation under Section 13.9 or payments required to be made pursuant to Section 13.8, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) any assignment does not conflict with Applicable Law.

(c) A Lender shall not be required to make any such assignment or delegation or accept repayment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation or repayment cease to apply.

13.12 Illegality

If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Advance (or to maintain its obligation to make any Advance), or to determine or charge interest rates based upon any particular rate, then, on notice thereof by such Lender to the Borrower through the Agent, any obligation of such Lender with respect to the activity that is unlawful shall be suspended until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Agent), prepay or, if conversion would avoid the activity that is unlawful, convert any Advances. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Versamet ARCA

13.13 Notices

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 13.13(c)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to the addresses or telecopier numbers specified beside the respective signatures of the parties to this Agreement or on any Assignment and Assumption or, if to an Obligor other than the Borrower, in care of the Borrower.

(b) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given on a Banking Day between 9:00 a.m. and 5:00 p.m. local time where the recipient is located, shall be deemed to have been given at 9:00 a.m. on the next Banking Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 13.13(c), shall be effective as provided in that Section.

(c) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender of Advances to be made if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(d) Unless the Agent otherwise prescribes, (i) notices and other communications sent to an email address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Banking Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing cluse (i) of notification that such notice or communication is available and identifying the website address therefor.

(e) Any Party may change its address or telecopier number for notices and other communications hereunder by notice to the other Parties.

13.14 Time of the Essence

Time is of the essence of this Agreement.

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13.15 Term of Agreement

Except as otherwise provided herein, this Agreement shall remain in full force and effect until the indefeasible payment and performance in full in cash of all of the Obligations. The obligations of the Obligors in Sections 13.7, 13.8 and 13.9 and of the Lenders in Section 10.9(c) shall continue for the benefit of those to whom the obligations are owed notwithstanding the termination of this Agreement or the termination of any particular Person's role as Obligor, Agent or Lender.

13.16 Counterparts and Facsimile

(a) This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article 5, this Agreement shall become effective when it has been executed by the Agent and when the Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other Parties. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) The words "execution", "signed", "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including Parts 2 and 3 of the Personal Information Protection and Electronic Documents Act (Canada), the Electronic Transactions Act (British Columbia) and other similar federal or provincial laws based on the Uniform Electronic Commerce Act of the Uniform Law Conference of Canada or its Uniform Electronic Evidence Act, as the case may be.

13.17 Waiver of Jury Trial, Consequential Damages Etc.

(a) Each Party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory).

(b) To the fullest extent permitted by Applicable Law, the Obligor shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for indirect, consequential, punitive, aggravated or exemplary damages (as opposed to direct damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby (or any breach thereof), the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

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(c) The Borrower acknowledges and agree that none of the Agent or the Lenders shall have any liability to it in relation to any due diligence investigations conducted by any of them in connection with the transactions contemplated hereby or be under any obligation whatsoever to disclose to them any information received or facts disclosed by any such investigations. The Borrower further acknowledges and agrees that it is not relying, will not rely, and will not be deemed, in any respect whatsoever, to have relied upon the facts received by and information disclosed to any of the Agent or the Lenders under or in connection with such due diligence investigations.

(d) Each Party (i) certifies that no representative, agent or attorney of any other Person has represented, expressly or otherwise, that such other Person would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents by, among other things, the mutual waivers and certifications in this Section 13.17.

13.18 Treatment of Certain Information: Confidentiality

(a) Each of the Agent and the Lenders agrees to maintain the confidentiality of Information, except that Information may be disclosed (i) to it, its Affiliates and its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority or Governmental Authority purporting to have jurisdiction over it (including any self-regulatory authority), (iii) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other Party, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 13.18, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap, Derivative, credit-linked note or similar transaction relating to the Borrower and the Obligations, (vii) with the consent of the Borrower, or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 13.18 or (B) becomes available to the Agent or any Lender on a non- confidential basis from a source other than an Obligor.

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(b) For purposes of this Section 13.18, "Information" means all information received in connection with this Agreement from any Obligor relating to any Obligor or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent or any Lender on a non-confidential basis. Any Person required to maintain the confidentiality of Information as provided in this Section 13.18 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Agent may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the Credit Facilities as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to make available to the public only such Information as such Person normally makes available in the course of its business of assigning identification numbers.

(c) In addition, and notwithstanding anything herein to the contrary, the Agent may provide the information described on Schedule 13.17(c) concerning the Borrower and the Credit Facilities to Loan Pricing Corporation and/or other recognized trade publishers of information for general circulation in the loan market.

13.19 Discharge of Guarantees and Security

To the extent a sale or other Disposition of the Collateral is permitted pursuant to the provisions hereof, the Lenders hereby authorize and direct the Agent to execute and deliver, and the Agent will execute and deliver at the request of, and at the cost and expense of, the Borrower, such releases, discharges and other instruments which are necessary for the purposes of releasing and discharging the Collateral therein or for the purposes of recording the provisions or effect thereof in any office where the Security Documents may be registered or recorded.

13.20 Anti-Money Laundering Legislation

(a) The Obligors acknowledge that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti- money laundering, anti-terrorist financing, government sanction and "know your client" Applicable Laws (collectively, including any guidelines or orders thereunder, "AML Legislation"), the Lenders and the Agent may be required to obtain, verify and record information regarding the Obligors, their directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Obligors, and the transactions contemplated hereby. The Obligors shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Agent, or any prospective assignee or participant of a Lender or the Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

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(b) If the Agent has ascertained the identity of any Obligor or any authorized signatories of a Obligor for the purposes of applicable AML Legislation, then the Agent:

(i) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a "written agreement" in such regard between each Lender and the Agent within the meaning of applicable AML Legislation; and

(ii) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(c) Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Agent has no obligation to ascertain the identity of any Obligor or any authorized signatories of the Obligors on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Borrower or any such authorized signatory in doing so.

13.21 Entire Agreement

This Agreement and the other Loan Documents constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior correspondence, agreements, negotiations, discussions and understandings, written or oral. Except as specifically specified in this Agreement or any other Loan Document, there are no representations, warranties, conditions or other agreements or acknowledgments, whether direct or collateral, express or implied, written or oral, statutory or otherwise, that form part of or affect this Agreement or the agreements referred to herein, or which induced any Party to enter into this Agreement or the agreements referred to herein or on which reliance is placed by any Party.

[Signature pages follow]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

Address for Notice		VERSAMET ROYALTIES

Versamet Royalties Corporation		CORPORATION, as Borrower
733 Seymour Street, Suite 3200
Vancouver, British Columbia		By:	(signed) “Daniel O'Flaherty”
V6B 0S6			Name: Daniel O'Flaherty
Attention:	Daniel O’Flaherty		Title: Chief Executive Officer

Email:	[Redacted - Personal Information.]	By:	(signed) “Victoria McMillan”
Name: Victoria McMillan
Title: Chief Financial Officer

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Address for Notice		BANK OF MONTREAL, as Administrative

Bank of Montreal		Agent
100 King Street West
1 First Canadian Place
Toronto, Ontario M5X 1A1		By:	(signed) “Ahmed Syed”
Attention:	Ahmad Syed,		Name: Ahmed Syed
Title: Director
Director
	Corporate Banking	By:
Name:
Email:	[Redacted - Personal Information.]		Title:

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Address for Notice		BANK OF MONTREAL, as Lender

Bank of Montreal		By:	(signed) “Ahmed Syed”
100 King Street West			Name: Ahmed Syed
1 First Canadian Place			Title: Director
Toronto, Ontario M5X 1A1

Attention:	Ahmad Syed,	By:
	Director		Name:
	Corporate Banking		Title:

Email:	[Redacted - Personal Information.]

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Address for Notice		NATIONAL BANK OF CANADA, as Lender

National Bank of Canada		By:	(signed) “Lauren Reid”
130 King Street West, 32nd Floor			Name: Lauren Reid
Toronto, ON M5X 1J9			Title: Managing Director

Attention:	Lauren Reid	By:	(signed) “Allan Fordyce”
Fax:	[Redacted - Personal Information.]		Name: Allan Fordyce
Telephone:	[Redacted - Personal Information.]		Title: Managing Director
Email:	[Redacted - Personal Information.]

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Schedule 1

Lenders' Applicable Percentages

Lender	RCF RCF Commitment	Applicable Percentage

Bank of Montreal	[Redacted - Commercially	[Redacted - Commercially
	Sensitive Information]	Sensitive Information]

National Bank of Canada	[Redacted - Commercially	[Redacted - Commercially
	Sensitive Information]	Sensitive Information]

Total	[Redacted - Commercially	[Redacted - Commercially
	Sensitive Information]	Sensitive Information]

TL
Lender	TL Commitment	Applicable Percentage

Bank of Montreal	[Redacted - Commercially	[Redacted - Commercially
	Sensitive Information]	Sensitive Information]

National Bank of Canada	[Redacted - Commercially	[Redacted - Commercially
	Sensitive Information]	Sensitive Information]

Total	[Redacted - Commercially	[Redacted - Commercially
	Sensitive Information]	Sensitive Information]

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Schedule 2

Form of Assignment and Assumption

This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the [TL] [RCF] [Credit Facilities] (the "Credit") and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Credit identified below and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

(1)	Assignor:

(2)	Assignee:

(3)	Relevant Credit Facility	[TL] and/or [RCF]

(4)	Borrower:	Versamet Royalties Corporation

(5)	Agent:	Bank of Montreal, as the Administrative Agent under the Credit Agreement

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(6)	Credit Agreement:	The US$180,000,000 Amended and Restated Credit Agreement dated as of September 24, 2025 among Versamet Royalties Corporation, as Borrower, certain of the Borrower's Subsidiaries, as Guarantors, the Lenders parties thereto and Bank of Montreal, as Agent, as amended, supplemented, restated or otherwise modified from time to time

(6)	Assigned Interest:

Aggregate Amount of Commitments / Advances for all Lenders[1]	Amount of Commitment / Advances Assigned[1]	Percentage Assigned of Commitment / Advances[2]
$	$	%

$	$	%
$	$	%

(7)	[Trade Date: ]

____________________________

1 Amount to be adjusted by the counterparties to take into account any reductions made between the Trade Date and the Effective Date.

2 Set forth, to at least 9 decimals, as a percentage of the Commitments / Advances of all Lenders thereunder.

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Effective Date:                  , 20 ___ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

By:  ________________________________________

 Name:

 Title:

ASSIGNEE

By:  ________________________________________

 Name:

 Title:

[Consented to and] Accepted:

BANK OF MONTREAL, AS AGENT

By:

Name:

Title:

[Consented to:]

[NAME OF RELEVANT PARTY]

By:

 Name:

 Title:

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ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor: (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any Lien and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.3(a) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (iv) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 13.8(e) of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

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3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law governing the Credit Agreement.

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Schedule 3

TL AMORTIZATION SCHEDULE

Instalment Date	Amount Payable
March 31, 2026	US$7,500,000
June 30, 2026	US$7,500,000
September 30, 2026	US$7,500,000
December 31, 2026	US$7,500,000
March 31, 2027	US$7,500,000
June 30, 2027	US$7,500,000
September 30, 2027	US$7,500,000
December 31, 2027	US$7,500,000
TL Maturity Date	(x) the remaining principal amount outstanding under the TL, (y) all accrued and unpaid interest thereon and (z) all accrued and unpaid fees with respect thereto.

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SCHEDULE 2.6

APPLICABLE MARGIN

	Total Leverage Ratio	Adjusted Term SOFR margin per annum	Base Rate Canada Loan margin per annum	Standby Fee per annum
Level I	[Redacted - Commercially Sensitive Information]	[Redacted - Commercially Sensitive Information]	[Redacted - Commercially Sensitive Information]	[Redacted - Commercially Sensitive Information]
Level II	[Redacted - Commercially Sensitive Information]	[Redacted - Commercially Sensitive Information]	[Redacted - Commercially Sensitive Information]	[Redacted - Commercially Sensitive Information]
Level III	[Redacted - Commercially Sensitive Information]	[Redacted - Commercially Sensitive Information]	[Redacted - Commercially Sensitive Information]	[Redacted - Commercially Sensitive Information]
Level IV	[Redacted - Commercially Sensitive Information]	[Redacted - Commercially Sensitive Information]	[Redacted - Commercially Sensitive Information]	[Redacted - Commercially Sensitive Information]
Level V	[Redacted - Commercially Sensitive Information]	[Redacted - Commercially Sensitive Information]	[Redacted - Commercially Sensitive Information]	[Redacted - Commercially Sensitive Information]
Level VI	[Redacted - Commercially Sensitive Information]	[Redacted - Commercially Sensitive Information]	[Redacted - Commercially Sensitive Information]	[Redacted - Commercially Sensitive Information]

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Schedule 4
Compliance Certificate

TO:	THE LENDERS (as defined in the Credit Agreement referred to below)

AND TO:	BANK OF MONTREAL, as Administrative Agent

Bank of Montreal
100 King Street West
1 First Canadian Place
Toronto, Ontario M5X 1A1

Attention: [Redacted - Personal Information]

Email: [Redacted - Personal Information]

We refer to Section 8.3(a)(iii) of the amended and restated credit agreement dated as of September 24, 2025 between Versamet Royalties Corporation (formerly known as Sandbox Royalties Corp.), as Borrower, certain Subsidiaries of the Borrower, as Guarantors, Bank of Montreal, as Agent, and the Lenders named therein, as amended, supplemented, restated or replaced from time to time (the "Credit Agreement"). All capitalized terms used in this certificate and defined in the Credit Agreement have the meanings defined in the Credit Agreement. This Compliance Certificate relates to fiscal [quarter/year] ended ■ (the "[Quarter/Year] End").

1. The Borrower hereby certifies that:

(a) the representations and warranties made in Section 7.1 of the Credit Agreement and each of the other Loan Documents, other than those expressly stated to be made as of a specific date, were true and correct on the [Quarter/Year] End and are true on and as of the date hereof with the same effect as if such representations and warranties had been made on and as of the [Quarter/Year] End and date hereof;

(b) no Default or Event of Default had occurred and was continuing as of the [Quarter/Year] End; and

(c) no Default or Event of Default has occurred and is continuing on the date hereof.

2. The Borrower hereby certifies that, as of the [Quarter/Year] End:

(a) the Leverage Ratio was ■ to 1 and the maximum Leverage Ratio permitted under the Credit Agreement was less than [5.00:1/3.50];3

___________________________________

3 Refer to Section 8.1(a) of the Credit Agreement.

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(b) the Interest Coverage Ratio was ■ :1 and the minimum Interest Coverage Ratio permitted under the Credit Agreement was greater than [2.00:1/3.00:1];4 and

(c) the Liquidity was $[●] and the minimum Liquidity permitted under the Credit Agreement was [US$1,500,000/US$5,000,000].5

3. Appendix A attached sets out the calculations of the ratios etc. referred to in item 2 above.

4. Appendix B attached sets out a complete, detailed and accurate list of all Equity Interests, Debt or other securities owned or held by any Obligor in any Person who is not a Subsidiary of such Obligor as at the [Quarter/Year] End.

5. Appendix C attached sets out a complete and accurate list of Material Agreements that in the aggregate accounted for not less than 85% of the Borrower's Consolidated Revenue (which determination, for the avoidance of the doubt, will only include the consolidated royalty revenue from the Material Agreements) as at the [Quarter/Year] End. Except as indicated in Appendix C, all such Material Agreements are Freely Transferrable Material Agreements or consent and acknowledgement agreements from the counterparties thereto have been executed and delivered to the Agent in accordance with the terms of the Credit Agreement.

6. Appendix D attached sets out a complete and accurate list of the Material Subsidiaries as at the as at [Quarter/Year] End.

7. Attached hereto is

(A) supplemental disclosure in respect of the Perfection Certificate to the extent mandated pursuant to Section 8.3(a)(iii); and

(B) to the extent that the organizational chart most recently provided is inaccurate, an organizational chart setting out the corporate structure of the Borrower and indicating intercorporate share ownership.

DATED _________________, 20___.

VERSAMET ROYALTIES

CORPORATION

By: ____________________________________________________

 Name:

 Title:

_______________________________

4 Refer to Section 8.1(b) of the Credit Agreement.

5 Refer to Section 8.1(c) of the Credit Agreement.

Versamet ARCA

By: ____________________________________________________

 Name:

 Title:

Versamet ARCA

Schedule 3.1(B)

AGREEMENT OF NEW OBLIGOR
SUPPLEMENT TO CREDIT AGREEMENT

THIS AGREEMENT supplements the amended and restated credit agreement dated as of September 24, 2025 between Versamet Royalties Corporation (formerly known as Sandbox Royalties Corp.), as Borrower, certain Subsidiaries of the Borrower, as Guarantors, Bank of Montreal, as Agent, and the Lenders named therein, as amended, supplemented, restated or replaced from time to time (the "Credit Agreement").

RECITALS

A. Capitalized terms used and not defined in this Agreement have the meanings defined in the Credit Agreement.

B. The Credit Agreement contemplates that further Subsidiaries of the Borrower shall become Obligors in certain circumstances.

C. ■ (the "New Subsidiary") is required by the Credit Agreement to become an Obligor.

D. Documents required by Section 3.1(b) of the Credit Agreement have been delivered by or in respect of the New Subsidiary.

THEREFORE, for value received, and intending to be legally bound by this Agreement, the parties agree as follows:

1. The New Subsidiary hereby acknowledges and agrees to the terms of the Credit Agreement and agrees to be bound by all obligations of an Obligor under the Credit Agreement as if it had been an original signatory thereto. Without limiting the foregoing, the New Subsidiary certifies that all representations concerning Obligors in the Credit Agreement and each other Loan Document are true and correct with respect to the New Subsidiary as of the date of this Agreement.

2. The Agent, on behalf of the Lenders, acknowledges that the New Subsidiary shall be an Obligor as of the date of this Agreement.

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IN WITNESS OF WHICH, the undersigned have executed this Agreement as of ■.

BANK OF MONTREAL, as

Administrative Agent

By: ____________________________________________________

 Name:

 Title:

[NEW SUBSIDIARY]

By: ____________________________________________________

 Name:

 Title:

Versamet ARCA

Schedule 5

ACCORDION AGREEMENT

Reference is made to the amended and restated credit agreement dated as of September 24, 2025 between Versamet Royalties Corporation (formerly known as Sandbox Royalties Corp.), as Borrower, certain Subsidiaries of the Borrower, as Guarantors, Bank of Montreal, as Agent, and the Lenders named therein, as amended, supplemented, restated or replaced from time to time (the "Credit Agreement"). All capitalized terms not defined in this certificate have the meanings given to such terms in the Credit Agreement.

RECITALS:

Pursuant to Section 2.9 of the Credit Agreement, the Borrower wishes to designate the Accordion Lender (as defined below) as a Lender under the Credit Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Obligors, the Agent (for and on behalf of itself and the Lenders as of the date hereof) and <@> (the "Accordion Lender"), hereby agree as follows:

1. The Credit Agreement shall, henceforth from the date of the execution and delivery of this Accordion Agreement, but subject always to Sections [2.8(a) and 2.8(b)] of the Credit Agreement, be read and construed as if the Accordion Lender were party to the Credit Agreement having all the rights and obligations of a Lender under the Credit Agreement having the Commitment set out in paragraph 2 below. Accordingly, all references in any Loan Documents to (a) any "Lender" shall be treated as including a reference to the Accordion Lender and (b) the Credit Agreement shall be treated as a reference to the Credit Agreement as supplemented by this Accordion Agreement to the intent that this Accordion Agreement and the Credit Agreement shall be read and construed together as one single agreement.

2. The Lender's Commitment with respect to the Accordion Lender shall be $<@> and Schedule 1 of the Credit Agreement shall be deemed to be amended accordingly.

3. The Accordion Lender represents and warrants to each of the other parties to the Credit Agreement that it has been provided with a copy of the Credit Agreement and all other Loan Documents.

4. The Accordion Lender irrevocably authorizes and directs the Agent, as its attorney and agent, with full power of substitution and delegation, to complete, execute and deliver on behalf of the Accordion Lender each Loan Document to be executed by it or on its behalf and each agreement, document and instrument to be executed by it or on its behalf pursuant to each Loan Document, and to take such action on its behalf as may be authorized or directed pursuant to any such Loan Document.

5. The Borrower hereby (i) represents and warrants to the Agent and the Accordion Lender that no Default or Event of Default has occurred and is continuing nor will any Default or Event of Default arise as a result of an increase to the Credit Limit as a result of the effectiveness of this Accordion Agreement and (ii) repeats each of the representations and warranties set forth in Article 7 hereof as of the date hereof and acknowledges that the Agent and the Accordion Lender are relying on such representations and warranties in entering into this Accordion Agreement.

Versamet ARCA

6. This Accordion Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered (which may be done by facsimile or electronic transmission) shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

7. This Accordion Agreement shall be governed by, and interpreted in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

IN WITNESS WHEREOF, the parties hereto have caused this Accordion Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the ______ day of ________________, ____.

THE BANK OF MONTREAL,	<@>,
as Agent, for and on behalf of itself and the	as Accordion Lender
Lenders
by	by
Name:	Name:
Title:	Title:

Name:	Name:
Title:	Title:

VERSAMET ROYALTIES
CORPORATION

By:
Name:
Title:

By:
Name:
Title:

Versamet ARCA

Schedule 6

MATERIAL SUBSIDIARIES

NIL.

Versamet ARCA

SCHEDULE 6.5(A)

NOTICE OF ADVANCE, PAYMENT, ROLLOVER OR CONVERSION

TO: Bank of Montreal, as Administrative Agent

100 King Street West

1 First Canadian Place

Toronto, Ontario M5X 1A1

Attention: [Redacted - Personal Information]

Email: [Redacted - Personal Information]

We refer to Section 6.4(a) of the amended and restated credit agreement dated as of September 24, 2025 between Versamet Royalties Corporation, as Borrower, certain Subsidiaries of the Borrower, as Guarantors, Bank of Montreal, as Agent, and the Lenders named therein, as amended, supplemented, restated or replaced from time to time (the "Credit Agreement"). All capitalized terms used in this certificate and defined in the Credit Agreement have the meanings defined in the Credit Agreement.

Request for Advance

The Borrower hereby irrevocably requests as follows:

(a) an Advance under the following Credit Facility [check one]:

☐ TL (Term Loan Credit Facility)

☐ RCF (Revolving Credit Facility)

(b) the requested Advance represents the following [check one or more]:

☐ increase in Advances under the applicable Credit Facility

☐ rollover of existing Advances under the applicable Credit Facility

☐ conversion of existing Advances to another type of Advance

(c) the Advance Date shall be __________________________

(d) the Advance shall be in the form of [check one or more and complete details]:

☐ Base Rate Advance _______________________

           Amount: ______________________________________

☐ Term Benchmark Advance_______________________

           Amount: ______________________________________

(e) for the Term Benchmark Advance, if applicable, the Interest Period shall be [check one]:

☐ one month

☐ three months

☐ six months

Versamet ARCA

(f) the proceeds of the Advance shall be deposited in [specify Designated Account] The Borrower hereby confirms as follows:

(a) the representations and warranties made in Section 7.1 of the Credit Agreement and each of the other Loan Documents, other than those expressly stated to be made as of a specific date, are true on and as of the date hereof with the same effect as if such representations and warranties had been made on and as of the date hereof;

(b) no Default or Event of Default has occurred and is continuing on the date hereof or will result from the Advance(s) requested herein;

(c) the Borrower will immediately notify you if it becomes aware of the occurrence of any event which would mean that the statements in the immediately preceding clauses (a) and (b) would not be true if made on the Advance Date; and

(d) all other conditions precedents in Sections 5.1 and 5.2 of the Credit Agreement have been fulfilled.

Notice of Payment, Rollover or Conversion

The Borrower hereby irrevocably notifies you of the following:

(e) the payment, rollover or conversion represents the following [check one or more]:

☐ reduction in Advances under Credit

☐ rollover of existing Advances as the same

type of Advance under Credit

☐ conversion of existing Advances to another type of Advance under Credit

(f) the payment, rollover or conversion date shall be ■, 20■.

(g) the Advance to be paid, rolled over or converted shall be in the form of [check one or more and complete details]:

☐ Base Rate Advance
            Amount: US$_______
               ________________________

☐ Term Benchmark Advance
            Amount: US$_______

DATED _________________, 20___.

Versamet ARCA

VERSAMET ROYALTIES

CORPORATION

By: ____________________________________________________

 Name:

 Title:

 ____________________________________________________

 Name:

 Title:

Versamet ARCA

SCHEDULE 7.1(O)

PLACES OF BUSINESS / LOCATIONS OF TANGIBLE PERSONAL PROPERTY

Address of the Obligor's place of business or, if more than one, the Obligor's chief executive office:

[Redacted - Commercially Sensitive Information]

Address(es) where the books and records of the Obligor are located:

[Redacted - Commercially Sensitive Information]

Address at which senior management of the Obligor are located and conduct their deliberations and make their business decisions with respect to the business of the Obligor:

[Redacted - Commercially Sensitive Information]

Address(es) from which the invoices and accounts of the Obligor are issued:

[Redacted - Commercially Sensitive Information]

Other places where tangible Collateral is located:

Nil.

Versamet ARCA

SCHEDULE 7.1(P)

MATERIAL AGREEMENTS

	Property	Jurisdiction	Material Agreements	Freely Transferable Material Agreements	Consent & Acknowledgement Obtained?
1.	Greenstone Project	British Columbia	[Redacted]	Yes	N/A
2.	El Pilar Project	Brazil	[Redacted]	Yes	N/A
3.	Mercedes Project	Mexico	[Redacted]	Yes	N/A
4.	Huachocolpa Uno Project	Peru	[Redacted]	Yes	N/A
5.	Santa Rita Project	Brazil	[Redacted]	Yes	N/A
6.	Rosh Pinah Project	Namibia	[Redacted]	Yes	N/A
				Yes	N/A

Versamet ARCA

SCHEDULE 7.1(Q)

ORGANIZATIONAL CHART

N/A.

Versamet ARCA

SCHEDULE 7.1(T)

REAL PROPERTY INTERESTS

NIL.

Versamet ARCA

SCHEDULE 7.1(Y)

INSURANCE POLICIES

Vendor	Description	Policy #	Coverage Period (Start)	Coverage Period (End)
Zurich	Directors' and Officers' Liability Insurance	8623956	5/10/2025	5/10/2026
C.N.A	Directors' and Officers' Liability Insurance	MEX 737261766	5/10/2025	5/10/2026
Great American	Directors' and Officers' Liability Insurance	CAX7970397	5/10/2025	5/10/2026
Lloyds	Commercial Insurance Policy	10046268	5/10/2025	5/10/2026

Versamet ARCA

SCHEDULE 13.18(c)

INFORMATION THAT MAY BE DISCLOSED

BORROWER:	Versamet Royalties Corporation
CITY AND PROVINCE:	Vancouver, British Columbia
RESTATEMENT DATE:	September 24, 2025
TOTAL DEAL SIZE (US$):	US$180,000,000
TRANCHE(S)
FACILITY DESCRIPTION:	SIZE	TENOR

PURPOSE:
LENDER GROUP:	LEAGUE TABLE CREDIT:	ROLES:

Versamet ARCA